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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

OVASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	45-1472564 (IRS Employer Identification No.)
800 Boylston Street, Suite 1555 Boston, Massachusetts (Address of principal executive offices)	02199 (Zip Code)

Registrant's telephone number, including area code: (617) 351-2590

        Securities to be registered pursuant to Section 12(b) of the Act:

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value
(Title of Class)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

        OvaScience, Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms "OvaScience," "Company," "we," "us," and "our" refer to OvaScience, Inc.

        Unless otherwise indicated, all information in this Registration Statement gives retrospective effect to the one for 2.023 reverse stock split of our common stock that was effected on March 28, 2012.

FORWARD-LOOKING STATEMENTS

        This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        The forward-looking statements in this Registration Statement include, among other things, statements about:

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  our ongoing and planned discovery and development of product candidates;

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  our expectations regarding the regulatory pathway for AUGMENT and our other product candidates;

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  the timing of our AUGMENT study in humans;

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  the timing of and our ability to successfully manufacture and commercialize AUGMENT;

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  the potential advantages of AUGMENT and our other product candidates;

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  the rate and degree of market acceptance and clinical utility of AUGMENT and our other product candidates;

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  our ability to establish and maintain collaborations;

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  our ability to develop, acquire or in-license additional product candidates;

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  our intellectual property position; and

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  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

        We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

        You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially

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different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

        Our Internet website address is http://www.ovascience.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC's website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1.    Business.

Overview

        We are a life science company developing proprietary products to improve the treatment of female infertility based on recent scientific discoveries about the existence of egg precursor cells. In 2004, one of our scientific founders, Jonathan Tilly, discovered egg precursor cells within the ovaries of adult mice. Subsequent research by Dr. Tilly and others confirmed these egg precursor cells also exist in human ovaries and have the potential to divide, develop into eggs and replenish a woman's egg supply as well as to provide fresh cellular components, such as mitochondria, to enhance existing eggs. These discoveries dispelled the long held belief that a woman is born with a finite number of eggs. We hold an exclusive license from Massachusetts General Hospital to an issued patent and various patent applications directed to methods of identifying and purifying egg precursor cells, compositions comprising egg precursor cells and methods of using egg precursor cells to treat infertility and related disorders. We are working to develop product candidates based on these egg precursor cell discoveries, with the goal of addressing the high failure rates and other shortcomings of in vitro fertilization, or IVF. In an IVF procedure, a woman's own eggs, or the eggs of a donor, are fertilized outside of the woman's body and the resulting embryos are transferred back into the woman's uterus.

        Our first product candidate is AUGMENT, which stands for autologous germline mitochondria energy transfer. We are designing AUGMENT to increase the success of IVF by isolating fresh mitochondria from a woman's own egg precursor cells and then adding the mitochondria into the woman's egg during IVF. Mitochondria are the structures within cells responsible for energy production. As a result of the passage of time and other factors, the eggs of women of advanced reproductive age often contain mitochondria that produce inadequate amounts of energy. We believe that by supplementing preexisting egg mitochondria with fresh mitochondria from egg precursor cells we will improve the likelihood that, after fertilization, the egg will develop into a viable embryo and thereby reduce the number of IVF cycles required to achieve a live birth. We plan to initiate a study of AUGMENT by the end of 2012 in up to 40 women aged 35 to 42 who have failed two to five IVF cycles to assess both safety and effectiveness. We refer to this study as our AUGMENT Study. If the preliminary results of this study are positive, we plan to commence commercial activities for AUGMENT in late 2013. We do not believe we will be required to seek premarket approval or clearance of AUGMENT from regulatory authorities in either the United States or the European Union, or EU.

        Our second product candidate is OvaTure™. We are designing our OvaTure program as a potential next generation of IVF. OvaTure involves the creation of mature fertilizable eggs from a woman's own egg precursor cells. If successful, this would allow women with compromised eggs due to age or other factors to undergo IVF using their own higher quality eggs. In addition, we believe OvaTure would reduce or eliminate the need for hormonal hyperstimulation for egg retrieval in the IVF process. Hormonal hyperstimulation is used in IVF to cause the maturation of multiple eggs. It is associated with significant side effects and is not appropriate for use by all women. We plan to initiate preclinical development of OvaTure in 2012. We expect we will need to obtain regulatory approval of OvaTure in both the United States and the EU prior to commercialization.

        We also plan to develop and acquire additional product offerings related to the treatment of female infertility. We are currently considering two opportunities:

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  development of IVF culture media, which is the solution used to provide nutrients for eggs and embryos in the IVF process, that can increase the activity of mitochondria; and

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  cryopreservation, or banking, of egg precursor cells for future fertility treatments.

        Marketdata Enterprises, Inc., Tampa, Florida, a publisher of independent market research studies, estimates that the U.S. infertility services market reached approximately $4 billion in 2008. According to the 2005 Fertility, Family Planning and Reproductive Health of U.S. Women Report prepared by the U.S. Centers for Disease Control and Prevention, or CDC, approximately 1.2 million women sought infertility treatment in the United States in 2002. We believe that a sales and marketing organization of approximately 10 people would enable us to call on the clinics responsible for almost two-thirds of the IVF procedures performed in the United States annually. Due to demographics, earlier market adoption of IVF in the EU and other factors, we believe that the number of women seeking infertility treatment in the EU is substantially larger than in the United States.

Background

        Infertility is a widespread problem in the United States and worldwide. Infertility is the inability to achieve pregnancy after 12 consecutive months, or for those who are over 35 years of age, six consecutive months, of trying to conceive through regular unprotected intercourse. According to the 2005 Fertility, Family Planning and Reproductive Health of U.S. Women Report prepared by the CDC, approximately 7.3 million women in the United States aged 15 to 44 had used infertility services at some point in their lives. In 2011, the European Society for Human Reproduction, or ESHRE, the mission of which is to promote the understanding of reproductive biology and medicine, reported that the worldwide prevalence of infertility among women aged 20 to 44 was approximately 9%.

        There are many steps in the process of natural conception. If any of them fails, a woman will not be able to conceive naturally. The steps are as follows:

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  The process begins when the brain signals the pituitary gland to send a hormone, known as follicle stimulating hormone, or FSH, to the ovaries, prompting the ovaries to prepare for egg ovulation. FSH stimulates a group of follicles, which are fluid filled sacs containing one egg each, to grow on the surface of the ovary.

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  Over the next two weeks, the eggs mature and levels of estrogen, a hormone produced by the ovaries, increase.

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  As the estrogen levels increase, the pituitary gland produces less FSH. The production of luteinizing hormone, or LH, another hormone produced by the pituitary gland, is then triggered at mid-cycle.

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  The mid-cycle peak of LH signals the ovary to release a mature egg from its follicle in a process known as ovulation. The egg enters the fallopian tube and begins to travel through the tube into the uterus. The egg remains viable for about 24 hours.

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  For fertilization to occur, a sperm must locate and penetrate the egg while in the fallopian tube. If fertilization occurs, the fertilized egg, or embryo, continues to travel down the fallopian tube into the woman's uterus.

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  On approximately the seventh day following fertilization, the embryo develops specialized cells on its surface that enable it to attach, or implant, in the lining of the uterus.

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  Once attached, the embryo continues to grow and receives its blood supply from the mother through blood vessels that grow within the umbilical cord.

        There are multiple reasons why the process described above might fail. They include:

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  poor egg quality resulting from a woman's age or other causes;

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  ovulation disorders, including the inability, or reduced ability, to ovulate;

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  damage to the ovary caused by cancer or cancer treatments, such as chemotherapy;

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  problems with the uterus, for example, due to surgery or infection; and

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  a blocked or damaged fallopian tube.

        According to a study published in the peer reviewed medical journal Human Reproduction (1996), the quality of a woman's eggs declines with age. In many instances, the decreased egg quality is the result of inadequate amounts of energy. Energy is required for all functions of the egg, especially during times of rapid cell division and early embryo growth. Cellular energy, known as adenosine triphosphate or ATP, is produced by mitochondria.

        In the United States and elsewhere in the world, women are choosing to have children later in life. According to the CDC, the average age for a woman having her first child was 25 in 2006, as compared to an average age of approximately 21 in 1970. Furthermore, as reported in a study published in Human Reproduction (2004), a peer reviewed medical journal published on behalf of ESHRE, a woman's chance of conceiving naturally within one year decreases from approximately 75% at age 30 to 44% at age 40. While an increasing number of women are delaying childbearing and pregnancy until their late 30s and early 40s, current treatments often do not meet the needs of infertile women.

Current Infertility Treatments

        Infertility treatments fall into two broad categories. The first category includes treatments that do not involve the retrieval or handling of an egg from a woman. The two most common types of treatments in this first category are fertility drugs and intrauterine insemination, or IUI. Fertility drugs, such as clomiphene, are administered to a woman to induce ovulation. IUI, also known as artificial insemination, is a procedure that involves placing sperm directly into the uterus. If these treatments are not successful, a couple often will turn to more advanced techniques in the category known as assisted reproductive technologies, or ART. ART refers to any fertility treatment involving the handling of both eggs and sperm, including IVF.

        IVF procedures typically involve surgically removing eggs from a woman's ovaries, combining them with sperm in the laboratory, or in vitro, and returning them to the woman's body or donating them to another woman. Because an IVF procedure includes several steps, it is typically referred to as a cycle of treatment.

        IVF is the most common type of ART. Approximately 99% of the ART procedures performed in the United States in 2010 involved IVF. An IVF procedure typically begins with stimulation of the woman's ovaries by a combination of fertility medications in the hormonal hyperstimulation process. Then one or more eggs are taken from the woman's ovarian follicles and fertilized in vitro. In the final step, one or more embryos are transferred into the woman's uterus. These steps typically occur over a two week period. The IVF procedure also may be performed using eggs donated from another woman.

        During an IVF procedure, fertilization of the egg can occur either by placing a drop of specially washed sperm on the egg and allowing the sperm to penetrate naturally or through a process called intracytoplasmic sperm injection, or ICSI. In an ICSI procedure, a single sperm is injected directly into a mature egg using a small needle to achieve fertilization. ICSI was originally developed for use in couples with severe male factor infertility. Today the procedure is widely used in IVF, even among couples without a diagnosis of male factor infertility. According to the Society of Assisted Reproductive Technologies, or SART, an organization of professionals dedicated to the practice of ART in the United States, ICSI was utilized in 66% of all IVF procedures performed in the United States in 2010. However, according to SART, only 17% of all patients using IVF in the same year had a diagnosis of male factor infertility.

        ART and IVF are often categorized according to (1) whether the procedure uses a woman's own eggs or eggs from a donor and (2) whether the embryos used are newly fertilized, referred to as fresh, or previously fertilized, frozen and then thawed. According to data gathered by the CDC, the percentages of ART cycles performed in the United States in 2009 in these categories were as follows:

Type of ART Cycle	% of Total ART Cycles
Fresh Nondonor	70.1%
Frozen Nondonor	17.8
Fresh Donor	7.5
Frozen Donor	4.6

        Although ART success rates have increased modestly over the last decade, these rates remain relatively low. According to the CDC, of the 146,244 ART cycles performed in the United States in 2009, only 45,870, or 31%, resulted in live births. Couples seeking to preserve a genetic match must use nondonor egg and sperm for treatments. However, these patients generally have lower success rates than patients using donor eggs, which typically come from women in their 20s or early 30s. According to the CDC, in 2009, 102,478 fresh nondonor ART cycles were started in the United States, of which 37,780, or 37%, led to a pregnancy and 30,787, or 30%, resulted in a live birth. In contrast, the CDC found that in 2009, 55% of the ART cycles in the United States using fresh donor eggs resulted in a live birth. As shown in the table below, according to a CDC report of 2009 data, IVF pregnancy success rates for women over age 35 remain relatively flat, regardless of the woman's age, when using donor eggs.

Shortcomings of ART

        Current ART procedures have significant shortcomings. These include:

        Low live birth rates and high number of IVF cycles.    In a historical cohort study published in Fertility and Sterility (2010), an international peer reviewed journal for professionals who treat and investigate problems of infertility and human reproductive disorders, of the ART patients residing or treated in Massachusetts between 2004 and 2006, approximately 50% received two or more ART cycles, with approximately 25% receiving two cycles and approximately 13% receiving three cycles. In addition, according to this same study, the percentage of women who ultimately achieved a live birth using ART plateaued at approximately 54% after four or more cycles. The need for multiple ART cycles often takes an emotional and physical toll on the woman and significantly increases the costs of ART.

        High incidence of multiple births.    Another problem of IVF is that it entails increased risks of multiple pregnancies and births. In an IVF procedure, it is common practice to transfer several embryos into a woman's uterus in an effort to increase the success rate. However, multiple transfers are also responsible for a high multiple birth rate. According to the CDC, in 2009, there was a 31% rate of multiple births for ART pregnancies using fresh nondonor eggs in the United States. This rate is significantly higher than the 3% rate the CDC reports for multiple births from natural pregnancies in the general United States population. Multiple gestations and births result in increased risks to mother and babies, including preterm birth and low birth weight.

        High cost of treatment.    The average cost to a patient in the United States for a single IVF cycle, including drugs, is approximately $12,000, according to a Marketdata Enterprises, Inc. report in Fertility Clinics & Infertility Services: An Industry Analysis (2009). However, a study published by Nachtigall et al. in Fertility and Sterility (2012) found that, depending on the IVF clinic, the cost of one treatment cycle can exceed $25,000. Since patients frequently require more than one cycle, the IVF cost per live birth can exceed $50,000. We estimate, based on data compiled from the last decade and reported by ESHRE in Human Reproduction Update (2010), that the cost of one IVF treatment cycle in the EU ranges from approximately $3,000 to $6,250.

        Need for hormonal hyperstimulation.    The hormonal hyperstimulation used in connection with IVF involves daily injections of fertility drugs for time periods ranging from one week to ten days, which often is inconvenient and uncomfortable. Other problems with hormonal hyperstimulation include the frequent production of eggs of inferior quality, the need to carefully oversee the patient and side effects, including hot flashes, blurred vision, mood swings, stomach pain, weight gain, nausea, dizziness, low blood pressure and headaches. In addition, hormonal hyperstimulation cannot be used by some women, such as those with hormone dependent cancers.

The IVF Market

        According to ESHRE, in 2006, approximately 850,000 ART cycles were performed worldwide. ESHRE estimates that, in 2007, over 490,000 ART cycles were performed in Europe. According to SART, approximately 146,000 IVF cycles were performed in the United States in 2010. Other countries in which a large number of IVF cycles are performed include Japan, Australia and Brazil.

        Despite the relatively low success rates, risks and other shortcomings, the use of IVF treatments has become increasingly common, especially for women faced with declining fertility due to their age. According to SART, in the United States, there were approximately 113,000 ART cycles performed in 2003, as compared to the approximately 147,000 ART cycles performed in 2010. Of the approximately 147,000 ART cycles performed in the United States in 2010, SART reports that 60% were in women over the age of 35.

        According to SART, there were approximately 115,000 fresh donor and nondonor IVF cycles performed in 2010 in the United States. Of these 115,000 cycles, approximately 70,000 were performed on women over the age of 35.

        Marketdata Enterprises, Inc. reported in Fertility Clinics & Infertility Services: An Industry Analysis (2009) that the estimated gross revenues reported by IVF clinics in the United States were $1.7 billion in 2008, as compared to $250 million in 1990. Despite this growth, we believe IVF continues to be underutilized. According to the CDC, approximately 1.2 million women sought fertility treatment in the United States in 2002. However, we estimate that fewer than 100,000 women are treated with IVF annually.

        Many third party payors, both in the EU and in the United States, including national health services or government funded insurance programs as well as private payors, place significant restrictions on coverage and reimbursement for IVF and other ART procedures. These restrictions include limits on the types of procedures covered, limits on the number of procedures covered and overall annual or lifetime dollar limits on reimbursement for IVF and other ART procedures. Thus, it is likely that IVF clinics and physicians will be able to use AUGMENT and other, future products and services of ours in the treatment of a patient only if the patient can afford and is willing to pay out of pocket.

The OvaScience Solution

        Our solution is to build on the discovery of egg precursor cells by Dr. Tilly, one of our scientific founders, by using these cells as a source of fresh eggs or cellular components to provide treatments for infertility. We believe this approach provides the potential for significant advances in the field of infertility because it may enable us to address poor egg and embryo quality due to age and other causes. Most other treatments do not address this fundamental cause of infertility. As a first step, we are working to develop and commercialize innovative products to improve IVF, an area with limited innovative advances since its introduction in the late 1970s. We believe our technology, including our first two product candidates, AUGMENT and OvaTure, may improve IVF by:

        Increasing live birth rates and reducing the number of IVF cycles.    If we improve the quality of the egg used in the IVF process, we believe we may be able to increase the percentage of IVF treatments resulting in live births and, in so doing, reduce the number of IVF cycles required to achieve a successful birth.

        Reducing the incidence of multiple births.    If we provide higher quality eggs, we believe our egg precursor cell solutions may allow for the transfer of fewer embryos per IVF cycle and, as result, lower the incidence of multiple births and the associated complications for the mother and baby.

        Lowering the overall cost of IVF.    If we reduce the number of IVF cycles required for a live birth and the incidence of multiple births, we believe our treatments may also lower the overall costs associated with IVF.

        Reducing the need for hormonal hyperstimulation.    We are designing OvaTure to use egg precursor cells to generate mature fertilizable eggs in vitro that can be used in IVF. If successful, OvaTure might reduce or possibly eliminate the need for hormonal hyperstimulation for egg retrieval in the IVF process.

        If we are successful in achieving these goals, we believe more women may choose to use IVF, which would increase the market for our products.

Strategy

        Our goal is to become a leading female fertility company by bringing medical innovation to female infertility and commercializing products that we believe will increase pregnancy and live birth rates for women unable to conceive naturally. Key elements of our strategy are to:

        Commercialize AUGMENT ourselves in the United States.    We plan to commercialize AUGMENT ourselves in the United States. If the preliminary results of our AUGMENT Study are positive, we expect to commence commercial activities by the end of 2013. To launch AUGMENT in the United States, we plan to recruit a dedicated sales and marketing team of approximately 10 people, which we believe will be sufficient for us to call on the approximately 100 clinics with the highest IVF volumes. These clinics are responsible for almost two-thirds of the IVF cycles performed in the United States annually.

        Expand AUGMENT to the EU and other international markets.    Following commercial launch in the United States, we plan to commercialize AUGMENT in the EU and other international markets.

In the EU, we expect to commercialize AUGMENT ourselves in countries with IVF clinics serving large numbers of patients. Elsewhere in the EU and in other geographies, we plan to partner with third parties with the requisite local infrastructure, personnel and other capabilities.

        Advance development of OvaTure.    Our goal for OvaTure in 2012 is to conduct preclinical studies necessary to initiate a human proof of concept study.

        Develop and acquire additional infertility products.    Over time, our plan is to expand our product offerings for the treatment of female infertility using our egg precursor cell and other technologies. We are initially focusing on opportunities to develop innovative culture media for use in IVF procedures and to establish egg precursor cell banking capabilities.

Our Product Candidates

        Our key current product candidates are AUGMENT and OvaTure. We are also considering developing innovative culture media and establishing egg precursor cell banking capabilities.

AUGMENT

        We are designing our first product candidate, AUGMENT, to treat infertility due to poor egg quality. AUGMENT will involve first isolating mitochondria from a woman's own egg precursor cells and then injecting the fresh mitochondria back into the woman's own egg with the sperm as part of ICSI. We plan to initiate our AUGMENT Study in humans to determine AUGMENT's safety and effectiveness by the end of 2012. If the preliminary results from the study are positive, we plan to commence commercial activities for AUGMENT by the end of 2013. We do not believe that human testing or commercialization of AUGMENT will require premarket approval of the United States Food and Drug Administration, or FDA, or of the equivalent regulatory authorities in the EU.

  Planned AUGMENT Study

        An independent institutional review board, or IRB, approved the protocol for our AUGMENT Study in December 2011. We plan to conduct the first phase of this study at two IVF clinics, both of which we believe will rely on this independent IRB approved protocol. The protocol for the first phase of the study calls for the enrollment of up to 40 premenopausal female patients between the ages of 35 and 42 who have failed at least two but not more than five previous IVF attempts. The IVF clinic will take an ovarian biopsy from each patient, from which we will obtain mitochondria from the patient's own egg precursor cells. We will then add the patient's mitochondria to her own egg during the ICSI fertilization process.

        The patients will be divided into four cohorts of 10 patients each. Following treatment of each cohort and through the duration of each patient's pregnancy, we plan to review the relevant safety data of all patients who have been treated, including adverse events, miscarriages, premature births and congenital malformations, if any, and determine whether to adjust the amount of mitochondria given to the patients in subsequent cohorts. Depending on the pace at which we enroll the study, we expect to be able to analyze preliminary pregnancy rate data from the first two 10 patient cohorts during the second half of 2013. We expect to make our decision as to whether to proceed with commercialization activities for AUGMENT in late 2013 based on these preliminary data.

        The primary objective of the study will be to evaluate the safety of AUGMENT in women undergoing IVF who have had a history of IVF failure. The secondary objectives of the study will be to evaluate egg and embryo quality, fertilization, implantation, pregnancy and live birth rates. The study will be open label and will not have a formal control arm. However, IVF clinic specific data are available through a database that provides success rates for the clinics at which we plan to conduct this study. As a result, we expect to be able to compare the data generated from the AUGMENT Study with the data from comparable patient populations who received IVF without AUGMENT at the clinics at which our marketing study is conducted. For this comparison, we plan to use site specific data from patients treated prior to our study as well as from patients who are treated during, but not as part of, our study. Based on a study by Stern et al. published in Fertility and Sterility (2010), which reported data on the average live birth rate for women in the United States aged 35 to 42 who failed two to three previous cycles, we expect this IVF clinic specific data for a comparable patient population to the women whom we enroll in our AUGMENT Study will show a live birth rate of approximately 16%.

        Following completion of treatment of the 40 patients we plan to enroll in our AUGMENT Study, we expect to consider extending the study, or initiating a new study, to include additional sites and patients, such as women who are over 35 years of age but have not yet failed an IVF cycle or women who are under 35 years of age.

  Scientific Rationale and Supporting Studies

        After fertilization, the early stage embryo requires energy for cell division. Inadequate energy results in a failure of the newly formed embryo to develop. We believe that the energy level in a woman's eggs may be enhanced, and the success of embryo development improved, by the insertion of mitochondria isolated from the woman's own egg precursor cells into her egg at the time of fertilization.

        Studies published in peer reviewed medical journals, including Human Cell (2004), Electronic Journal of Biology (2005), Reproduction Research (2006), and Reproductive Biomedicine (2011), provided the first evidence of the effects of mitochondria on egg quality. In these studies, which involved a number of species, including bovine, porcine, rabbit and murine, third party scientists demonstrated that the addition of mitochondria to eggs with mitochondrial deficiencies increased ATP levels, egg quality and the likelihood of fertilization and healthy live births.

        In human studies published in the peer reviewed medical journals Molecular Human Reproduction (1998) and Human Reproduction (2001), third party researchers transfused cytoplasm from the eggs of younger women donors into the eggs of older women whose eggs were prone to abnormal development. The cytoplasm is the liquid portion of a human cell that surrounds the nucleus and contains the egg's mitochondria. Each of these studies increased the rates of fertilization, embryo development, implantation and pregnancy for the older women whose eggs were transfused. Of the approximately 30 women included in the study who had previously failed two to five IVF cycles, 13 achieved pregnancies and delivered 16 healthy offspring.

        These studies served as the basis for the scientific hypothesis that the addition of healthy donor mitochondria might be used to improve the quality of eggs with mitochondrial deficiencies. However, following publication of these initial human studies, many scientists and clinicians questioned the long term safety of the use of third party donor mitochondria in humans. Mitochondrial DNA is contained in mitochondria and is responsible for the production of energy in all cells of the body. Unlike nuclear DNA, which is inherited from two different people, half from the biological mother and half from the biological father, mitochondrial DNA is inherited solely from the mother. As a result, while the process appeared to be safe with respect to the fertilized egg and the patient, scientists and clinicians questioned whether the presence of mitochondria, and therefore mitochondrial DNA, from two different women might result in metabolic problems later in the child's life. In response to these concerns, the FDA informed sponsors and other researchers that the use of cells in therapy involving the transfer of third party genetic materials, including mitochondrial DNA, requires submission of an investigational new drug application, or IND.

        The approach we are using with AUGMENT builds on these studies but uses a woman's own mitochondria to improve her fertility instead of donor mitochondria. While all cells contain mitochondria, we believe the mitochondria from cells involved in reproduction, known as germline cells, as opposed to other cells in the body, known as somatic cells, are the only mitochondria appropriate for transfer to improve egg quality. This is because somatic cells are exposed to environmental toxins and cell waste products that may cause mutations or deletions in mitochondrial DNA that will be passed along to subsequent cells. These mutations and deletions can decrease the quality of the mitochondria and the ability to produce energy. In contrast, the mitochondrial DNA from germline cells contain minimal mutations and deletions. Because the mitochondria within an egg are the template for all subsequent cell reproduction in the offspring, we believe that it is necessary to use healthy mitochondria to improve egg quality.

        Based on the above studies, the approach we are using with AUGMENT is to use germline mitochondria from the patient's own egg precursor cells to improve the quality of the patient's eggs. By using mitochondria from the woman's own egg precursor cells, instead of from a third party donor, AUGMENT does not involve the transfer of third party genetic material.

  AUGMENT Steps

        We are designing AUGMENT to use mitochondria from a woman's own egg precursor cells in IVF procedures to improve the energy and quality of the woman's eggs. Although we are continuing to refine the steps that will comprise the AUGMENT process, the following is a summary of the process that we plan to use for purposes of our AUGMENT Study to isolate the patient's own mitochondria for insertion into one of her own mature eggs during IVF:

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  Collection of ovarian tissue:  At least one month prior to the start of the ovarian hyperstimulation procedure to obtain mature eggs, the IVF clinic will surgically obtain up to three small pieces (approximately 3x3x1 mm each) of ovarian surface tissue from the patient. We will then register the tissue from the ovarian biopsy with a patient identification number and freeze the tissue.

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  Purification of egg precursor cells:  We will then thaw and wash the tissue from the ovarian biopsy. We will use an enzyme to digest the connective tissue and form a solution containing single cells. We will mix the solution of single cells with a monoclonal antibody that has a fluorescent label in order to identify the egg precursor cells. We will then purify the egg precursor cells from the other cells in the single cell solution by a process known as fluorescence activated cell sorting, or FACS. We will then freeze and store the egg precursor cells in vials until the day of egg fertilization in the IVF process.

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  Isolation of mitochondria from egg precursor cells:  On the day of the IVF procedure, we will thaw the purified egg precursor cells and isolate the mitochondria by a standard centrifugation procedure. Using a commercially available quantification method, we will assess the ability of the mitochondria to make ATP.

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  Dilution of mitochondria in ICSI buffer:  After determining the mitochondria's ability to generate sufficient ATP, we will dilute the mitochondria in ICSI fertilization buffer. We will then transport the diluted mitochondria to the IVF facility for use in the IVF process.

        Each of the steps described above follows routine clinical laboratory processes and procedures, and none of these steps requires new methods, equipment or technologies to execute. Specifically, the process of isolating the egg precursor cells will be performed with commercially available antibodies and enzymes and a standard FACS instrument that uses well described fluorescence sorting techniques.

        We are working on an ongoing basis to reduce the anticipated cost of the AUGMENT procedure. For example, we plan to enhance our process of mitochondrial isolation to optimize the freezing of the purified mitochondria. Under our currently planned process, we will isolate the mitochondria on the day of ICSI. In the future, we plan to freeze the purified preparation of mitochondria, which would allow more flexibility in the process and facilitate our ability to scale up for commercial use. We have successfully conducted initial experiments to determine the feasibility of this improvement.

        We have contracted with a third party laboratory that is compliant with the current good tissue practices, or cGTPs, adopted by the FDA to perform the AUGMENT process from the step of purifying the egg precursor cells to the step of diluting the mitochondria in ICSI fertilization buffer. We are in the process of transferring our AUGMENT process technology to this third party. We expect this transfer to be complete by the end of 2012. In the future, we may establish our own cGTP-compliant laboratory and perform these steps in the process ourselves, with the goals of maintaining better control of the process and reducing the cost of manufacturing.

OvaTure

        Our second product candidate is OvaTure. We are currently designing our OvaTure program, the goal of which will be to use a woman's own egg precursor cells to generate her own mature, fertilizable eggs in vitro that can be used in IVF. If successful, this would allow women who have poor quality eggs to undergo IVF using higher quality nondonor eggs. Poor quality eggs can result from age and other factors, including diabetes, cancer and cancer treatments, such as chemotherapy. In addition, because we would generate the egg from the woman's own egg precursor cells, as opposed to retrieving it from the woman's body during a controlled ovarian stimulation procedure, we believe OvaTure would reduce or eliminate the need for much of the hormonal manipulations typically required in IVF.

  Development Plan

        We anticipate that the first step in developing OvaTure will be to optimize the culture conditions used in vitro to mature egg precursor cells into primary eggs and subsequently into mature, fertilizable eggs by tailoring the culture conditions to match the changing physiological needs of eggs in vivo. There are a number of specific proteins and growth factors, as well as cell-to-cell interactions, known to be involved in the maturation of an egg. We plan to test these proteins and growth factors alone and in combination with ovarian cells to determine the composition and sequence of stimuli that are necessary to induce the development of egg precursor cells into mature eggs that are capable of being fertilized.

        We also plan to conduct preclinical mouse studies to confirm prior studies, described below, in which mouse egg precursor cells were first matured into primary eggs with a normal number of chromosomes, then into mature eggs capable of being fertilized and then into fertilized embryos that resulted in live births. We plan to monitor fertilization rates, pregnancy rates, litter size, percentage of congenital malformations and possibly the reproductive ability of offspring. Following these mouse studies, we expect to initiate preclinical studies in which we mature human egg precursor cells ex vivo, or outside of the body, into fertilizable eggs using our defined culture conditions.

        If these preclinical studies are successful, we plan to submit an IND to the FDA to conduct human clinical trials of OvaTure. The goal of these clinical trials would be to generate data to support the filing and approval of a biologics license application, or BLA, with the FDA.

  Scientific Rationale and Supporting Studies

        One of our scientific founders, Dr. Tilly, has conducted animal studies in which mouse egg precursor cells were matured first into primary eggs, then into fully mature eggs and then fertilized. The results of these studies were published in Nature Medicine in 2012.

        Third party researchers have conducted similar experiments in which mouse egg precursor cells were marked by the insertion of a gene. These egg precursor cells were injected into ovaries, matured to become primary eggs and then became mature eggs. These mature eggs were fertilized by natural mating and developed into a stage of the embryo called a blastocyst, which is the stage at which the embryo normally implants into the uterus. These mouse embryos developed and became normal, healthy mice that contained the marker gene. These healthy offspring were then mated and produced healthy next-generation offspring.

        In other experiments conducted by Dr. Tilly, human egg precursor cells were injected into biopsied human ovarian tissue that was then grafted beneath the skin of immune-deficient mice. These human egg precursor cells matured into eggs that exhibited a genetic signature indicating that they could be fertilized. The results of these experiments were also published in the 2012 Nature Medicine article.

Other Product Opportunities

        One element of our strategy is to expand our product offerings for the treatment of infertility. The first two additional opportunities we are considering are improved IVF culture media and egg precursor cell banking.

  IVF Culture Media

        Culture media is the solution that is used to provide nutrients for eggs and embryos during the IVF process. We are planning to develop proprietary mitochondrial activators that can be added to culture media to improve egg and embryo quality. We are currently analyzing various compounds that have the potential to improve mitochondrial activity. We plan to test these compounds alone and in combination as we seek to develop an innovative culture media to improve viability and development of eggs and early stage embryos. We believe such culture media likely will be regulated by the FDA as a medical device. However, because we are still in the planning stages, we do not yet know precisely what regulatory regime the FDA will apply.

  Egg Precursor Cell Banking

        Another opportunity that we plan to explore is the creation of an egg precursor cell banking service, or cryopreservation bank, to allow patients to plan for their future fertility. These banks would be similar to existing egg banks, but would preserve egg precursor cells instead of eggs. For example, women of childbearing age who are diagnosed with cancer face a number of challenges preserving fertility following treatment. Chemotherapy or radiation to the pelvic area may result in early menopause or damage to eggs in the ovaries, which can lead to infertility or difficulty getting pregnant. By capturing a woman's healthy egg precursor cells and cryopreserving them for future use, we may be able to give a woman the opportunity for biological motherhood later in life using AUGMENT or OvaTure, even if her fertility is impaired as a result of cancer treatments.

Manufacturing

        The FDA has adopted a comprehensive regulatory program for human cellular and tissue-based products, or HCT/Ps. Certain lower risk HCT/Ps that are regulated as 361 HCT/Ps, as we anticipate AUGMENT will be, are subject to the FDA's cGTP requirements. By contrast, HCT/Ps that are regulated as drugs or biologics, as we anticipate OvaTure will be, are subject not only to the FDA's cGTP requirements, but also to its current good manufacturing practices, or cGMPs.

        We currently have no processing or manufacturing personnel or facilities. We are initially contracting with a third party cGTP-compliant laboratory to perform the purification, isolation and dilution steps in the AUGMENT process for purposes of our planned study and plan to do so for at least our initial commercial activities. We also intend to initially contract with a third party cGTP and

cGMP-compliant laboratory to manufacture OvaTure for use in our preclinical studies, clinical trials and ultimately commercial activities. However, in the future, we may build our own cGTP-compliant laboratory to carry out these steps in the AUGMENT process and to manufacture OvaTure and our other product candidates and products. We expect to follow a similar strategy in the EU, first relying on third party laboratories and perhaps later building our own laboratory or laboratories, to process and manufacture our product candidates and products. In other geographies, we expect to contract with third parties, through partnerships, out-licenses or other arrangements, to process and manufacture our product candidates and products.

        In February 2012, we entered into a master services agreement with Agenus, Inc., a cGTP-compliant laboratory, to perform the purification, isolation and dilution steps in the AUGMENT process. Under the agreement, we have engaged Agenus to perform process services for our planned study pursuant to individual work orders mutually agreed to by the parties. We will be billed for the services in accordance with the terms of the applicable work order. We estimate that the cost of these process services will total approximately $1,600,000. We will own all materials, inventions, developments, data and discoveries generated on our behalf in the course of Agenus' provision of services under the agreement and which directly relate to our AUGMENT technology.

        The term of the Agenus agreement continues until the last to expire work order, unless terminated earlier. We may terminate the agreement or services under a work order for reasons other than a material breach by Agenus upon 60 days' prior written notice to Agenus, or 90 days if at the time of such notice Agenus is processing clinical materials for us. In addition, either party may terminate the agreement or services under a work order if the other party materially breaches the agreement and fails to cure such breach within a specified cure period, the other party enters into bankruptcy proceedings, the other party makes an assignment for the benefit of its creditors or the assets of the other party are placed in the hands of a trustee or receiver and the trust or receivership is not dissolved within 30 days. We are in the process of transferring our AUGMENT process technology to Agenus and expect this transfer to be complete before the end of 2012.

Marketing and Sales

        We have not yet established a sales and marketing organization. However, our chief operating officer has significant past experience in the female fertility market. We intend to recruit an in house commercial organization in the United States focused on promoting AUGMENT and, if approved by the FDA, OvaTure. We plan to target our marketing and sales efforts on physicians, nurses and clinic administrators at the IVF centers performing the highest number of IVF cycles. We believe a sales and marketing organization of approximately 10 people, including two embryologists who will provide training to the IVF clinics, will enable us to call on the approximately 100 clinics in the United States with the highest IVF volume. These clinics are responsible for almost two-thirds of the IVF cycles performed in the United States annually.

        We believe portions of the EU have IVF centers serving large numbers of patients and that it will be possible to use a direct sales force to access those centers for AUGMENT and OvaTure. In 2012 and 2013, we plan to conduct a market analysis to assess commercializing AUGMENT on our own in some EU member states and in partnerships with third parties in other EU member states. We plan to begin implementing our strategy following confirmation of our expected EU launch timeline.

        We also believe there is a market opportunity for AUGMENT and OvaTure in the major Asian countries, including Japan, Korea, Taiwan and China, and elsewhere in the world. If we decide to access these market opportunities, we plan to do so through collaborations with third parties.

        If we pursue the culture media and egg precursor banking opportunities, we expect to commercialize these offerings through collaborators.

Intellectual Property

        We aggressively strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our products and compositions, their methods of use and processes for their manufacture, as well as any other inventions that are commercially important to the development of our business. We seek to obtain domestic and international patent protection, and endeavor to promptly file patent applications for new commercially valuable inventions. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

        Our success will depend on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We will also rely on continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

  Patents and Patent Applications

        We have exclusively licensed a portfolio of patent applications owned or co-owned by The General Hospital Corporation, the corporate entity of Massachusetts General Hospital, or MGH, pursuant to an agreement that is summarized below. As of March 31, 2012, we held exclusive licenses under this agreement to one issued U.S. patent owned by MGH, two pending U.S. non-provisional patent applications owned by MGH, two pending U.S. provisional patent applications owned by MGH and one pending U.S. provisional application co-owned by MGH and The President and Fellows of Harvard College, or Harvard.

        One family of patents and applications that we have licensed from MGH is directed to methods of isolating female germline stem cells, and various uses for the female germline stem cells, including methods for in vitro fertilization, methods for egg production, methods to treat infertility and methods to restore ovarian function. This family includes one issued patent, which will expire in May 2025, and includes claims directed to isolated non-embryonic stem cells that express the protein markers characteristic of female germline stem cells. We believe that this patent provides protection for therapeutic compositions comprising egg precursor cells, which are referred to in the patent as female germline stem cells. A pending U.S. continuation application and a pending European counterpart application, if issued as patents, would also expire in May 2025.

        A second family of patent applications that we have licensed from MGH is directed to methods and compositions for producing female germline cells from stem cells derived from bone marrow. This family includes one pending U.S. application which, if issued as a patent, also would expire in May 2025. We believe that patents issuing from this family may provide protection for an alternative method of obtaining egg precursor cells.

        A third family of patent applications that we have licensed from MGH is directed to methods and compositions for producing female germline cells from stem cells derived from peripheral blood. This family includes one pending U.S. application which, if issued as a patent, also would expire in May 2025. We believe that patents issuing from this family may provide protection for an alternative method of obtaining egg precursor cells.

        A fourth family of patent applications that we have licensed from MGH is directed to methods and compositions for autologous germline mitochondrial energy transfer. This family includes one pending U.S. provisional application. Any patents claiming priority to this provisional application would expire in or before April 2032. We believe that patents issuing from this family may provide protection for aspects of the AUGMENT procedure.

        A fifth family of patent applications that we have licensed from MGH is directed to methods and compositions for enhancing the bioenergetic status in female germline cells. This family includes one pending U.S. provisional application. Any patents claiming priority to this provisional application would expire in or before June 2032. We believe that patents issuing from this family may provide protection for aspects of the AUGMENT procedure.

  Trade Secrets

        In addition to patents, we expect to rely on trade secrets and know-how to develop and maintain our competitive positions. For example, significant aspects of the procedure by which we plan to process AUGMENT are based on unpatented trade secrets and know-how. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets and know-how may otherwise become known or independently be discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

  Exclusive License Agreement with Massachusetts General Hospital

        In June 2011, we entered into an exclusive license agreement with MGH under which we acquired an exclusive, worldwide license to specified patent rights owned by MGH and a non-exclusive license under specified know-how disclosed to us under the agreement by MGH which relates to the licensed patent rights. In September 2011, we amended this agreement to include an additional patent right owned by Harvard for which MGH has the right to grant us a license. Under the agreement, we acquired an exclusive, royalty-bearing, worldwide license under the licensed patent rights to make, use and sell products covered by the licensed patent rights or which employ or are based on the licensed know-how and to develop and perform services covered by the licensed patent rights or which employ or are based on the licensed know-how. The license under MGH-owned patent rights and know-how is for human female fertility and the license under the Harvard-owned patent right is for ex-vivo human female fertility treatments.

        Under the agreement, we agreed to pay MGH upfront license fees and reimbursed patent related fees and costs incurred by MGH and Harvard totaling approximately $335,000 in the aggregate. We also agreed to pay MGH annual license fees, annual maintenance fees, milestone payments, royalties as a percentage of net sales and a percentage of sublicense income that we receive. Annual license fees are creditable against royalties. Annual maintenance fees are due beginning in the third year of the agreement and are not creditable against royalties. Milestone payments of up to an aggregate of $10,520,000 are triggered upon the achievement of specified developmental and commercialization milestones and are not creditable against royalties. Additionally, we are required to pay MGH $1,000,000 in connection with either the first underwritten public offering of our securities or a change of control. The royalty rate is in the low single digits as a percentage of net sales. Net sales do not include amounts billed to fertility patients by fertility clinics and medical practices that use licensed products or perform licensed services for such patients, but do include the amounts paid to us by such fertility clinics and medical practices.

        If we are required to pay royalties to a third party in consideration of a license or similar right in order to avoid potential infringement of third party patent rights, and the royalty payable to such third party is greater than one percent of net sales, then we may deduct up to 50% of the amounts paid to such third party that are in excess of one percent of net sales, subject to specified limitations, from the payments that we owe to MGH for such licensed product or licensed service.

        We are required to use commercially reasonable efforts to develop and commercialize licensed products and licensed services under the agreement. In particular, we are required to achieve specified development and commercialization milestones by specified dates.

        MGH and Harvard retain the right to, and may grant licenses to other academic, government and non-profit institutions for the right to, practice the licensed patent rights for research and educational purposes.

        We have the right to terminate the agreement for any reason upon at least 90 days' prior written notice. MGH has the right to terminate the agreement if we fail, subject to a specified cure period, to pay any amounts due and payable under the agreement to MGH, we otherwise materially breach the agreement and fail to cure such breach within a specified cure period, we fail to maintain insurance coverage as required under the agreement, we enter bankruptcy proceedings or make an assignment for the benefit of our creditors, or we or a sublicensee challenges the licensed patent rights in a legal or administrative proceeding. The agreement otherwise terminates upon the expiration or abandonment of all licensed patents and patent applications.

Competition

        The biotechnology and pharmaceutical industries are highly competitive and subject to rapid technological change. While we are not aware of any company or organization developing a specific egg precursor cell based product that would compete directly with AUGMENT or OvaTure, there are a number of pharmaceutical companies, biotechnology companies, universities and research organizations actively engaged in research and development of products for the treatment of infertility. Some of these products, similar to AUGMENT and OvaTure, are designed to address the shortcomings of IVF.

        In particular, we are aware of two companies that are currently developing products intended to identify high quality embryos for use in IVF. Novocellus Ltd. is developing an embryo viability test, using culture media, to aid in the selection of embryos used in IVF. Auxogyn, Inc. is developing software that analyzes genetic signatures of embryos to help identify high quality embryos. If successfully developed, these products could improve outcomes and alleviate some of the other shortcomings of traditional IVF, thereby decreasing the need for our product candidates.

        Our competitors may develop and commercialize new technologies before we do, allowing them to offer products, services or solutions that are superior to those that we may offer or that establish market positions before the time, if any, at which we are able to bring products to the market. Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in developing, commercializing and achieving widespread market acceptance. Our competitors' products may be more effective, or more effectively marketed and sold, than any treatment we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our product candidates. We anticipate that we will face intense and increasing competition as new treatments enter the market and advanced technologies become available.

        If we successfully develop AUGMENT, our ability to gain market acceptance will depend on, among other things, our ability to demonstrate increased IVF success rates, thereby reducing the number of cycles required to produce a live birth, and our ability to reduce multiple births. Our ability to gain market acceptance for OvaTure, if it is approved, will depend on our ability to demonstrate increased pregnancy and live birth rates as compared to traditional IVF and other infertility treatments, reduced multiple births and a reduction in the need for hormonal hyperstimulation for egg retrieval. We anticipate that price also will be an important competitive factor as to both of these product candidates. At this time, we cannot evaluate how our product candidates, if successfully developed and commercialized, would compare technologically, clinically or commercially to any other potential products being developed or to be marketed by competitors.

Government Regulation

        Government authorities in the United States at the federal, state and local level, and in other countries, extensively regulate, among other things, the development, testing, manufacture, quality, approval, distribution, labeling, packaging, storage, record keeping, marketing, import, export and promotion of drugs, biologics and medical devices, as well as other types of medical products. Authorities also heavily regulate many of these activities for HCT/Ps. The level and nature of regulation applied to a product depends on, among other things, how regulators classify that product. We believe that some of our product candidates, such as OvaTure, likely will be regulated as drugs or biologics, while others, such as AUGMENT, likely will be regulated pursuant to special regulations applicable to certain lower risk HCT/Ps. Regulators may classify other of our product candidates, such as our innovative culture media, as medical devices.

  Requirements Applicable to Drugs and Biologics

        We believe that the FDA will regulate our OvaTure product candidate as a biological product. Other product candidates may be regulated as either new drugs or biological products. In the United States, the FDA regulates drugs and biologics under the Federal Food, Drug and Cosmetic Act, or FDCA, the Public Health Service Act, or PHSA, and implementing regulations. Section 505 of the FDCA prohibits the introduction of a new drug into interstate commerce without an FDA-approved application for marketing authorization under section 505. Applications under FDCA section 505 include the NDA, the abbreviated new drug application, or ANDA, and the "505(b)(2)" application. Section 351 of the PHSA imposes a similar requirement for premarket approval for biological products. Applications under PHSA section 351 include the BLA and the biosimilar application. As further described below, we also will be required to obtain premarket approval for drugs and biological products in Europe and other countries.

        The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the development process, approval process or after approval may subject a company to significant sanctions, including refusal to approve pending applications, withdrawal of an approval, clinical holds, warning letters, product recalls, product seizures, injunctions, fines, refusals of government contracts, restitution, disgorgement or other civil or criminal penalties.

        Preapproval Regulation.    The process required by the FDA before a drug or biologic may be marketed in the United States requires numerous steps, including the following:

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  completion of preclinical laboratory tests, animal studies and other studies in accordance with current good laboratory practices or other applicable regulations;

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  submission to the FDA of an IND, which must become effective before the product can be tested in humans and which must contain preclinical data, together with manufacturing information, analytical data and any available clinical data or literature;

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  performance of adequate and well controlled clinical trials in humans according to the FDA's current good clinical practices, or cGCPs, to establish the safety and efficacy, or safety, purity and potency in the case of a biologic, of the product for its intended use(s);

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  submission to the FDA of an NDA or a BLA, as applicable;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the product is produced to assess compliance with the FDA's cGMPs and to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity; and

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  FDA review and approval of the NDA or BLA.

        Before testing new drugs or biologics in humans, the product must go through the preclinical testing phase. Preclinical tests include laboratory evaluations of the product's biological characteristics, as well as animal studies. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, to the FDA as part of the IND. The sponsor must also include an initial protocol detailing the first phase of the proposed clinical investigation and must update the IND with subsequent protocols if the clinical program advances beyond early testing. The IND automatically becomes effective 30 days after receipt by the FDA unless the FDA imposes a clinical hold within that 30 day time period. If the FDA institutes a clinical hold, the sponsor must resolve any and all concerns to the FDA's satisfaction before clinical trials under the IND can begin. The FDA may also impose clinical holds on a product candidate due to safety concerns or non-compliance with cGCPs or other regulations at any time before or during clinical trials.

        Each clinical protocol must be submitted to the FDA for review and to an IRB for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject inclusion and exclusion criteria and the parameters to be used to monitor subject safety. An IRB is charged with protecting the welfare and rights of study participants, giving consideration to whether the risks to individual study participants are minimized and reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

        Clinical testing of a new drug or biologic generally proceeds in three phases, though in some cases these phases may overlap or be combined:

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  Phase 1.    Phase 1 includes the initial introduction of an investigational new drug or biologic in humans with the targeted disease or condition or healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance and other characteristics of the investigational product, and if possible, to gain initial evidence of efficacy. Phase 1 trials typically include 20 to 80 participants.

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  Phase 2.    Phase 2 testing includes clinical trials designed to evaluate the effectiveness of the investigational product for a particular indication(s) in patients with the targeted disease or condition, to determine optimal dosage and to identify possible adverse side effects. Phase 2 clinical trials are typically conducted in a small patient population, usually involving no more than several hundred participants.

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  Phase 3.    Phase 3 clinical trials are conducted in an expanded patient population and are typically conducted at geographically dispersed sites. They are intended to further evaluate dosage, clinical effectiveness and safety, as well as to establish the overall benefit to risk ratio of the product and to provide the primary basis for approval. Phase 3 clinical trials usually involve several hundred to several thousand participants.

        Sponsors must submit progress reports at least annually to the FDA, detailing the results of the clinical trials. The sponsor must also submit written IND safety reports to the FDA and to the investigators describing serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. The FDA, the sponsor or the sponsor's data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to unacceptable health risks. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB's requirements, or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, sponsors of clinical trials, except Phase 1 trials, are required to submit certain registry and results information for inclusion in a publicly available registry data bank.

        U.S. Review and Approval Process.    The results of preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is typically subject to the payment of substantial user fees.

        In addition, under the Pediatric Research Equity Act of 2003, which was reauthorized under the Food and Drug Administration Amendments Act of 2007, an NDA or BLA must contain data to assess the safety and effectiveness of the drug or biologic for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. We will therefore need to seek an appropriate waiver from the FDA for any product candidate for which we submit an NDA or BLA.

        The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before accepting them for filing. The FDA may request additional information rather than accept an application for filing. Once an application is accepted for filing, the FDA begins an in depth substantive review to determine, among other things, whether a drug is safe and effective, or, for biologics, whether the product is safe, pure and potent, for its intended use(s) and whether the manufacturing controls are adequate to assure and preserve the product's identity, strength, quality and purity. Before approving an application, the FDA typically inspects the facility where the product is manufactured in order to ensure compliance with cGMPs. The FDA will also determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the product. If the FDA concludes that a REMS is necessary, the applicant must submit a proposed REMS. The FDA will not approve a marketing application without a REMS, if required.

        The FDA may refer an application to an Advisory Committee for a recommendation as to whether the application should be approved. An Advisory Committee is a panel of experts who provide advice and recommendations to the agency. The FDA is not required to follow an Advisory Committee's recommendations.

        The development and approval process is lengthy and resource intensive. Ultimately, the FDA may refuse to allow a clinical program to begin, terminate a clinical development program, require submission of additional preclinical or clinical data or refuse to approve an application for numerous reasons. Even if an applicant submits all of the data requested by the FDA, the agency may ultimately decide that the application does not satisfy the criteria for approval. In addition, even if a product is approved, the scope of the approval may be significantly limited in terms of patient populations, indications, other conditions of use or restrictions on distribution and use, for example, through a

REMS. The FDA could also require significant contraindications, warnings or precautions be included in the product labeling.

        Patent term restoration and exclusivity.    If the FDA regulates OvaTure or our other product candidates as drugs or biologics, certain provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or the Biologics Price Competition and Innovation Act of 2009, respectively, likely would apply.

        Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act, certain U.S. patents are eligible for a limited patent term extension of up to five years in order to compensate the sponsor of a new drug or biologic for patent term lost during product testing and FDA review. Only one patent per drug or biologic is eligible for the extension.

        Also under the Hatch-Waxman Act, drugs that are new chemicals entities, or NCEs, are eligible for a five year data exclusivity period. During this period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) application submitted by another company that relies on any of the data submitted by the innovator company. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The Hatch-Waxman Act also provides three years of data exclusivity for an NDA, 505(b)(2) application or NDA supplement that is not an NCE if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed essential to approval. During this period, the FDA will not approve an application filed by a third party for the protected conditions of use that relies on any of the data that was submitted by the pioneer. Neither exclusivity period blocks the approval of full applications submitted to the FDA that do not rely on the pioneer's data.

        The Biologics Price Competition and Innovation Act of 2009 created a 12 year exclusivity period for innovator biologics. The FDA therefore cannot approve a biosimilar application relying on a specific reference product until 12 years after the reference product is first licensed. BLA supplements are not eligible for any additional exclusivity. In addition, a BLA is not entitled to the 12 year exclusivity if it is a subsequent application filed by the same manufacturer or sponsor as an earlier application, or a licensor, predecessor in interest or other related entity, if the subsequent application relates to: (1) a change, not including a modification to the structure of the biological product, that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or (2) a modification to the structure of the biological product that does not result in a change in safety, purity or potency. The FDA has yet to define the key terms in this exclusivity provision, so the robustness of exclusivity for biologics is somewhat uncertain.

        Post-approval requirements.    Any drug or biologic approved for marketing by the FDA remains subject to continuing regulation by the FDA. Post-approval requirements include, among other things, record keeping and reporting requirements, packaging requirements, requirements for reporting of adverse drug experiences, import and export controls, restrictions on advertising and promotion and adherence to cGMP requirements. The FDA strictly regulates labeling, advertising and promotion of drugs and biologics. Such products may be promoted only for the FDA-approved indications and in accordance with the provisions of the FDA-approved label. The FDA periodically inspects manufacturing facilities to ensure that the product is being manufactured in accordance with cGMPs and the specifications outlined in the NDA or BLA. Manufacturing facilities must be registered with the FDA and companies must list all of the drugs and biologics they manufacture with the FDA. As a condition of approval, the FDA could also impose a post-marketing, or Phase 4, study or trial to further assess the benefit to risk profile of the product, which could require the expenditure of significant time and resources. Post-market data may cause the agency to seek significant changes in the labeling for the product including new warnings or a REMS. Even if it does not impose a Phase 4 study or trial on a sponsor, the FDA may withdraw approval for the product if it determines that the benefits of the product no longer outweigh the risks.

        As further described below, many states also regulate the manufacture and distribution of drugs and biologics and require companies to register in order to manufacture or distribute products in the state. Failure to comply with these federal and state requirements could subject a company to significant sanctions, including withdrawal of an approval, warning letters, product recalls, product seizures, injunctions, fines, refusals of government contracts, or civil or criminal penalties.

  Requirements Applicable to Medical Devices

        In conjunction with the our plan to expand our product offerings for the treatment of infertility, we may develop new products that the FDA may regulate as medical devices. For example, we believe the FDA likely will regulate as a medical device the innovative culture media solution we are planning to develop. The FDA regulates, among other things, the development, testing, manufacturing, labeling, marketing and distribution of medical devices. The level of regulation applied by the FDA generally depends on the class into which the medical device falls: Class I, II or III. Class I medical devices present the lowest risk and Class III medical devices present the highest risk.

        Most Class I devices are exempt from the FDA premarket review or approval. With some exceptions, Class II devices may be marketed only if the FDA "clears" the medical device through the 510(k) process, which requires a company to show that the device is "substantially equivalent" to certain devices already legally on the market. Also with some exceptions, Class III devices are approved through a premarket approval application, which generally requires an applicant to submit data from one or more clinical trials that provide reasonable assurance of the safety and effectiveness of the device. Clinical data is sometimes required for a 510(k) notification as well. Manufacturers conducting clinical trials with medical devices are subject to similar requirements as those conducting clinical trials with drugs or biologics. For example, a manufacturer must obtain IRB approval and informed consent from all subjects, and a manufacturer of a significant risk device must also obtain approval of an investigational device exemption.

        The FDA has broad post-market regulatory and enforcement powers with respect to medical devices, similar to those for drugs and biologics. For example, medical devices are subject to detailed manufacturing standards under the FDA's Quality System Regulations and specific rules regarding labeling and promotion. Medical device manufacturers must also register their establishments and list their products with the FDA.

        As further described below, states also impose regulatory requirements on medical device manufacturers and distributors, including registration and record keeping requirements. Failure to comply with the applicable federal and state medical device requirements could result in, among other things, refusal to approve or clear pending applications or notifications, withdrawal of an approval or clearance, warning letters, product recalls, product seizures, total or partial suspension of production, fines, refusals of government contracts, restitution, disgorgement, or other civil or criminal penalties.

  Requirements Applicable to HCT/Ps

        We believe that the FDA will regulate AUGMENT under a special regulatory regime for certain lower risk HCT/Ps. Through a risk based system initially introduced in 1997, the FDA regulates HCT/Ps under a two-tiered framework. Certain HCT/Ps, which the FDA believes pose greater risks, are regulated as drugs, biologics or medical devices. Such products are subject to the IND requirements and the premarket review and approval or clearance requirements described above. Other HCT/Ps, however, are exempt from these requirements because the agency believes that they present a lower risk. Such products frequently are referred to as "361 HCT/Ps," because the FDA regulates them under the authority given to it under section 361 of the PHSA to create regulations to control the spread of communicable diseases.

        The FDA will regulate an HCT/P as a 361 HCT/P if it meets all of the following criteria:

  (1)
  the HCT/P is minimally manipulated,

  (2)
  the HCT/P is intended for homologous use only, as reflected by the labeling, advertising, or other indications of the manufacturer's objective intent,

  (3)
  the manufacture of the HCT/P does not involve the combination of the cells or tissues with another article, with a few exceptions, and

  (4)
  either:

  •
  the HCT/P does not have a systemic effect and is not dependent upon the metabolic activity of living cells for its primary function, or

  •
  the HCT/P has a systemic effect or is dependent upon the metabolic activity of living cells for its primary function and

  (a)
  is for autologous use,

  (b)
  is for allogeneic use in a first or second degree blood relative, or

  (c)
  is for reproductive use.

The FDA defines the term "homologous use" to mean the repair, reconstruction, replacement or supplementation of a recipient's cells or tissues with an HCT/P that performs the same basic function in the recipient as in the donor. The FDA defines the term "autologous use" to mean the implantation, transplantation, infusion or transfer of human cells or tissue back into the individual from whom the cells or tissue were recovered. The term "allogeneic use" refers to the use of cells or tissues taken from one individual within a species and used in another individual of the same species.

        HCT/Ps that meet all of these requirements are 361 HCT/Ps and are regulated exclusively under section 361 of the PHSA and the FDA's regulations at 21 C.F.R. Part 1271. They therefore are not subject to the IND requirements or the premarket review and approval requirements described above.

        The Tissue Reference Group, or TRG, is a body within the FDA that is designed to provide formal opinions regarding whether a particular product will be regulated as a 361 HCT/P. Product manufacturers are not required to consult with the TRG and instead can market their products based on their own conclusion that the product meets the 361 HCT/P criteria. If, however, the FDA disagrees with the manufacturer's determination and concludes that the product should be regulated as a drug, biologic or medical device, the manufacturer could be subject to numerous sanctions, including warning letters, injunctions, fines, product seizures and civil or criminal penalties. In addition, the manufacturer would then need to complete the testing and premarket approval or clearance process discussed above.

        Although we have not consulted the TRG, we believe that the FDA will regulate the HCT/Ps involved in the AUGMENT procedure as 361 HCT/Ps. This is because, in our view, both the mitochondria taken from egg precursor cells and the eggs into which those mitochondria are injected during IVF are (1) minimally manipulated, (2) intended for homologous use only, (3) do not involve the combination of cells or tissue with another article and (4) are for reproductive use.

        All HCT/Ps, whether they meet the criteria to be considered a 361 HCT/P or not, are subject to various requirements under the FDA's regulations at 21 C.F.R. Part 1271. While these are the only regulations applicable to HCTP/s that are regulated as 361 HCT/Ps, other FDA regulations apply to HCT/Ps that are regulated as drugs, biologics or medical devices. The FDA's 21 C.F.R. Part 1271 regulations impose requirements relating to registration and listing, donor eligibility testing, cGTPs, adverse event reporting and inspection. Failure to comply with these regulations can result in substantial sanctions, including warning letters, product seizure, orders to stop manufacturing and other penalties.

        HCT/P registration and listing.    Every establishment that manufactures an HCT/P must register with the FDA and provide a list of every HCT/P that the establishment manufactures. The definition of manufacture is broad and includes any and all steps in the recovery, processing, storage, labeling, packaging or distribution of any human cell or tissue and the screening or testing of the cell or tissue donor.

        Donor eligibility.    HCT/P manufacturers must maintain procedures for testing, screening and determining the eligibility of donors of cells and tissues used in HCT/Ps. An HCT/P may not be transferred or implanted into an individual until the donor has been determined to be eligible under these procedures. These procedures must involve, among other things, testing donors for certain communicable diseases and the use of quarantines for HCT/Ps that have not yet been shown to meet the eligibility requirements. Cells or tissues that are donated for reproductive use by a sexually intimate partner of the recipient of the HCT/P are exempt from the donor eligibility determination requirements, but must be labeled so as to distinguish the HCT/P from those that have completed donor eligibility testing. Manufacturers must keep detailed records regarding donor eligibility determinations.

        Current Good Tissue Practices.    HCT/Ps must be recovered, processed, stored, labeled, packaged and distributed in a manner that is consistent with the FDA's cGTPs regulations. Cells and tissues must also be screened and tested according to these regulations. The goal of cGTPs is to prevent the introduction, transmission or spread of communicable diseases. The FDA's cGTPs regulations require companies to establish a comprehensive quality program and to comply with rules related to personnel, facilities and equipment used to manufacture HCT/Ps, as well as rules on how these HCT/Ps are processed, labeled and stored. Companies must also keep detailed manufacturing records and product complaint files.

        Adverse Reaction Reports.    Manufacturers of nonreproductive HCT/Ps must investigate and report to the FDA certain adverse reactions.

        Inspections.    Establishments that manufacture HCT/Ps must allow the FDA to inspect the establishment and company records.

  Other Regulation of Cellular and Tissue Products

        Regulation of promotion.    The Federal Trade Commission, or FTC, and state governments require product claims made in promoting a product to be supported by adequate substantiation. Similarly, the FTC and state governments generally require that promotion not be false or misleading. In addition, FDA rules limit the claims that may be made in the promotion of a 361 HCT/P. The FDA determines whether an HCT/P is intended for homologous use based on the labeling, advertising and other indications of the manufacturer's intent. Accordingly, the ways in which an HCT/P is promoted may affect whether the FDA regulates it as a 361 HCT/P or a drug, biologic or medical device.

        State regulation.    Certain states, including New York, California, Florida, Illinois, Maryland, Texas, Massachusetts and others, as well as local governments, extensively regulate facilities and laboratories that recover, test, process, manufacture, store or dispose of certain cells and tissues. These state requirements include, among other things, registration, record keeping, quality and personnel standards. For example, New York requires reproductive tissue banks, which are facilities that possess, store or distribute reproductive tissue for insemination or implantation, to be licensed if the tissues will be distributed into New York. The state also imposes informed consent, storage, record keeping and testing requirements. Some of these state requirements may be more extensive than those imposed by federal law.

        Regulation of clinical laboratories.    The Clinical Laboratory Improvement Act Amendments of 1988, or CLIA, regulates laboratory testing performed on specimens derived from humans. It is designed to impose quality standards for all such testing to ensure the accuracy, reliability and timeliness of results regardless of where the test is performed. CLIA requires that laboratories become certified and imposes rules for quality control, quality assurance, patient test management, personnel and proficiency testing. Laboratories that perform relatively simple tests are subject to lower levels of regulation, while laboratories that conduct more complicated testing must meet more stringent standards. Certain states also impose similar requirements on clinical laboratories. In New York, for example, clinical laboratories that accept specimens from New York state must have a permit and must meet certain quality standards.

        Health Insurance Portability and Accountability Act.    The Health Insurance Portability and Accountability Act, or HIPAA, imposes rules on certain "covered entities." "Covered entities" include healthcare providers that conduct certain transactions in electronic format, healthcare clearinghouses and health plans. Covered entities must, among other things, comply with limitations on the use and disclosure of individually identifiable health information, referred to as protected health information, or PHI, apply certain security standards to electronic PHI and enter into written agreements with business associates before disclosing any PHI to them. In addition, many states have their own laws relating to the privacy of medical information. To the extent that they provide greater protection for the privacy of medical information, such state laws are not pre-empted by HIPAA.

  Other U.S. Healthcare Laws and Compliance Regulations

        In the United States, our activities may be subject to regulation by various federal, state and local authorities in addition to the FDA, likely including the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, such as the Office of Inspector General, and the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, as well as state and local governments. To the extent AUGMENT or possibly other, future products or services are reimbursed by federal or state healthcare programs, we would be subject to strict regulation by federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, physician self-referral laws, false claims laws and others. The federal Anti-Kickback Statute, for example, prohibits persons from soliciting, offering, receiving or providing remuneration to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. Similar laws exist at the state level, some of which apply to products reimbursed under private insurance programs. The federal False Claims Act, and similar state laws, prohibit presenting false or fraudulent claims for payment by federal payors such as Medicare or Medicaid. We anticipate there will be minimal reimbursement for our products or services by any third party insurers and that federal healthcare programs will be even less likely than commercial insurers to reimburse for our products or services. However, to the extent that our products or services are reimbursed under federal programs, we nonetheless will likely be required to operate in compliance with applicable federal laws, and to the extent that there is commercial third party reimbursement, we will likely also be required to operate in compliance with applicable state laws.

        If AUGMENT or possibly other, future products or services are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements may apply. For example, under the Veterans Health Care Act, or VHCA, drug companies are required to offer certain drug and biological products at a reduced price to a number of federal agencies, including the U.S. Department of Veterans Affairs and the U.S. Department of Defense, the Public Health Service and certain private Public Health Service-designated entities, in order to participate in other federal funding programs including Medicare and Medicaid. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations. In addition, recent legislative changes purport to require that VHCA discounted prices be offered for products distributed at retail pharmacies to certain U.S. Department of Defense purchasers for its TRICARE beneficiaries program via a rebate system. We may be subject to these restrictions even though we anticipate that we will receive minimal, if any, revenues from these federal programs.

        Similarly, it is unlikely that state Medicaid programs will elect to cover AUGMENT or other, future products or services of ours. Nonetheless, to the extent that any of our future products are approved as drugs or biological products and we wish to retain the possibility of Medicaid coverage for those products, we would be required to enter into a rebate agreement with CMS, which requires the payment of substantial rebates to state Medicaid programs and the reporting of certain pricing information to CMS on a monthly and quarterly basis. For drugs that are covered under Medicare Part B, the manufacturer must report such drugs' average sales price to CMS on a quarterly basis. Failure to report this information in a timely and accurate manner can lead to substantial civil and criminal penalties and to liability under the False Claims Act, even if Medicare Part B reimburses for only a small number of doses of the product.

        The Affordable Care Act includes new reporting and disclosure requirements for pharmaceutical and device manufacturers with regard to payments or other transfers of value made to healthcare providers, effective March 2013. Reports submitted under these new requirements will be placed on a public database. If we fail to provide these reports, or if the reports we provide are not accurate, we could be subject to significant penalties.

        In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical and biological products and medical devices in a state. In certain states, this includes manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities or register their sales representatives. Many of these laws also prohibit certain sales and marketing practices. In addition, all of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

        Failure to comply with the applicable federal and state regulatory requirements could result in, among other things, refusal to approve or clear pending applications, withdrawal of an approval or clearance, warning letters, product recalls, product seizures, total or partial suspension of production, fines, sanctions, injunctions, refusals of government contracts, restitution, disgorgement or other civil or criminal penalties.

        In addition to those laws and regulations described above, other federal and state laws that could affect our operations include:

  •
  federal laws requiring reporting to the CDC regarding pregnancy success rates and other data compiled by ART programs;

  •
  the Fertility Clinic Success and Certification Act, which requires the CDC to adopt a model certification program for embryo laboratories, and accompanying quality standards, which can then be adopted by states or independent accrediting organizations certified by the states;

  •
  the U.S. Foreign Corrupt Practices Act, which prohibits companies from making certain improper payments to foreign officials and which requires companies to maintain certain record keeping procedures;

  •
  state and federal laws governing human subject research and animal testing;

  •
  occupational safety and health requirements;

  •
  state and local laws and regulations on the handling and disposal of medical waste; and

  •
  the "sunshine" provisions enacted in the Patient Protection and Affordable Care Act, which require manufacturers to report certain transfers of value, such as payment for consulting services, to prescribers or other healthcare providers.

Foreign Regulatory Requirements

        Regulatory authorities around the world impose similar requirements related to the development, testing, approval, distribution, marketing and promotion of drugs, biologics, medical devices and HCT/Ps. These requirements can sometimes be more burdensome than those imposed in the United States. For example, some products that might be regulated as 361 HCT/Ps in the United States, thereby exempting them from premarket approval, may require premarket review and approval as advanced therapy medicinal products if they are placed on the market in the EU.

        The primary authorization procedure in the EU for medicinal products containing a new active substance is the centralized authorization procedure. The centralized procedure gives rise to marketing authorizations that are valid throughout the EU and, by extension, in Norway, Iceland and Liechtenstein, which, together with the EU member states, comprise the European Economic Area, or EEA. Applicants file marketing authorizations with the European Medicines Agency or EMA, where they are reviewed by a relevant scientific committee, in most cases the Committee for Medicinal Products for Human Use, or CHMP. The EMA forwards CHMP opinions to the European Commission, which uses them as the basis for a decision to grant a marketing authorization. The centralized procedure is compulsory for human medicines that (1) are derived from biotechnology processes, (2) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders, viral diseases or autoimmune diseases and other immune dysfunctions, (3) are officially designated orphan medicines and (4) are advanced therapy medicinal products, including gene therapy products, somatic cell therapy products and tissue engineered products, which are cells or tissues that have undergone substantial manipulation and that are administered to human beings in order to regenerate, repair or replace a human tissue. For medicines that do not fall within these categories, an applicant may voluntarily submit an application for a centralized marketing authorization to the EMA, as long as the CHMP agrees that the medicine concerned is a significant therapeutic, scientific, or technical innovation, or if its authorization would be in the interest of public health.

        For those medicinal products for which the centralized procedure is not available, the applicant must submit marketing authorization to the national medicines regulators through one of three procedures:

  •
  National procedure.  The purely national procedure is rarely used. It allows an applicant to apply for marketing authorization in a single EU member state, but only if the product has not already been authorized in another EU member state.

  •
  Decentralized procedure.  Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU member state for medicinal products that have not yet been authorized in any EU member state and that do not fall within the mandatory scope of the centralized procedure. The applicant selects a reference member state, or RMS, to lead the review of the application. Other member states are expected to recognize the RMS decision, unless they identify a serious risk to public health. If the member states cannot resolve any such concerns themselves, the matter is referred to the CHMP for an opinion and, ultimately, a binding European Commission decision.

  •
  Mutual recognition procedure.  The mutual recognition procedure must be used if the product has already been authorized in at least one other EU member state, whether through a purely national procedure or the decentralized procedure. In this procedure, a member state in which the product has already been authorized acts as the RMS, and further marketing authorizations may be sought from other EU member states in a procedure whereby the countries concerned agree to recognize the validity of the original RMS marketing authorization. As in the decentralized procedure, these concerned member states must recognize the RMS approval unless they identify a serious risk to the public health. There is also a possibility for a CHMP referral if the member states cannot reach a consensus.

        As in the United States, securing a marketing authorization for a medicinal product such as a drug or biologic in the EU requires the submission of extensive preclinical and clinical data and supporting information, including information about the manufacturing process, to the relevant regulatory authority to establish the product candidate's safety, efficacy and quality.

        Products regulated as medical devices in the EU are not currently subject to premarket review and approval by regulatory authorities. Rather, a medical device may be placed on the market within the EEA if it conforms to certain essential requirements. The most fundamental essential requirement is that the medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. To assist manufacturers in satisfying the essential requirements, the European Commission has adopted harmonized standards applicable to medical devices. While not mandatory, compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

        Manufacturers must demonstrate that their devices conform to the relevant essential requirements through a conformity assessment procedure. The nature of the assessment depends upon the classification of the device. The classification rules are mainly based on three criteria, which are: (1) the length of time the device is in contact with the body, (2) the degree of invasiveness and (3) the extent to which the device affects human anatomy. Medical devices in all but the lowest risk classification are also subject to a notified body conformity assessment. Notified bodies are often private entities that are authorized or licensed by government authorities to perform such assessments. Manufacturers usually have some flexibility to select conformity assessment procedures for a particular class of device and to reflect their circumstances, for example, the likelihood that the manufacturer will make frequent modifications to its products. Conformity assessment procedures require an assessment of available clinical evidence, literature for the product and post-market experience in respect of similar products already marketed. Notified bodies also may review the manufacturer's quality systems. If satisfied that a product conforms to the relevant essential requirements, the notified body issues a certificate of conformity. Following successful completion of the conformity assessment procedure, the manufacturer may draw up a declaration of conformity and apply to the device the CE mark, which indicates that the product may be legally placed on the market. Once a medical device has been CE marked it may be marketed throughout the EEA.

        In the EU, human cells and tissues that are intended for human applications but that do not fall within the scope of rules governing medicinal products or medical devices are not subject to premarket review and approval, nor do they require extensive preclinical and clinical testing. There are, however, EU rules governing the donation, procurement, testing, processing, preservation, storage and distribution of cells and tissues that are not advanced therapy medicinal products. Establishments that conduct such activities must be licensed and are subject to inspection by regulatory authorities. Such establishments must implement appropriate quality systems and maintain appropriate records to ensure that cells and tissues can be traced from the donor to the recipient and vice versa. There are also requirements to report serious adverse events and reactions linked to the quality and safety of cells and tissues. We believe that AUGMENT will not be regulated in the EU as an advanced therapy medicinal product. Instead, we believe AUGMENT will be subject to the general rules governing the use of cells and tissues for human applications. Thus, in the EU as in the United States, we believe that we will be able to commercialize AUGMENT without first applying for or receiving marketing authorization. By contrast, it is more likely that we will be required to submit an application under the centralized procedure for OvaTure and possibly our other, future product candidates.

        National rules relating to the provision of IVF services or medical care generally may also impact the use of our products in IVF treatments at the EU member state level. For example, in the United Kingdom the Human Fertilisation and Embryology Act of 1990, as amended, prohibits IVF treatment involving the use of eggs in which the nuclear or mitochondrial DNA have been altered. Although we do not interpret this legislation to prohibit use of AUGMENT in the United Kingdom, we have not consulted with the Human Fertilisation and Embryology Authority, which could adopt a different interpretation and prevent IVF clinics from using AUGMENT.

Pharmaceutical Coverage, Pricing and Reimbursement

        We believe that very few third party payors, either in the EU or in the United States, including national health services and government funded insurance programs as well as private payors, will agree to cover and reimburse for AUGMENT or likely other, future products and services we may attempt to commercialize. Thus, it is likely that IVF clinics and physicians will be able to use AUGMENT and other, future products and services of ours in the treatment of a patient only if the patient can afford and is willing to pay for our product out of pocket. The cost of AUGMENT and other, future products and services of ours may be beyond the means of many patients.

        Third party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a product or procedure may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product or procedure. Even if third party payors were to provide some minimal level of coverage and reimbursement for AUGMENT and possibly other, future products and services, such third party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness, in addition to the safety and efficacy, of medical products and procedures. In order to obtain reimbursement for AUGMENT and possibly other, future products and services, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate their medical necessity and cost-effectiveness. The expense of these studies would be in addition to the expense required to obtain any necessary FDA approvals or clearances. Our products or procedures may not be considered medically necessary or cost-effective. We believe, however, that even after conducting such studies, very few third party payors will agree to cover and reimburse AUGMENT or likely other, future products or services we may attempt to commercialize.

        A third party payor's decision to provide coverage for a product or procedure does not imply that an adequate reimbursement rate will be approved. Adequate third party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in development of AUGMENT or other, future products or services. The enactment of sweeping healthcare reform legislation, known as the Affordable Care Act, in 2010 could substantially change the way healthcare is financed by both governmental and private insurers. We anticipate that this legislation will result in additional downward pressure on coverage and reimbursement rates. Such downward pressure could have the effect of reducing the price that we are able to demand for AUGMENT or other, future products or services. Federal, state and local governments in the United States continue to consider legislation to limit the growth of healthcare costs. Future legislation could limit payments for AUGMENT or other, future products or services that we may develop.

        Different pricing and reimbursement practices exist in other countries. In the EU, governments influence the price of medical products and procedures through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of consumers' medical costs. Some jurisdictions operate positive and negative list systems under which products or procedures may be marketed only after a reimbursement price has been agreed upon. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of our particular products or procedures to currently available therapies. Other member states allow medical companies to fix their own prices, but monitor and control company profits. The downward pressure on healthcare costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products and procedures. Moreover, we believe that very few third party payors, either in the EU or in the United States, including national health services or government funded insurance programs as well as private payors, will agree to cover and reimburse for AUGMENT or likely other, future products or services we may attempt to commercialize.

Employees

        As of March 31, 2012, we had 10 full-time employees, including a total of five employees with advanced degrees. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Our Corporate Information

        We were incorporated under the laws of the State of Delaware in April 2011 under the name Ovastem, Inc. and changed our name to OvaScience, Inc. in May 2011. Our principal executive offices are located at 800 Boylston Street, Suite 1555, Boston, Massachusetts 02199 and our telephone number is (617) 351-2590. Our website address is www.ovascience.com. The information contained on, or that can be accessed through, our website is not a part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

Capitalization and Summary Selected Financial Data

        You should read the following capitalization and summary selected financial data together with our financial statements and the related notes appearing at the end of this Registration Statement and the section of this Registration Statement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have derived the statements of operations data for the period from April 5, 2011 (inception) to December 31, 2011 from our audited financial statements included in this Registration Statement. Our historical results are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

Capitalization Information:

	As of December 31, 2011	As of March 31, 2012	On an As Converted Basis as of March 31, 2012
Series A preferred stock outstanding	6,200,000	6,200,000	3,064,753	(1)
Series B preferred stock outstanding	—	6,770,563	6,770,563
Common stock outstanding(2)	3,529,406	3,529,406	3,529,406

			13,364,722	(3)

(1)
Reflects the conversion of the 6,200,000 shares of Series A preferred stock into common stock on a one-for-2.023 basis.

(2)
Includes 2,319,646 and 2,155,131 shares of restricted stock subject to future vesting at December 31, 2011 and March 31, 2012, respectively.

(3)
The number of shares of common stock outstanding excludes:

•
as of December 31, 2011 and March 31, 2012, 617,633 and 661,130 shares, respectively, of our common stock issuable upon exercise of stock options;

•
as of December 31, 2011 and March 31, 2012, 301,794 and 1,471,747 additional shares, respectively, of our common stock available for future issuance under our 2011 stock incentive plan.

Statement of Operations Data:

Period from April 5, 2011 (inception) to December 31, 2011
(in thousands)($)
Operating expenses:
Research and development	$1,170
General and administrative	1,454

Total operating expenses	2,624

Loss from operations	(2,624)

Net loss	(2,624)
Accretion of preferred stock	(101)

Net loss applicable to common stockholders	$(2,725)

Balance Sheet Data:

	As of December 31, 2011
	Actual	As adjusted(1)
		(unaudited)
	(in thousands)($)
Cash	$4,541	$39,541
Working capital	3,910	38,910
Total assets	4,585	39,585
Convertible preferred stock	6,200	41,200
Deficit accumulated during the development stage	(2,624)	(2,624)
Total stockholders' deficit	(2,377)	(2,377)

(1)
On March 28, 2012, we sold 6,770,563 shares of Series B preferred stock at $5.50 per share resulting in net proceeds of approximately $35,000,000.

Item 1A.    Risk Factors.

Risks Related to Our Financial Position and Need for Additional Capital

Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

        We are an early stage company. We only commenced active operations in April 2011. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates, planning for our AUGMENT Study in humans and determining the preclinical and clinical path for our other product candidates. We have not yet commenced commercial sale of any product and have not yet demonstrated our ability to initiate or successfully complete any clinical trials, obtain marketing approvals or conduct sales, marketing and other activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

        In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. We will need to transition from a company focused on in-licensing and research to a company capable of developing multiple product candidates and supporting commercial activities. We may not be successful in such a transition.

We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

        Since our inception, we have incurred significant operating losses. Our net loss was $2,624,000 for the period from April 5, 2011 (inception) to December 31, 2011. To date, we have not generated any revenues and have financed our operations through private placements of our preferred stock. We have devoted substantially all of our efforts to acquiring our technology and developing AUGMENT. We have not initiated our planned AUGMENT Study in humans and do not plan to do so prior to the end of 2012. In addition, we have not initiated preclinical or clinical development of any of our other product candidates. Although we expect to commence commercial activities for AUGMENT in late 2013 if preliminary results of our planned marketing study are favorable, we may not be able to do so on our current timeline, or at all. In addition, we expect that it will be many years, if ever, before we have any other product candidate ready for commercialization.

        We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

  •
  commence our AUGMENT Study in humans;

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  continue our research and preclinical development of OvaTure and other product candidates;

  •
  initiate clinical trials of OvaTure and other product candidates;

  •
  seek approval from the FDA and similar regulatory agencies outside of the United States for our product candidates that require such approval;

  •
  establish a sales, marketing and distribution infrastructure to commercialize AUGMENT and any other product candidates we successfully develop;

  •
  maintain, expand and protect our intellectual property portfolio;

  •
  hire additional scientific, clinical, quality control and management personnel to support our product development and commercialization efforts;

  •
  add operational and financial personnel to handle the public company reporting and other requirements to which we will be subject following effectiveness of this Registration Statement;

  •
  seek to identify additional product candidates that treat infertility; and

  •
  develop, acquire or in-license other products and technologies.

        To become and remain profitable, we must continue to develop and commercialize AUGMENT and develop and eventually commercialize other products with significant market potential. This will require us to be successful in a range of challenging activities, including successfully initiating and completing our planned AUGMENT Study in humans, marketing and selling AUGMENT, completing research, preclinical testing and clinical trials of other product candidates, obtaining marketing approval, if required, and manufacturing, marketing and selling those products that we successfully develop. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. We have not yet completed the development or commenced commercialization of AUGMENT and are currently designing the development program for our other product candidate, OvaTure. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

We will need substantial additional funding. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

        We expect our expenses to increase in connection with our ongoing activities, particularly as we commence our AUGMENT Study in humans and, if successful, commence commercial activities for this product candidate. We expect to incur significant expenses in connection with these activities for AUGMENT. In addition, we expect to incur significant expenses with respect to our research and development of OvaTure and other product candidates. The clinical trials we will be required to conduct for these product candidates will be costly. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

        Assuming we have no revenue from product sales, we expect that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements at least through 2013. Our future capital requirements will depend on many factors, including:

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  the timing and results of our AUGMENT Study in humans;

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  our ability to successfully commercialize AUGMENT;

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  the costs and timing of commercialization activities for AUGMENT, including manufacturing, product sales, marketing and distribution;

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  revenue, if any, received from commercial activities of AUGMENT or any other product candidate;

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  the scope, progress, results and costs of research, preclinical development, and clinical trials for our product candidates;

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  the regulatory process, including the premarketing and marketing approval requirements, to which some of our product candidates may be subject;

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  the costs, timing and outcome of regulatory review of our product candidates that are subject to such review;

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  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

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  our ability to establish collaborations and partnerships on favorable terms, if at all; and

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  the extent to which we develop, acquire or in-license other products and technologies.

        Identifying potential product candidates and conducting preclinical testing and clinical trials is a time consuming, expensive and uncertain process that takes years to complete. We may never generate the necessary data or results required to obtain necessary marketing approvals or achieve product sales for our product candidates. We do not expect to derive commercial revenues, if any, from AUGMENT until late 2013 at the earliest. We do not expect to derive commercial revenues, if any, from other products for many more years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

        Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

        If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Risks Related to Research, Development and Commercialization of Our Product Candidates

The science underlying our two principal product candidates, AUGMENT and OvaTure, is based on recent discoveries and has not been tested in humans. We may not be successful in our studies designed to test the safety and efficacy of AUGMENT. In addition, we may not be able to successfully develop OvaTure or other product candidates.

        AUGMENT and OvaTure are based on recent scientific discoveries relating to egg precursor cells and have not been tested in humans. As a result, our AUGMENT and OvaTure programs are subject to a higher level of risk than programs based on longer established science that have been the subject of human clinical trials. We intend to commence our AUGMENT Study in humans by the end of 2012 to test the safety and efficacy of AUGMENT. Our ability to commercialize and generate revenues from sales of AUGMENT will depend in significant part on the findings of this study, including whether, and by how much, the use of AUGMENT increases the pregnancy and live birth rates of IVF and the safety of this product candidate. If the results of our AUGMENT Study are unfavorable, AUGMENT may not be viable or significant additional time and expense could be required before we are able to market this product candidate.

        While one of our scientific founders and other third party scientists have successfully conducted laboratory experiments in animals and experiments with human egg precursor cells that form the basis for some aspects of OvaTure, there are significant aspects of OvaTure that will require additional innovation for us to continue its preclinical and clinical development. The recent nature of the scientific discoveries underlying OvaTure, the need for additional innovation and the absence of information from human clinical trials all increase the risks associated with this product candidate. In any event, we believe that it will be costly and time consuming to develop OvaTure.

If we are unable to initiate our AUGMENT Study on our current timeline or if the results are not positive, we may not be able to commence commercial activities as we expect in late 2013, if at all. In addition, if we experience delays or difficulties in the enrollment of patients in our planned AUGMENT Study or future clinical trials for our other product candidates, our ability to commercialize products could be delayed or prevented.

        Prior to commencing commercial activities for AUGMENT, we plan to review preliminary data from our planned AUGMENT Study. Human studies, like the AUGMENT Study we are planning, are expensive, difficult to design and implement and uncertain as to outcome. Success in animal and preclinical studies does not ensure that studies in humans will be successful, and interim or preliminary results do not necessarily predict final results. In addition, the timing of preliminary results from and completion of the study will depend, in part, on our ability to enroll the study on the timeline expected. Enrollment in the study could be delayed for a number of reasons, including the unwillingness of patients to undergo, or physicians to prescribe, an additional surgical procedure in connection with IVF. If initiation or enrollment of our AUGMENT Study is delayed, or the preliminary or final results are not positive, we may not be able to commence commercial activities as expected in late 2013, if at all, and we may need to expend more cash and other resources than we anticipate to develop AUGMENT. As a result, we might need to delay or abandon development of AUGMENT or our other product candidates.

        We may not be able to initiate or continue any future clinical trials for OvaTure or other product candidates for several reasons. For example, if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States, we will not be able to commence clinical studies. Patients who are eligible for future clinical trials may decide to use already approved fertility treatments or to enroll in other clinical trials.

        Patient enrollment is affected by other factors including:

  •
  the novelty of the product candidate being tested;

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  form of infertility or severity of the condition being treated;

  •
  eligibility criteria for the study in question;

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  perceived risks and benefits of the product candidate under study;

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  known side effects of the product candidate under study, if any;

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  efforts of IVF clinics to facilitate enrollment in clinical trials;

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  patient referral practices of physicians;

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  the ability to monitor patients adequately during and after treatment; and

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  proximity and availability of clinical trial sites for prospective patients.

        Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

Preclinical testing and clinical trials of OvaTure and any of our other product candidates that require such testing and trials may not be successful. If we are unable to commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

        We intend to invest a significant portion of our efforts and financial resources in the identification, preclinical development and clinical trials of product candidates that treat infertility. Our ability to generate product revenues will depend heavily on the successful development and eventual commercialization of our product candidates. Unlike AUGMENT, which we expect the FDA will regulate in the United States as a 361 HCT/P, we expect that the FDA will regulate OvaTure and many of our other product candidates as drugs subject to section 505 of the FDCA or biologics subject to section 351 of the PHSA. This means, among other things, that we will not be able to market such products in the United States unless and until we have successfully completed clinical trials and received marketing authorization from the FDA in the form of an NDA or BLA.

        Prior to initiating clinical trials of OvaTure and other such product candidates, we will need to submit an IND to the FDA based on preclinical, animal and other tests. Upon submitting such an IND, the FDA might determine that the risks involved in OvaTure or our other products are too great to justify proceeding with a clinical study and impose a partial or full clinical hold. They may require us to do significant and costly additional preclinical work before commencing our clinical trials or may not allow us to proceed with clinical trials at all. In addition, an IRB must review and approve any clinical trial before we can commence that trial. The IRB responsible for reviewing any of our clinical trials may decline to grant approval for a variety of reasons, including that they do not believe that patient rights would adequately be protected. OvaTure and our other products rely on complex technology that impacts human reproductive systems. Therefore, both the FDA and IRBs may be especially cautious in reviewing and approving our clinical protocols for such products.

        If INDs for OvaTure or other product candidates do become effective, we will be required to conduct extensive clinical trials to demonstrate the safety, efficacy, purity and potency of our product candidates in humans. We will need to follow this same process for any future product candidates that are regulated by the FDA as a biologic or as a new drug.

        Clinical testing is expensive, difficult to design and implement, can take many years to complete, and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Either the FDA or an IRB can suspend or terminate our clinical development programs at any time, for a number of reasons, including that further study presents unreasonable risk to human subjects or that the rights of those subjects are not protected.

        We may experience numerous unforeseen events during, or as a result of, clinical trials, which could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

  •
  regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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  we may have delays in reaching, or fail to reach agreement on, acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

  •
  clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

  •
  the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in our clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate;

  •
  we or our third party contractors may fail to comply with regulatory requirements, such as conducting trials in accordance with cGCPs, and our contractors may fail to meet their contractual obligations to us in a timely manner or at all;

  •
  we may have to suspend or terminate clinical trials of our product candidates for various reasons, including discovery that the participants are being exposed to unacceptable health risks;

  •
  the cost of clinical trials of our product candidates may be greater than we anticipate; and

  •
  the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate.

        If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we contemplate, if we are unable to successfully complete clinical trials or other testing of our product candidates, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns regarding our product candidates, we may:

  •
  be delayed in obtaining marketing approval for our product candidates;

  •
  not obtain marketing approval at all;

  •
  obtain approval for indications or patient populations that are not as broad as we intend or desire;

  •
  obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

  •
  be subject to additional post-marketing testing requirements; or

  •
  have the product removed from the market after obtaining marketing approval.

        Our product development costs will also increase if we experience delays in testing or obtaining marketing approvals. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do. Such events could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

        Even if clinical trials for our product candidates are completed as planned, the FDA may still conclude that the risks inherent in our product candidates outweigh the demonstrated benefits, and may refuse to grant us marketing authorization.

If serious adverse or inappropriate side effects are identified during the development of our product candidates, we may need to abandon or limit our development of those product candidates.

        None of our product candidates has been proven effective and safe in humans. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or, to the extent required, will receive marketing approval. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected with respect to the patient or the child conceived using our product or product candidates, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

Even if we are able to commercialize any of our product candidates, they may fail to achieve the degree of market acceptance by physicians, patients and others in the medical community necessary for commercial success.

        If we are able to commercialize AUGMENT or if any of our other product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients and others in the medical community. For example, doctors may continue to rely on current treatments, including fertility drugs and traditional IVF, which are well established in the medical community. In addition, the novel nature of AUGMENT and OvaTure may affect market acceptance by physicians and patients. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of AUGMENT and our other product candidates, if approved for commercial sale, will depend on a number of factors, including:

  •
  efficacy and potential advantages as compared to traditional IVF or other alternative treatments;

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  ability to reduce the number of IVF cycles required to achieve a live birth;

  •
  ability to reduce the cost of traditional IVF;

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  ability to reduce the incidence of multiple births;

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  the willingness of the target population to undergo, and of physicians to prescribe, an additional surgical procedure in connection with IVF;

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  convenience and ease of administration as compared to alternative treatments;

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  adverse effects on patients or children conceived using our product candidates;

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  ability to improve the side effect profile of infertility treatment;

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  the willingness of the target population and of physicians to try new therapies based on recent scientific discoveries;

  •
  limitations on the existing infrastructure to support AUGMENT or other product candidates, including adequately trained embryologists and the willingness of IVF clinics to incorporate the process into their current treatment regime;

  •
  the willingness of patients to pay out of pocket for our products, which, in the case of AUGMENT, will be in addition to the price of a standard IVF procedure;

  •
  any negative publicity or political action related to our or similar products or IVF; and

  •
  the strength of marketing and distribution support.

        In addition, our ability to successfully commercialize our products will depend on the continued use and acceptance of IVF and fertility treatments generally. To the extent studies indicate, or the medical community or patient population determine, that these procedures are unsafe or are otherwise not generally accepted, the market for our products and, therefore, our business would be negatively affected.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market our product candidates we may not be successful in commercializing them.

        We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of products for the treatment of infertility. To achieve commercial success for any product, we must either develop a sales and marketing organization or outsource these functions to third parties. In anticipation of the commercial launch of AUGMENT in the United States, we plan to recruit an approximately 10 person sales force. In the future, we may choose to expand the sales force for AUGMENT or other product candidates.

        There are risks involved both with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of AUGMENT or another product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

        If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or may be unable to do so on terms that are favorable to us. We likely will have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively.

We may not be successful in our efforts to identify or discover additional product candidates. If we do identify additional product candidates, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

        An important element of our strategy is to identify and develop additional product candidates based on our egg precursor cell technology. We may be unable to identify any such product candidates. If we do identify additional candidates, we may not advance such candidates into clinical development for a number of reasons, including:

  •
  evidence that such candidates may have harmful side effects;

  •
  preclinical studies may put into question the efficacy of such candidates;

  •
  we may determine that such candidates are unlikely to achieve marketing approval or market acceptance; or

  •
  such candidates may be too costly to manufacture or market.

        Because we have limited financial and managerial resources, we focus on research programs and product candidates based on which candidates we believe have the highest likelihood of success and commercial value. As a result, we may forego or delay pursuit of opportunities with other product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates may not yield any commercially viable products. For example, the programs we are considering relating to culture media and egg precursor cell banking may not reach commercialization or, if commercialized, may not be successful. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not be successful in obtaining necessary rights to additional technologies or product candidates, including from our scientific founders, for our development pipeline through acquisitions and in-licenses.

        We may be unable to acquire or in-license additional technologies or product candidates from third parties, including our scientific founders, in order to grow our business. A number of more established companies may also pursue strategies to license or acquire product candidates that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

        For example, we continue to work collaboratively with our scientific founders. These scientists continue to be active in the field of infertility and may develop new product candidates or intellectual property based on their continued research relating to infertility. The rights to new inventions by our scientific founders generally belong to the hospitals and academic institutions at which they are employed and are not subject to license or other rights in our favor. In the event that our scientific founders, or other third party scientists or entities, develop product candidates or intellectual property that we wish to acquire or in-license, we may be unable to negotiate such acquisition or in-license. Our failure to reach an agreement for any applicable product candidate or intellectual property could result in a third party acquiring the related rights and thereby harm our business.

        In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire relevant product candidates on terms that would allow us to make an appropriate return on our investment.

        We expect competition for acquisition and in-licensing product candidates that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. If we are unable to successfully obtain rights to suitable product candidates on reasonable terms, or at all, our business, financial condition and prospects for growth could suffer.

We face substantial competition, including from more established infertility treatments, such as traditional IVF, as well as advances in new artificial reproductive technologies, which may result in others discovering, developing or commercializing products before or more successfully than we do.

        There are a number of fertility treatments that are generally accepted in the medical and patient communities, including fertility drugs, IUI and IVF. Competition in the infertility market is largely based on pregnancy and live birth rates and side effects of treatment on patients. Accordingly, our success is highly dependent on our ability to develop products that improve pregnancy and live birth rates and reduce risks and side effects, as compared to existing treatments. The ability of any products that we successfully develop to reduce the overall costs associated with IVF also will be an important competitive factor.

        Competitors may develop new infertility drugs, ART therapies, devices and techniques that could render obsolete our product candidates. While we are not aware of any company or organization developing a specific product that would compete directly with AUGMENT or OvaTure, there are a number of pharmaceutical companies, biotechnology companies, universities and research organizations actively engaged in research and development of products for the treatment of infertility. Some of these products, similar to AUGMENT and OvaTure, are designed to address the shortcomings of IVF. In particular, we are aware of two companies that are currently developing products intended to identify high quality embryos for use in IVF. Novocellus Ltd. is developing an embryo viability test, using culture media, to aid in the selection of embryos used in IVF. Auxogyn, Inc. is developing software that analyzes genetic signatures of embryos to help identify high quality embryos. If successfully developed, these products could improve outcomes and alleviate some of the other shortcomings of traditional IVF, thereby decreasing the need for our product candidates. At this time, we cannot evaluate how our products, if successfully developed and commercialized, would compare technologically, clinically or commercially to any other potential products being developed or to be marketed by competitors. There can be no assurance that we will be able to compete effectively.

        Our competitors may develop and commercialize new technologies before we do, allowing them to offer products, services or solutions that are superior to those that we may offer or which establish market positions before the time, if any, at which we are able to bring products to the market. Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in developing, commercializing and achieving widespread market acceptance. Our competitors' products may be safer, more effective or more effectively marketed and sold, than any treatment we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our product candidates. We anticipate that we will face intense and increasing competition as new treatments enter the market and advanced technologies become available.

We could be subject to negative publicity, political action and additional regulation because of the nature of our products. These factors could increase our development and commercialization costs.

        Our products are based on innovative science regarding eggs, embryos and fertilization. These can be controversial subjects and, as a result, we could be subject to adverse publicity, political reaction and regulation, as well as changes to the laws and regulations affecting our product candidates. This may result in our incurring costs beyond what we anticipate in order to develop and commercialize our product candidates or may make it impossible to develop our product candidates at all. In addition, some states are considering adopting legislation defining when personhood begins. To the extent adopted, this legislation could limit, restrict or prohibit the use of IVF, which would have a negative effect on our ability to develop and sell our product candidates and, as a result, on our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

        We face an inherent risk of product liability exposure related to the testing of our product candidates in human studies and clinical trials and will face an even greater risk if we commercialize AUGMENT or any other products that we may develop. Product liability claims involving our activities may be made for significant amounts because our product candidates involve mothers and children. For example, it is possible that we will be subject to product liability claims that assert that our product candidates or products have caused birth defects in children or that assert that such defects are inheritable. In light of the nature of our planned activities, these claims could be made many years into the future based on effects that were not observed or observable at the time of birth. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for any product candidates or products that we may develop;

  •
  injury to our reputation and significant negative media attention;

  •
  withdrawal of clinical trial participants;

  •
  significant costs to defend the related litigation;

  •
  substantial monetary awards to trial participants or patients;

  •
  loss of revenue;

  •
  the diversion of management's resources; and

  •
  the inability to commercialize any products that we may develop.

        We currently do not have product liability insurance coverage because we have not initiated our AUGMENT Study or any clinical trials. We will need to obtain product liability insurance coverage when we begin our AUGMENT Study in humans or clinical trials for our other product candidates. Such insurance is increasingly expensive and difficult to procure. Such insurance may not be available to us at all, may only be available at a very high cost and, if available, may not be adequate to cover all liabilities that we may incur. In addition, we may need to increase our insurance coverage in connection with the commercialization of AUGMENT or other product candidates. If we are not able to obtain and maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise, our business could be harmed, possibly materially.

Procedures such as IVF, as well as companies that manufacture and store cells and tissues, are the subject of standards and recommendations by national non-governmental bodies. Failure to comply with these standards could harm our commercial prospects or subject us to negative media attention or government sanctions.

        Some organizations, such as the American Society for Reproductive Medicine, set voluntary guidelines for procedures like IVF. If we, or third parties that we contract with, do not comply with such voluntary guidelines, we may have difficulty commercializing our products and could receive negative attention by the media or such organizations. In addition, some of these standards are incorporated by reference into state law. For example, the state of Maryland has incorporated into its regulations certain portions of the Standards for Tissue Banking drafted by the American Association of Tissue Banks.

Risks Related to Regulatory Approval of Our Product Candidates and Other Regulatory Matters

Our current business plan assumes that the FDA will regulate AUGMENT as a 361 HCT/P rather than as a new drug or biologic and, therefore, AUGMENT will not be subject to premarket review and approval. If the FDA disagrees with our interpretation of the applicable regulations, disagrees with our characterization of the AUGMENT procedure or changes its position with respect to such rules and regulations, we may not be able to commercialize AUGMENT on the timeline or with the resources we expect, if at all. We could also be forced to halt human studies, remove the product from the market or be subject to substantial fines or other civil or criminal sanctions.

        The FDA regulates HCT/Ps, such as AUGMENT, under a two-tiered framework. Certain higher risk HCT/Ps are regulated as new drugs, biologics or medical devices. Manufacturers of new drugs, biologics and some medical devices must complete extensive clinical trials, which must be conducted pursuant to an effective IND or investigational device exemption. The FDA must review and approve a BLA or NDA before a new drug or biologic may be marketed, and in some cases must approve a premarket approval application for medical devices.

        By contrast, the FDA exempts certain lower risk HCT/Ps from these requirements if they meet certain specified criteria. Such products frequently are referred to as "361 HCT/Ps," because the FDA regulates them under the authority given to it under section 361 of the PHSA to create regulations to control the spread of communicable diseases. We believe that the FDA will regulate AUGMENT as a 361 HCT/P rather than as a new drug or biologic and, therefore, that AUGMENT will not be subject to the requirement for an IND or FDA premarket review and approval. Thus, our current financial and business plans assume that we will not need to seek or obtain FDA approval for AUGMENT. Rather, we will have to comply with the requirements for 361 HCT/Ps set forth in FDA regulations and develop adequate substantiation to support claims we make for the AUGMENT procedure.

        We have not consulted the TRG, a body within the FDA designed to provide formal opinions regarding whether a particular product will be regulated as a 361 HCT/P. Product manufacturers are not required to consult with the TRG and instead can market their products based on their own conclusion that the product meets the 361 HCT/P criteria. If, however, the FDA disagrees with our determination that AUGMENT should be regulated as a 361 HCT/Ps and concludes instead that AUGMENT should be regulated as a drug, biologic or medical device, we could be subject to numerous sanctions, including warning letters, injunctions, fines, product seizures and civil or criminal penalties.

        The FDA could disagree with our conclusion that AUGMENT qualifies as a 361 HCT/P. The regulatory pathway for cell and tissue-based products is subject to significant uncertainty. The FDA's criteria for regulation as a 361 HCT/P are complex, and the FDA has provided little guidance on the meaning of terms used in the criteria, such as "minimal manipulation," "homologous," or "combination of the cells and tissues with another article." In addition, AUGMENT uses new technology that would present a matter of first impression for the FDA in determining whether to require premarket authorization. Further, AUGMENT may receive a high degree of scrutiny from the FDA due to its use as an aid to reproduction. The FDA or Congress could change the relevant criteria for determining which products qualify as 361 HCT/Ps or the regulatory requirements for HCT/Ps. The courts may also interpret those criteria and requirements in unexpected ways. For example, currently in United States v. Regenerative Sciences LLC, the United States District Court for the District of Columbia is weighing a clinic's argument that the FDA's authority to regulate certain cellular-based products intended for autologous use is significantly limited because such products constitute the "practice of medicine." Depending on how the court ultimately rules, the court's decision could have a significant impact on the FDA's regulation of HCT/Ps.

        If the FDA determines that AUGMENT is not a 361 HCT/P, regulates it as a new drug or biologic and, therefore, requires premarket review, we may be required to halt our AUGMENT Study or other uses of AUGMENT in humans and conduct a more time-consuming and expensive clinical trial program for this product candidate. We may also be required to submit an IND and an NDA or BLA to secure marketing authorization. The submission of an IND and a BLA or NDA would require us to compile significant amounts of data related to the AUGMENT process, as well as data from preclinical and clinical testing. If, at the time the FDA determines that AUGMENT is not a 361 HCT/P, we are already marketing the product, we may be required to withdraw it from the market pending submission, review and FDA approval of a BLA or NDA. We cannot guarantee that we would ever be able to secure such approval. We could also be subject to a warning letter, substantial fines and other civil or criminal penalties. As a result, our business could be materially harmed.

Even if the FDA regulates AUGMENT as a 361 HCT/P, we must still generate adequate substantiation for any claims made in our marketing of AUGMENT. Failure to establish such adequate substantiation in the opinion of federal or state authorities could substantially impair our ability to generate revenue.

        Although as a 361 HCT/P we may not need to submit AUGMENT to the FDA for preapproval, we still must generate adequate substantiation for claims we make in our marketing materials. Both the FTC and the states retain jurisdiction over the marketing of products in commerce and require a reasonable basis for claims made in marketing materials. Through our planned AUGMENT Study in humans and other endeavors, we intend to generate such adequate substantiation for any claims we make about the AUGMENT procedure. If, however, after we commence marketing of AUGMENT, the FTC or one or more states conclude that we lack adequate substantiation for our claims, we may be subject to significant penalties or may be forced to alter our marketing of AUGMENT in one or more jurisdictions. Any of this could materially harm our business. In addition, if our promotion of AUGMENT suggests that the HCT/P is not intended for homologous use, the FDA might consider the product to be a new drug or biologic. We will therefore be limited in the promotional claims that we could make about AUGMENT.

We may not be able to undertake our AUGMENT Study as planned.

        We believe that the FDA will regulate AUGMENT as a 361 HCT/P and, therefore, will not require an IND for our AUGMENT Study in humans. However, the FDA could disagree with our conclusion and require us to submit an IND. Moreover, even if our study does not require an IND, it will still be subject to various requirements designed to protect the safety of study participants. For example, we have received IRB approval and monitoring of our planned AUGMENT Study. The IRB could, however, require us to alter our program before the study begins. Such changes could materially impact the time and costs required to complete the program.

Numerous states place restrictions on the operation of facilities and laboratories that recover, test, process, manufacture, store or dispose of certain cells and tissues. If we do not comply with such state regulations, as well as potential local regulations, we could be subject to significant sanctions.

        Various states, including New York, California, Florida, Illinois, Maryland, Texas, Massachusetts and others, impose requirements on facilities and laboratories that recover, test, process, manufacture, store or dispose of certain cells and tissues. These requirements can have significant geographic reach. In Maryland, for example, the permit requirements applicable to tissue banks, including reproductive tissue banks, apply not only to tissue banks located in Maryland, but also those tissue banks located outside of the state that are represented or serviced in Maryland. In some cases, the requirements imposed by states, such as record keeping and testing requirements, may be more stringent than those imposed by the FDA. Failure to comply with these state requirements could subject us to significant sanctions.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize OvaTure or other product candidates, and our ability to generate revenue will be materially impaired.

        Unlike AUGMENT, we believe the FDA will regulate OvaTure as a biologic, thus subjecting it to more comprehensive regulation. This may also be true for our other product candidates, which may be regulated as drugs, biologics or medical devices. We have not received approval to market any products from regulatory authorities in any jurisdiction. We have only limited experience in conducting preclinical testing and clinical trials and filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties, including contract research organizations, to assist us in this process. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA to establish the product candidate's safety, efficacy, purity and potency. Securing FDA approval also requires the submission of information about the product manufacturing process to, and successful inspection of manufacturing facilities by, the FDA.

        The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. The FDA and foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval, require that we conduct additional preclinical, clinical or other studies or refuse to approve our applications. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate.

Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

        If we experience delays in obtaining, or if we fail to obtain, approval of OvaTure or other product candidates, our ability to generate revenues will be materially impaired.

We will not be able to sell any product that is regulated as a medical device without obtaining and maintaining necessary regulatory clearances or approvals.

        To market any products that are regulated as medical devices, or that require the use of a new medical device, such as the innovative culture media solution that we are planning to develop, we will need to seek approval or clearance from the FDA, either through the premarket approval process or the 510(k) clearance process. We currently expect to be able to rely on the 510(k) clearance process, as opposed to the premarket approval process, for some of our medical device product candidates. However, it is difficult to predict whether the FDA will allow us to use the 510(k) pathway or require us to use the premarket approval process. We cannot guarantee that we will be able to obtain clearance or approval of these medical devices through either pathway. In addition, even if the FDA permits us to use the 510(k) pathway, the requirements to bring a product to market through this process may be significantly more resource intensive than we currently expect. The FDA has announced that it intends to make changes to the 510(k) process, and these changes, or any other changes related to FDA's regulation of medical devices, could have an adverse effect on our ability to gain regulatory clearance for, and to commercialize, our product candidates. In addition, any modifications to medical devices that we successfully bring to market, if any, may require new regulatory clearances or premarket approvals. Marketing a medical device without the necessary clearance or approval could result in a warning letter, fines, injunctions, product seizures or other civil or criminal penalties. Delays in our receipt of regulatory clearance or approval will cause delays in our ability to sell our products, which will have a negative effect on our ability to generate and grow revenues.

Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

        In order to market and sell our products in the EU and many other jurisdictions, we or our third party collaborators may need to obtain separate marketing approvals and will need to comply with numerous and varying regulatory requirements. The approval process varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally is subject to all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. We or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA for marketing in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA.

        In the EU, for example, our products could be regulated as advanced therapy medicinal products, as medical devices or as human tissues and cells intended for human applications. Products regulated as advanced therapy medicinal products may only be placed on the market in the EU once they have been granted a marketing authorization by the European Commission. Securing a marketing authorization from the European Commission requires the submission of extensive preclinical and clinical data and supporting information, including information about the manufacturing process, to the EMA to establish the product candidate's safety, efficacy and quality. Following review of the marketing authorization application the EMA will issue an opinion, which the European Commission will take into account when deciding whether or not to grant a marketing authorization. Products regulated as medical devices in the EU are not subject to premarket review and approval by regulatory authorities. However, before placing the product on the market in the EU the manufacturer must demonstrate that the product meets certain essential requirements set out in applicable laws. For lower risk devices, the manufacturer may self-declare conformity to the essential requirements and apply the CE mark to the device. All other devices must undergo a conformity assessment procedure by a notified body, which is a third party licensed by regulatory authorities to perform such assessments. If the notified body agrees that the essential requirements have been met, it will issue a CE certificate, which allows the manufacturer to draw up a declaration of conformity and apply the CE mark to the device. Once a medical device has been CE marked it may be marketed throughout the EU.

        Products regulated as human tissues and cells for human applications that do not fall within the definition of an advanced therapy medicinal product or a medical device are not generally subject to premarket review and approval by regulatory authorities. However, the establishments that process and use such human tissues and cells must be licensed and are subject to various quality system and adverse event reporting requirements. We believe that the AUGMENT procedure should be subject to this general regime for human cells and tissues, but regulatory authorities in the EU could disagree with our conclusion and determine that the procedure involves sufficient manipulation of the cells to bring the product within the scope of the rules governing advanced therapy medicinal products. The relevant criteria for determining which products qualify as advanced therapy medicinal products could also change. If the European Commission or other regulatory authority determines that AUGMENT is an advanced therapy medicinal product and, therefore, requires premarket review, we may be required to halt our studies or other uses in humans and conduct a more time consuming and expensive clinical trial program for this product candidate.

        In addition, medical treatments and processes, such as IVF, are regulated at the national level in the EU. Such national regulations may restrict the extent to which the eggs used in IVF treatments may be manipulated. For example, in the United Kingdom the Human Fertilisation and Embryology Act of 1990, as amended, prohibits IVF treatment involving the use of eggs in which the nuclear or mitochondrial DNA have been altered. While we do not interpret this legislation to prohibit use of AUGMENT in the United Kingdom, there is a risk that the Human Fertilisation and Embryology Authority could adopt a different interpretation and prevent IVF clinics from using AUGMENT.

Even if we successfully launch AUGMENT, it will be subject to ongoing regulation. We could be subject to significant penalties if we fail to comply with these requirements, and we may be unable to commercialize our products.

        Even if the FDA allows AUGMENT or any other product candidate of ours to be marketed as a 361 HCT/P and, therefore, without an NDA or BLA, we will still be subject to numerous post-market requirements, including those related to registration and listing, record keeping, labeling, cGTP, donor eligibility and other activities. HCT/Ps that do not meet the definition of a 361 HCT/P and, therefore, are approved via an NDA or BLA, are also subject to these ongoing obligations. If we fail to comply with these requirements, we could be subject to warning letters, product seizures, injunctions or civil and criminal penalties. We are currently relying on a third party cGTP-certified laboratory to conduct the various steps involved in the AUGMENT process, including the purification of the woman's mitochondria from the tissue biopsy. In the future, we may establish our own processing facility, which would need to be cGTP compliant. Any failure by us or the third party laboratory on which we rely to maintain cGTP compliance could require remedial action, such as product recalls and delays in distribution and sales of AUGMENT and any other products that we develop, as well as enforcement actions.

        Moreover, even if the FDA allows AUGMENT or any other product candidate to be marketed without premarket approval, the FDA could still seek to withdraw the product from the market for a variety of reasons, including if the agency develops concerns regarding the safety or efficacy of the product or the product's manufacturing process.

OvaTure and any other product candidates for which we obtain marketing approval are subject to continuing regulation after approval. We may be subject to significant penalties if we fail to comply with these requirements.

        Any product candidate for which we obtain marketing approval or clearance will be subject to continuing regulation by the FDA and other regulatory authorities. For example, such products will be subject to requirements relating to submission of safety and other post-marketing information and reports, registration and listing, manufacturing, packaging, quality control, storage, distribution, quality assurance and corresponding maintenance of records and documents, labeling, advertising and promotional activities, distribution of samples to physicians and recordkeeping. Even if marketing approval or clearance of a product candidate is granted, the approval or clearance may be subject to limitations on the uses for which the product may be marketed, be subject to restrictions on distribution or use through a risk evaluation and mitigation strategy, or contain requirements for costly post-marketing testing to further evaluate the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs, biologics and medical devices to ensure such products are marketed only for the approved indications or cleared uses and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers' communications regarding off-label use and if we market our products other than for their approved indications, we may be subject to enforcement action for off-label marketing.

        In addition, later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

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  restrictions on the labeling or marketing of a product;

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  restrictions on product distribution or use;

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  requirements to conduct post-marketing clinical trials;

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  warning or untitled letters from the FDA;

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  withdrawal of the products from the market;

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  refusal to approve pending applications or supplements to approved applications;

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  recall of products;

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  fines, restitution or disgorgement of profits or revenue;

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  suspension or withdrawal of marketing approvals;

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  refusal to permit the import or export of our products;

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  product seizure;

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  injunctions; or

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  the imposition of civil or criminal penalties.

It is unlikely that third party payors will cover or reimburse for AUGMENT or other, future products and services, and many patients may be unable to afford them.

        Many third party payors, both in the United States and the EU, including national health services or government funded insurance programs as well as private payors, place significant restrictions on coverage and reimbursement for IVF and other ART procedures. Those restrictions may include limits on the types of procedures covered, limits on the number of procedures covered and overall annual or lifetime dollar limits on reimbursement for IVF and other ART procedures. As a result, we believe very few third party payors, either in the United States or the EU, will reimburse for AUGMENT or likely our other future products and services. Thus, it is likely that IVF clinics and physicians will be able to use AUGMENT and our other products and services in the treatment of a patient only if the patient can afford and is willing to pay out-of-pocket. The cost of AUGMENT and our other future products and services may be beyond the means of many patients. This may limit the size of the market for AUGMENT or our future products and services and, thereby, limit our future revenues.

        Even in those limited situations in which government or private payors may cover AUGMENT or other, future products and services, cost containment pressures may later cause these third party payors to adopt strategies designed to limit the amount of reimbursement paid to IVF clinics and physicians, including but not limited to the following:

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  reducing reimbursement rates;

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  challenging the prices charged for medical products or services;

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  further limiting products and services covered;

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  challenging whether products or services are medically necessary;

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  taking measures to limit utilization of products and services;

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  negotiating prospective or discounted contract pricing;

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  adopting capitation strategies; and

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  seeking competitive bids.

        Additionally, in those limited situations where ART procedures such as IVF are available to disabled patients of childbearing age enrolled in federal healthcare programs, such as Medicare, the covered services and products may be subject to changes in coverage and reimbursement rules and procedures, including retroactive rate adjustments. These contingencies could even further decrease the range of products and services covered by such programs or the reimbursement rates paid directly or indirectly for such products and services. Such changes could further limit our ability to sell our products, which may have a material adverse effect on our revenues.

        In March 2010, Congress enacted sweeping healthcare reform legislation known as the Affordable Care Act. The Affordable Care Act will substantially change the way that healthcare is financed by both governmental and private insurers and significantly affect the delivery and financing of healthcare in the United States. The Affordable Care Act contains provisions that, among other things, govern enrollment in federal healthcare programs, effect reimbursement changes, encourage use of comparative effectiveness research in healthcare decision making and enhance fraud and abuse requirements and enforcement. The Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products, which could include products such as OvaTure, if the FDA regulates it as a biologic. The fee, which is not deductible for federal income tax purposes, is based on the manufacturer's market share of sales of branded drugs and biologics, excluding orphan drugs, to, or pursuant to coverage under, specified U.S. government programs. In addition, the new law subjects most medical devices to a 2.3% excise tax, beginning on January 1, 2013. The implementation of the Affordable Care Act may have a material adverse effect on our results of operations and financial condition.

        The reimbursement process for products and procedures outside the United States generally is subject to all of the risks associated with reimbursement in the United States, including the risk that it is unlikely that third party payors will cover or reimburse AUGMENT or other, future products and services. Many national health services and third party payors in the EU already place coverage and reimbursement limits on ART procedures, including IVF, and may impose even greater limits in the future. In many EU member states medicinal products and medical devices are subject to formal pricing and reimbursement approvals before they can be reimbursed by national health services or government-funded insurance schemes. Reimbursement may be conditional on the agreement by the seller not to sell the product above a fixed price in that country, or the national authority may unilaterally establish a reimbursement price in connection with the inclusion of the product on a list of reimbursable products.

        The likelihood that many third party payors will refuse to cover and reimburse for AUGMENT and our future products and services and that many patients will be unable to afford to pay for them out of pocket may reduce the demand for, or the price of, AUGMENT and other future products and services, which would have a material adverse effect on our revenues. Additional legislation or regulation relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future, and could adversely affect the revenues generated from the sale of our products.

Several states have enacted legislation that may hamper the ability of IVF clinics and physicians to pass through the cost of our products to patients or third party payors.

        Several states, including California and New York, require direct billing of laboratory or pathology services, prohibit physicians from marking up the cost of laboratory or pathology services when they pass these costs on to patients or other payors or require that physicians disclose to patients what they actually paid to obtain laboratory or pathology services. Additionally, the federal government has enacted regulations limiting the Medicare reimbursement available to physicians who contract out the technical component of certain laboratory and pathology procedures.

        To the extent that AUGMENT or possibly other, future products or services are treated as laboratory or pathology services for purposes of reimbursement, these laws may make it difficult for us to market those products and services to IVF clinics and physicians in some states and may also require us to restructure our business model before we can expand into certain markets. To the extent that our IVF clinic and physician customer base anticipates seeking Medicare reimbursement, these laws may require a comprehensive restructuring of our business model, and therefore adversely impact our ability to market our products. Any additional legislation or regulation in this area could also adversely affect our ability to market our products.

Even though we anticipate very limited third party coverage and reimbursement for AUGMENT and our future products and services, our future arrangements with third party payors and IVF clinics and physicians may be subject to federal and state fraud and abuse laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

        Even though we anticipate very limited third party coverage and reimbursement, including from federal healthcare programs, for AUGMENT and possibly other, future products and services, our future arrangements with third party payors and IVF clinics and physicians may expose us to broadly applicable fraud and abuse laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute AUGMENT and possibly other, future products and services for which we obtain marketing approval. Restrictions under federal and state fraud and abuse laws and regulations that may be applicable to our business include the following:

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  the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

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  the federal Stark law prohibits physicians from referring patients to hospitals, laboratories, and other types of entities in which they or their immediate family members have a financial interest, if the referral is for a select list of Medicare or Medicaid-covered services, including most clinical laboratory services, and also prohibits entities that furnish the covered services subsequent to a prohibited referral from billing Medicare or Medicaid for the services provided and from receiving payment from a federal healthcare program for those services;

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  the federal False Claims Act imposes civil penalties, often through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for failure to safeguard the privacy, security and transmission of individually identifiable health information and for executing a scheme to defraud any federal healthcare program;

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  the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in any matter within the jurisdiction of the executive, legislative, or judicial branch of the U.S. government, including in connection with the delivery of or payment for federally reimbursed healthcare benefits, items or services;

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  the federal transparency requirements under the "sunshine" provisions of the Affordable Care Act require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

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  analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures; and

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  analogous foreign laws and regulations, such as anti-bribery laws and laws governing the promotion of medicinal products or medical devices, may apply to sales or marketing arrangements and interactions with physicians in countries outside the United States.

        Efforts to ensure that our business arrangements with third parties will comply with applicable fraud and abuse laws and regulations will involve substantial costs. It is possible that governmental authorities may conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the IVF clinics or physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even the assertion of a violation under any of these provisions could have a material adverse effect on our financial condition and results of operations. Any such assertion would likely trigger an investigation of our business or executives that could cause us to incur substantial costs and result in significant liabilities or penalties, as well as damage to our reputation.

If and when we contract with IVF clinics and physicians or other healthcare providers, we may have obligations under such contracts to protect the privacy of patient health information.

        In the course of performing our business, we will obtain, from time to time, confidential patient health information. For example, we may learn patient names and be exposed to confidential patient health information when we provide training on AUGMENT and possibly other, future products and services to the staff at IVF clinics and physicians' offices. United States federal and state laws protect the confidentiality of certain patient health information, in particular individually identifiable information, and restrict the use and disclosure of that information. At the federal level, the Department of Health and Human Services promulgated health information and privacy and security rules under HIPAA. At this time, we are not a HIPAA covered entity. However, we may enter into business associate or other confidentiality agreements with covered entities that contain commitments to protect the privacy and security of patients' health information or, in some instances, that may require us to indemnify the covered entity for any claim, liability, damage, cost or expense arising out of or in connection with a breach of the agreement by us. If we were to violate one of these agreements, we could lose customers and be exposed to liability or our reputation and business could be harmed. In addition, the Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted in February 2009, expands the HIPAA privacy and security rules, including imposing many of the requirements of those rules directly on business associates and making business associates directly subject to HIPAA civil and criminal enforcement provisions and associated penalties. We may be required to make costly system modifications to comply with the HIPAA privacy and security requirements. Our failure to comply may result in criminal and civil liability.

        Other federal and state laws apply to the use and disclosure of health information, as well as certain financial information, which could affect the manner in which we conduct our business. Such laws are not necessarily preempted by HIPAA, in particular those laws that afford greater protection to the individual than does HIPAA or cover different subject matter. Such state laws typically have their own penalty provisions, which could be applied in the event of an unlawful action affecting health information.

        In the member states of the EU and many other countries, we will be subject to similar or more stringent data privacy laws, such as those implementing the European Data Protection Directive 94/46/EC, that require us to protect all individually identifiable information and restrict the use, disclosure and onward transfer of that information. Such national laws typically have their own civil or criminal enforcement provisions and associated penalties. We may incur costs in complying with the applicable privacy and security requirements, which may include registration with the national data protection authorities.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

        We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

        Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

        In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to the Manufacturing of Our Product Candidates

We have entered into an agreement with a third party for the manufacture of AUGMENT and expect to rely on third parties for the manufacture of our other product candidates for preclinical testing, clinical trials and commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts because we have limited control of third parties' activities, including manufacturing capacity and costs and regulatory compliance.

        We do not have any processing or manufacturing facilities or personnel. In February 2012, we entered into a master services agreement with a third party, Agenus, to provide services for the manufacture of AUGMENT. This agreement requires only that Agenus provide AUGMENT manufacturing services pursuant to mutually agreed purchase orders. As a result, the agreement can effectively be terminated by Agenus following completion of any agreed upon purchase order and, therefore, may not provide us with a continuous or long-term source for AUGMENT. In addition, we have commenced but not yet completed the transfer of our AUGMENT technology to Agenus. We will need to successfully complete this transfer in order for Agenus to begin to provide AUGMENT manufacturing services. Lastly, while we believe that Agenus has the capability to undertake the manufacture of AUGMENT in accordance with all applicable rules and regulations, there can be no assurance that it will be able to do so successfully. We do not have internal or external capabilities to manufacture AUGMENT or OvaTure or any other product candidate.

        Reliance on third party manufacturers and laboratories, such as Agenus, entails additional risks, including:

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  reliance on the third party for regulatory compliance and quality assurance;

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  the possible breach of the manufacturing or service agreement by the third party; and

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  the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

        We expect to rely on third party manufacturers or third party collaborators for the manufacture of our other product candidates for preclinical testing, clinical trials and for commercial supply. We may be unable to establish any agreements with third party manufacturers or to do so on acceptable terms.

        Third party manufacturers and laboratories may not be able to comply with cGTP or cGMP regulations or similar regulatory requirements outside the United States. Any performance failure on the part of our existing or future manufacturers and service providers, including Agenus, could delay clinical development or marketing approval or adversely affect or impede commercial sales. Our failure, or the failure of our third party manufacturers and service providers, to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and harm our business and results of operations.

        We may compete with other companies for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGTP and cGMP regulations and that might be capable of manufacturing for us. It is possible that some of these manufacturers have agreements with our competitors that limit or restrict their ability to contract with us, further narrowing the number of manufacturers that are available to us.

        We do not currently have arrangements in place for redundant supply or a second manufacturing source for AUGMENT. If Agenus, our current contract manufacturer, cannot perform as agreed, we may be required to replace Agenus. Although we believe that there are other potential alternative manufacturers who could manufacture our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement.

        Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize AUGMENT or any future product candidates that we seek to market on a timely and competitive basis.

We intend to improve the efficiency and reduce the cost of our current AUGMENT process prior to commercialization. If we fail to do so, we may not be able to initiate commercial activities or generate significant revenues, and the profitability of our planned operations could be adversely affected.

        We are at an early stage in developing the process for AUGMENT. As a result, while we are not able to project the likely AUGMENT costs, we believe that we will need to significantly reduce AUGMENT costs in order to achieve commercial success. We are actively working on initiatives to achieve these cost savings. However, there can be no assurance that these initiatives will be successful. If we are not successful in reducing AUGMENT costs, we may not be able to launch commercial activities on schedule, if at all, AUGMENT revenues may be lower than we expect and the profitability of AUGMENT sales could be adversely affected, possibly materially.

In the future, we may build and equip a cGTP-compliant laboratory for the processing of AUGMENT in the United States. Constructing and equipping such a facility in compliance with regulatory requirements will be time consuming and expensive.

        In the future, we may lease, build and equip a cGTP-compliant facility for the processing of AUGMENT in the United States. We believe that such a facility may be important to our ability to meet demand for AUGMENT and to process AUGMENT on a cost-effective basis. The leasing, build-out and equipping of this facility will require substantial capital expenditures. In addition, it will be costly and time consuming to recruit necessary additional personnel for the operation of the facility. We do not currently have funding available for any of these purposes. If we are unable to successfully construct and equip a commercial manufacturing facility in compliance with regulatory requirements, or hire additional necessary personnel appropriately, our revenues from AUGMENT, and the profitability of such revenues, may be adversely affected.

Lack of coordination internally among our employees and externally with physicians, IVF clinics and third party suppliers and carriers could result in processing and manufacturing difficulties, regulatory enforcement actions, disruptions or delays and cause us to have insufficient product to meet our expected AUGMENT Study requirements or potential commercial requirements.

        Providing AUGMENT to patients requires coordination internally among our employees and externally with physicians, IVF clinics and third party suppliers and carriers. For example, a patient's physician or clinical site will need to coordinate with us to ship a patient's ovarian tissue biopsy to the cGTP-compliant laboratory responsible for the next steps in the AUGMENT process, and we will need to coordinate with them to ship the patient's egg precursor cells, or the patient's mitochondria from the egg precursor cells, to them. Such coordination involves a number of risks that may lead to failures or delays in processing our AUGMENT product, including:

  •
  difficulties in the timely shipping of patient-specific materials to us or in the shipping of our product candidates to the treating physicians due to errors by third party carriers, transportation restrictions or delays or other reasons;

  •
  destruction of, or damage to, patient-specific materials or our product candidates during the shipping process due to improper handling by third party carriers, hospitals, physicians or us;

  •
  destruction of, or damage to, patient-specific materials during any of the tissue or cell processing steps required for egg precursor cell isolation and selection of the patient specific mitochondria;

  •
  destruction of, or damage to, patient-specific materials or our product candidates during storage at our facilities;

  •
  failure to maintain precise patient records to ensure the chain of custody, meaning the patient ovarian tissue biopsy creates the mitochondria sample that is delivered back to the IVF clinic and used in the same patient;

  •
  destruction of, or damage to, patient-specific materials or our product candidates stored at clinical and future commercial sites due to improper handling or holding by clinicians, hospitals or physicians; and

  •
  failure to ensure adequate quality control and assurances in the AUGMENT process as we increase production quantities.

        If we are unable to coordinate appropriately, we may encounter delays or additional costs in achieving our clinical and commercialization objectives. We, or third parties, could face regulatory action as a result of the failure to comply with cGTPs or other applicable rules, such as those imposed under the CLIA. Some or all of these risks may also be applicable to OvaTure and any other future product candidates.

Risks Related to Our Dependence on Third Parties

We expect to rely on a third party to conduct our AUGMENT Study and intend to rely on third parties to conduct our clinical trials for other product candidates. Such third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

        We expect to rely on a third party clinical research organization to conduct our AUGMENT Study and intend to rely on third parties, such as clinical research organizations, clinical data management organizations, medical institutions and clinical investigators, to conduct clinical trials for our other product candidates. Our reliance on these third parties for clinical development activities will reduce our control over these activities.

        We will remain responsible for ensuring that our AUGMENT Study and each of our future clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA will require us to comply with cGTPs with respect to the AUGMENT Study. The FDA will also require that we comply with cGCPs for conducting clinical trials and recording and reporting clinical trial results to assure that data and reported results are credible and accurate and that the rights and safety are protected. We will also be required to register ongoing FDA-regulated clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

        If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors, and could devote more of their resources to such other entities at the expense of expending sufficient resources on our clinical development activities.

We expect to depend on collaborations with third parties for the development and commercialization of our product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

        We currently intend to commercialize AUGMENT ourselves in the United States and certain EU member states and to collaborate with third parties to commercialize AUGMENT and any future product candidates in other international markets. In addition, we may seek partners for further development and commercialization of our other product candidates. These collaborations could take the form of license, distribution, sales representative, joint venture, sponsored research or other arrangements with pharmaceutical and biotechnology companies, other commercial entities and academic and other institutions.

        If we do enter into any such arrangements with third parties, we will likely have limited control over the amount and timing of resources that such collaborators dedicate to the development or commercialization of our product candidates. Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner, or at all. Our ability to generate revenues from these arrangements will depend on, among other things, our collaborators' successful performance of the functions assigned to them in these arrangements.

        Collaborations involving our product candidates would pose the following risks to us:

  •
  collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and could devote fewer resources to our product candidates than we expect them to;

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  a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of our product or products;

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  collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator's strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

  •
  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate or repeat or conduct new clinical trials;

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  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

  •
  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information;

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  disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management's attention and resources; and

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  collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

If we are not able to establish collaborations, we may have to alter our development and commercialization plans.

        Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of some of our product candidates. For example, we currently intend to seek to collaborate with third parties to commercialize AUGMENT and other product candidates we successfully develop in certain EU member states and other parts of the world.

        We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator's evaluation of a number of factors. Those factors may include the design or results of our clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States of our product candidate, the potential market for such product candidate, the costs and complexities of manufacturing and delivering the product candidate to patients, the potential and relative cost of competing products, uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications or conditions that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under existing license agreements from entering into agreements on certain terms with potential collaborators. In addition, there have been a significant number of recent business combinations among pharmaceutical and biotechnology companies that have resulted in a reduced number of potential future collaborators. Collaborations are complex and time consuming to negotiate and document. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all.

        If we are not able to obtain a collaborator for a particular program, we may have to curtail the development of such program or of one or more of our other development programs, delay the potential commercialization of such program or reduce the scope of any sales or marketing activities for the program or increase our expenditures and undertake development or commercialization activities for the program at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring these product candidates to market and generate product revenue.

Risks Related to Our Intellectual Property

If we fail to comply with our obligations under our intellectual property licenses, we could lose license rights that are important to our business.

        We have an exclusive license from MGH with respect to the intellectual property that forms the basis of our business. Our existing MGH license agreement imposes, and we expect that future license agreements will impose, various obligations on us, including diligence, milestone payments, royalty payments, insurance and other obligations. For example, under our license agreement with MGH, we are required to use commercially reasonable efforts to develop and make available to the public licensed products and to satisfy specified diligence milestones within specified timeframes. If we fail to comply with our obligations under this or other of our license agreements, our licensors may have the right to terminate our licenses, in which event we might not be able to market products that are covered by these agreements, or to convert our licenses to non-exclusive licenses, which could materially adversely affect the value of the products we developed under the license agreements. Termination of these license agreements or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms, or to cease commercialization of licensed technology and products. This could materially adversely affect our business, particularly in the case of our license from MGH.

If we are unable to obtain and maintain patent protection for our technology and products, or if our licensors are unable to obtain and maintain patent protection for the technology or products that we license from them, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

        Our success depends in large part on our and our licensors' ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We and our licensors have sought to protect our proprietary position by filing patent applications related to our novel technologies and products that are important to our business. The process of obtaining patent protection is uncertain, and we and our licensors may not succeed in obtaining the patent protection for our novel technologies and products that we seek. If we and our licensors are unable to obtain and maintain patent protection of sufficient scope for our technology and products, our competitors could develop and commercialize technology and products similar or identical to ours, and in that case our ability to successfully commercialize our technology and products may be adversely affected. This risk is greater outside the United States where some aspects of our in-licensed intellectual property are not protected by patents or patent applications.

        Moreover, under our license agreement with MGH, we do not have the right to control the preparation, filing and prosecution of the licensed patent applications, to defend the validity and enforceability of the licensed patents against challenges by third parties, or to maintain the licensed patents, covering our technology or products. This could also be the case under any other license agreements we enter into in the future. Therefore, we rely on MGH, and may rely on other licensors in the future, to file, defend and maintain patents that are important to our business. The failure of MGH or other licensors to successfully prosecute, defend and maintain these patents and patent applications in a manner consistent with the best interests of our business could adversely affect our ability to successfully commercialize our technology and products.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our licensors'

patent rights are highly uncertain. Our and our licensors' pending and future patent applications may not result in patents being issued which protect our technology or products or that effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

        The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

        Assuming the other requirements for patentability are met, currently in the United States, the first to invent the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is generally entitled to the patent. Under the America Invents Act, or AIA, enacted in September 2011, the United States will move to a first inventor to file system in March 2013. We may become involved in patent litigation or reexamination, post-grant review, opposition, derivation or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such litigation or proceeding could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights.

If the scope of the patent protection we or our licensors obtain is not sufficiently broad, we may not be able to prevent others from developing and commercialize technology and products similar or identical to ours.

        Our owned and licensed patents and any owned or licensed patent applications that issue as patents may not provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to use and commercialize, or to stop or prevent others from using or commercializing, similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. For example, certain of the U.S. patents we exclusively license from MGH will expire in May 2025. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may initiate lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

        Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

        Our commercial success depends upon our ability and the ability of our current and future collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference proceedings before the U.S. Patent and Trademark Office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may be subject to claims that our employees have wrongfully appropriated, used or disclosed intellectual property of their former employers.

        Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not appropriate or use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have appropriated, used or disclosed intellectual property, including information forming the basis of patents and patent applications, trade secrets or other proprietary information, of any such employee's former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel and our reputation may be harmed.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

        Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such developments could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses, reduce the resources available for development activities and adversely affect our ability to raise additional funds. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. The protection available for trade secrets is particularly important with respect to our process for manufacturing AUGMENT and our other potential product candidates, which will involve significant unpatented know-how. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such trade secrets, such as our employees, corporate collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Dr. Dipp, our chief executive officer, Mr. Bleck, our chief operating officer, and Dr. Chappel, our chief scientific officer, as well as the other principal members of our management and scientific teams and our scientific co-founders, Drs. Tilly and Sinclair. Although we have entered into employment agreements with Mr. Bleck and Dr. Chappel providing for certain benefits, including severance in the event of a termination without cause, these agreements do not prevent them from terminating their employment with us at any time. We have not entered into an employment agreement with Dr. Dipp and she does not currently receive compensation for her services to us. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

        In addition to her role as chief executive officer of our company, Dr. Dipp also serves as a general partner of Longwood Fund, LP, a venture capital investment fund and one of our principal stockholders. It is possible that Dr. Dipp may transition to an executive Chairman role at our company at some point in the future, once we have meaningfully advanced our development efforts, grown our company overall and identified and hired a suitable successor. In such event, we will need to recruit and hire a new principal executive officer. Our inability to hire a suitable executive to assume this position in a timely fashion could delay the execution of our business plans or disrupt our operations.

        Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors, including our scientific co-founders, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We expect to expand our development, regulatory and future sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of research and development, regulatory affairs and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.

        The physical expansion of our operations may also lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Risks Associated with Our Capital Stock

No public market exists for our securities and we cannot assure you that our common stock will be listed on any securities exchange or quoted on any over-the-counter quotation system or that an active trading market will ever develop for any of our securities.

        There is no public market for our capital stock. An active trading market for our common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair a stockholder's ability to sell shares of our common stock. Our currently outstanding preferred stock will automatically convert into shares of common stock upon certain events, as set forth in our certificate of incorporation and discussed below under "Description of Registrant's Securities to be Registered—Series A and Series B Preferred Stock—Conversion." Following the effectiveness of this Registration Statement, we intend to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the common stock issuable upon conversion of our Series B preferred stock. We then plan to seek to have our common stock quoted on the Over the Counter Bulletin Board, or OTCBB, and OTC Markets—OTCQB tier, or another over-the-counter system, following the effectiveness of such resale registration statement and may subsequently seek to list our common stock on the NASDAQ Stock Market or another stock exchange. However, we do not currently meet the quantitative, corporate governance and other listing standards for listing on any national securities exchange. During the period that our common stock is quoted on the OTCBB, OTC Markets—OTCQB or any other over-the-counter system, an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock than would be the case if and when we list on the NASDAQ Stock Market or another stock exchange.

        In addition, if we fail to meet the criteria set forth in certain SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

        We may not be able to meet the initial listing standards of any stock exchange, correctly predict the timing of such listing or, if listed, maintain such a listing.

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

        Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Our common stock may become subject to the SEC's penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

        The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a "penny stock" according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

  •
  receive the purchaser's prior written agreement to the transaction;

  •
  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

  •
  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

        If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

        Even if an active trading market develops for our common stock, our stock price may experience substantial volatility as a result of a number of factors, including:

  •
  sales or potential sales of substantial amounts of our common stock;

  •
  the delay or failure to initiate or complete the AUGMENT Study in humans or adverse results from such study;

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  results of preclinical testing or clinical trials of our product candidates or those of our competitors;

  •
  the cost of our development programs;

  •
  the success of competitive products or technologies;

  •
  announcements about us or about our competitors, including clinical trial results, regulatory approvals, new product introductions and commercial results;

  •
  the recruitment or departure of key personnel;

  •
  developments concerning our licensors or manufacturers;

  •
  the results of our efforts to discover, acquire or in-license additional product candidates or products;

  •
  litigation and other developments relating to our issued patents or patent applications or other proprietary rights or those of our competitors;

  •
  disagreement by the FDA or other regulatory agencies regarding the regulatory pathway applicable to AUGMENT;

  •
  regulatory or legal developments in the United States or other countries, particularly with respect to IVF procedures;

  •
  conditions in the pharmaceutical or biotechnology industries;

  •
  changes in the structure of healthcare payment systems;

  •
  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

  •
  variations in our financial results or those of companies that are perceived to be similar to us; and

  •
  general economic, industry and market conditions.

        Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We expect a substantial number of shares will become available for resale in the near future, which may adversely impact any trading market that may develop for our common stock.

        We currently have outstanding 13,364,722 shares of common stock, on an as converted to common stock basis. We intend to file a registration statement on Form S-1 under the Securities Act, which we refer to as the Resale S-1, following the effectiveness of this Registration Statement to permit the resale of the 6,770,563 shares of common stock underlying our outstanding Series B preferred stock. Upon effectiveness of the Resale S-1, the 6,770,563 registered shares will become available for sale in the public market, without restriction.

        Of the remaining outstanding shares, we expect the sale of 6,574,387 shares will be restricted as a result of securities laws or lock-up agreements at the time this Registration Statement becomes effective. Upon expiration of the lock-up period applicable to shares of Series A preferred stock, which expires on the earlier of (a) 180 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2014, 3,064,753 shares will become eligible for sale under Rule 144, subject to applicable volume limitations. In addition, upon the expiration of the lock-up period applicable to shares held by our founders, which expires on the earlier of (x) 270 days following the date on which our common stock commences trading on a national securities exchange and (y) March 29, 2015, an additional 3,509,634 shares will become eligible for sale under Rule 144, subject to applicable volume limitations and rights of repurchase.

        We also intend to file a Form S-8 registration statement under the Securities Act following the effectiveness of this Registration Statement to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares on Form S-8, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and lock up agreements.

        The availability of a substantial number of shares for resale under registration statements or pursuant to Rule 144 promulgated under the Securities Act may adversely impact any trading market that may develop for our common stock or reduce the price at which such shares may be sold.

We currently have outstanding shares of Series A preferred stock and Series B preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control. Additionally, even after our preferred stock converts to common stock, certain of our stockholders will have rights that could limit our ability to undertake corporation transactions and inhibit changes of control.

        We currently have outstanding two classes of stock, common stock and preferred stock, and there are two series of preferred stock, Series A preferred stock and Series B preferred stock. The holders of Series A preferred stock are entitled to elect two directors to our board and the holders of Series B preferred stock are entitled to elect one director. Pursuant to the terms of our amended and restated voting agreement, until such time as our common stock is traded on a national securities exchange, the parties to the agreement holding 77% of our outstanding capital stock, on an as converted to common stock basis, have agreed to vote their shares in such a way as to ensure that a nominee of each of our three lead investors, the entities affiliated with Bessemer Venture Partners, General Catalyst and Longwood Fund, LP, will serve on the board for so long as the entity remains a significant investor. See "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

        The holders of our preferred stock and our lead investors are entitled to various protective rights, and certain consents from them are required before we are able to, among other things:

  •
  amend our certificate of incorporation or by-laws;

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  declare or pay dividends;

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  create, reclassify or increase certain series or classes of stock;

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  issue securities in certain capital raising transactions;

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  exclusively license our material intellectual property;

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  effect a significant change in our business; or

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  undertake change of control transactions.

Even if all our preferred stock converts into common stock, until our common stock is listed on a stock exchange, without the approval of our board, including at least two directors designated by our lead investors, we cannot:

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  make loans or guarantees;

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  make certain investments;

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  enter into related party transactions;

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  hire, fire or change the compensation of executive officers; or

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  sell or encumber our material intellectual property.

        In addition, the holders of our preferred stock have anti-dilution protection under our certificate of incorporation, which provides that the conversion price of the preferred stock will be adjusted in the event that, subject to limited exceptions, we issue additional securities at a price per share that is less than the then current conversion price of the Series A or Series B preferred stock. As a result of such adjustments, each share of preferred stock would convert into a greater number of shares of our common stock.

        As a result of the rights our preferred stockholders and lead investors have, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. In addition, the holders of our preferred stock will receive preferential payment in the event of certain change of control or liquidation transactions, possibly reducing the proceeds that would be available to our common stockholders. These provisions may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. If a trading market for our common stock were to be established, the market price of our common stock could be adversely affected by the rights of our preferred stockholders and lead investors. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We have never paid and do not intend to pay cash dividends.

        We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders' sole source of gain for the foreseeable future. Under the terms of our existing certificate of incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officers, directors and principal stockholders have the ability to control all matters submitted to stockholders for approval.

        Our executive officers, directors and stockholders who own more than 5% of our outstanding capital stock, on an as converted to common stock basis, beneficially own shares, in the aggregate, representing approximately 93% of our currently outstanding capital stock. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our certificate of incorporation and by-laws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our certificate of incorporation and by-laws that will become effective upon the conversion of all of our outstanding preferred stock into common stock, which we refer to as the post-conversion certificate of incorporation and post-conversion by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

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  establish a classified board of directors such that not all members of the board are elected at one time;

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  allow the authorized number of our directors to be changed only by resolution of our board of directors;

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  limit the manner in which stockholders can remove directors from the board;

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  establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to our board of directors;

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  limit who may call stockholder meetings;

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  authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

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  require the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or by-laws.

        In addition, our certificate of incorporation and by-laws that will become effective at the time our common stock commences trading on a national securities exchange require that stockholder actions must be effected at a duly called stockholders meeting and prohibit actions by our stockholders by written consent.

        Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a manner prescribed by the statute.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and NASDAQ, on which we plan to seek to list our common stock for trading, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will, in the future, be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Item 2.    Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

  Overview

        We are a life science company developing proprietary products to improve the treatment of female infertility based on recent scientific discoveries about the existence of egg precursor cells. In 2004, one of our scientific founders, Dr. Tilly, discovered egg precursor cells within the ovaries of adult mice. Subsequent research by Dr. Tilly and others confirmed these egg precursor cells also exist in human ovaries and have the potential to divide, develop into eggs and replenish a woman's egg supply as well as to provide fresh cellular components, such as mitochondria, to enhance existing eggs. These discoveries dispelled the long held belief that a woman is born with a finite number of eggs. We hold an exclusive license from MGH to an issued patent and various patent applications directed to methods of identifying and purifying egg precursor cells, compositions comprising egg precursor cells and methods of using egg precursor cells to treat infertility and related disorders. We are working to develop product candidates based on these egg precursor cell discoveries, with the goal of addressing the high failure rates and other shortcomings of in vitro fertilization, or IVF. In an IVF procedure, a woman's own eggs, or the eggs of a donor, are fertilized outside of the woman's body and the resulting embryos are transferred back into the woman's uterus.

        We were incorporated and commenced active operations in April 2011. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates, undertaking preclinical studies of our most advanced product candidates and preparing for our planned AUGMENT Study in humans. To date, we have not generated any revenues and have financed our operations with net proceeds from the private placement of our preferred stock.

        As of December 31, 2011, we had a deficit accumulated during the development stage of $2,624,000. Our net loss was $2,624,000 for the period from April 5, 2011 (inception) to December 31, 2011. We expect to incur significant expenses and increasing operating losses for the foreseeable future. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to invest in research and development and initiate our AUGMENT Study in humans. In addition, if we successfully launch AUGMENT or other products, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so.

  Financial Operations Overview

  Revenue

        To date, we have not generated any revenues. Our ability to generate revenues, which we do not expect will occur prior to late 2013, if ever, will depend heavily on the successful development and eventual commercialization of AUGMENT and our other product candidates.

  Research and Development Expenses

        Research and development expenses consist of costs associated with our research activities, discovery efforts and the development of our product candidates. Our research and development expenses consist of:

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  employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

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  external research and development expenses incurred under arrangements with third parties, such as contract research organizations, manufacturing organizations and consultants, including our scientific advisory board;

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  license fees; and

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  facilities, laboratory supplies and other allocated expenses.

        We expense research and development cost to operations as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received, rather than when the payment is made.

        We use our employee and infrastructure resources across multiple research and development projects. We do not allocate employee-related expenses or facilities to any particular project. Because all of our development projects are in early stage development, we do not track research and development costs by project. The components of our research and development costs are described in more detail in "—Results of Operations."

        We anticipate that our research and development expenses will increase significantly in future periods as we increase the scope and rate of our research efforts and begin costlier development activities, including our AUGMENT Study in humans and clinical trials for our other product candidates in the future.

        Our first product candidate is AUGMENT. We are designing AUGMENT as a procedure to increase the success of IVF by isolating fresh mitochondria from a woman's own egg precursor cells and then injecting the fresh mitochondria back into the woman's own egg during IVF. We believe that by adding fresh mitochondria from the egg precursor cells we will improve the likelihood that after fertilization the egg will develop into a viable embryo. By the end of 2012, we plan to initiate our AUGMENT Study in humans to determine AUGMENT's safety and effectiveness in up to 40 women aged 35 to 42 who have failed two to five IVF cycles. If the preliminary results of this study are positive, we plan to commence commercial activities for AUGMENT by the end of 2013.

        Our second product candidate is OvaTure. We are currently designing our OvaTure program, the goal of which will be to use egg precursor cells to generate mature, fertilizable eggs in vitro that can be used in IVF. If successful, this would allow women who have poor quality existing eggs to undergo IVF using higher quality nondonor eggs. In addition, because we would generate the egg from the woman's own egg precursor cells, as opposed to retrieving it from the woman's body during a controlled ovarian stimulation procedure, we believe OvaTure would reduce or eliminate the need for much of the hormonal manipulation typically required in IVF. We plan to initiate preclinical development of

OvaTure in 2012. OvaTure will require regulatory approval in both the United States and the EU prior to commercialization.

        We also plan to develop and may acquire additional product offerings to treat infertility. We are currently considering two opportunities:

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  the development of IVF culture media, which is the solution used to provide nutrients to eggs and embryos in the IVF process, that can increase the activity of mitochondria; and

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  the cryopreservation, or banking, of egg precursor cells for future fertility use.

        The successful development of our product candidates is highly uncertain. As this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete development of our product candidates or the period, if any, in which material net cash inflows from our product candidates may commence. This is due to the numerous risks and uncertainties associated with developing products, including the uncertainty of:

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  the scope, rate of progress and expense of our discovery efforts and other research and development activities;

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  the safety, efficacy and potential advantages of our product candidates as compared to traditional IVF or other therapies;

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  our ability to market, commercialize and achieve market acceptance for AUGMENT or any of our other product candidates that we are developing or may develop in the future;

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  results of our AUGMENT Study and any future clinical trials;

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  the terms and timing of potential regulatory approvals, if any; and

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  the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

        A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA were to regulate AUGMENT as a new drug or biologic or require us to conduct clinical trials beyond those which we currently anticipate will be required for the completion of the development of a product candidate or if we experience significant delays in enrollment in our AUGMENT Study or any future clinical trial, we could be required to expend significant additional financial resources and time on the completion of the product development.

  General and Administrative Expenses

        General and administrative expenses consist primarily of salaries and related costs for personnel, including stock-based compensation expense, in our executive, finance and business development functions. Other general and administrative expenses include allocated facility costs and professional fees for legal, patent, investor and public relations, consulting and accounting services.

        We anticipate that our general and administrative expenses will increase in future periods to support increases in our research and development activities and as a result of increased headcount, expanded infrastructure, increased legal, compliance, accounting and investor and public relations expenses associated with being a public company and increased insurance premiums, among other factors.

  Interest Income

        Since inception, our cash has been invested in non-interest-bearing accounts. As a result, we have not earned any interest through December 31, 2011. We expect interest income to increase in future periods as we invest the proceeds from our Series B preferred stock financing completed on March 29, 2012.

  Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and stock-based compensation described in greater detail below. We base our estimates on our limited historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Our significant accounting policies are described in more detail in the notes to our financial statements appearing at the end of this Registration Statement. However, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

  Accrued Research and Development Expenses

        As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include fees paid to contract research organizations in connection with research and development activities for which we have not yet been invoiced.

        We base our expenses related to contract research organizations on our estimates of the services received and efforts expended pursuant to quotes and contracts with the contract research organizations that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepayment accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any particular period.

  Stock-Based Compensation

        As we continue to expand our headcount, we expect to make additional stock option and restricted stock grants, which will result in additional stock-based compensation expense. Accordingly, we describe below the methodology we have employed to date in measuring such expenses.

        Since our inception in April 2011, we have applied the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which we refer to as ASC 718. Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock options as of their grant date. Stock-based compensation expense is recognized ratably over the requisite service period, which in most cases is the vesting period of the award. Calculating the fair value of stock-based awards requires that we make highly subjective assumptions. We used the Black-Scholes option pricing model to value our stock option awards. Use of this valuation methodology requires that we make assumptions as to the volatility of our common stock, the expected term of our stock options, the risk free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Because we are a privately held company with a limited operating history, we utilized data from a representative group of public companies to estimate expected stock price volatility. We selected companies from the life sciences industry with similar characteristics to us, including stage of product development and life science industry focus. As a result of being a development stage company in a very early stage of product development with no revenues, the representative group of companies have certain similar, but not all similar, characteristics to us. We believe the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of us. We performed a sensitivity analysis to determine the impact a 30% increase or decrease in the volatility rate would have on the fair value of each stock-based award and determined that such a rate change would be immaterial to the calculation of stock-based compensation. We used the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term of stock option grants to employees as we do not have sufficient historical data about stock option exercises to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees. We utilized a dividend yield of zero based on the fact that we have never paid cash dividends and have no current intention to pay cash dividends. The risk-free interest rate used for each grant is based on the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

        Stock-based compensation expense associated with stock options granted to employees and consultants and restricted stock grants awarded to employees and non-employees totaled $345,970 for the period April 5, 2011 (inception) to December 31, 2011. As of December 31, 2011, we had $2,593,828 of total unrecognized stock-based compensation related to nonvested stock options and restricted stock, net of related forfeiture estimates, which we expect to recognize over a remaining weighted average vesting period of approximately 3.4 years.

        Under ASC 718, we are required to estimate the level of forfeitures expected to occur and record compensation expense only for those awards that we ultimately expect will vest. Due to the lack of historical forfeiture activity with respect to our equity awards, the fact that there were no forfeitures through 2011 and a review of data from the representative group of companies with similar characteristics to us, we estimated our forfeiture rate to be zero. We will continue to evaluate our estimated forfeiture rate at the end of each reporting period.

        We have historically granted stock options at exercise prices not less than the fair market value of our common stock as determined by our board of directors, with input from management. Our board of directors has historically determined the estimated fair value of our common stock on the date of grant based on a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector and the prices at which we sold shares of our preferred stock, the superior rights and preferences of securities senior to our common stock at the time of each grant and the likelihood of achieving a liquidity event such as an IPO, the listing of our common stock on a securities exchange, which we refer to as public trading, or sale of our company.

        The following table sets forth information with respect to stock options we have granted to employees, advisors and consultants since April 5, 2011 (inception).

	Number of shares underlying options granted	Exercise price per share	Estimated fair value per common share at grant date	Retrospective common stock fair value per share on grant date(1)
September 29, 2011	472,801	$0.04	$0.04	$0.85
December 7, 2011	144,832	$0.04	$0.04	$2.31
December 31, 2011	—	—	—	$3.54

(1)
The fair value of common stock at the grant date was adjusted in connection with our retrospective fair value assessment for financial reporting purposes, as described below.

        At the time of each of these stock option grants and at December 31, 2011, the exercise price was determined by our board of directors, with input from management, based on the various objective and subjective factors noted above. In addition, we relied upon contemporaneous valuation reports to document the fair value of our common stock for financial reporting purposes.

        As there was no public market for our common stock, our board of directors determined the estimated fair value of our common stock, taking into consideration various objective and subjective factors, including:

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  external market conditions affecting the biopharmaceutical industry;

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  prices at which we sold shares of preferred stock to third party investors;

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  the superior rights and preferences of securities senior to our common stock at the time of each grant;

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  our historical operating and financial performance;

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  the timing of hiring key members of our management team including the nature and timing of regulatory requirements for our product candidates;

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  the status of our research and development efforts;

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  the likelihood of achieving a liquidity event, such as an IPO, public trading or sale of our company; and

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  estimates and analysis provided by management and contemporaneous valuations.

        We were incorporated in April 2011. In July 2011, we sold 6,200,000 shares of Series A preferred stock to accredited and institutional investors at $1.00 per share for aggregate net proceeds of $6,099,000. We performed a contemporaneous valuation as of July 31, 2011 in accordance with the framework of the 2004 American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Based on the valuation methodology selection criteria set forth in the Practice Aid, with a focus on the early stage of our development as a company, including the early stage status of our development efforts, very limited operations and the fact that we had an incomplete management team, we determined that an asset-based approach was the most appropriate method to use to determine the enterprise value of our company. We then allocated the enterprise value using the current value method. We concluded that this was the most appropriate method since we did not have any projections as of the valuation date due to the early stage of our research and development and, as such, an income approach would not have provided a reliable fair value determination. In addition, as a result of the lack of comparative information available for publicly traded or privately held start-up enterprises, and because any investments in shares of stock are unlikely to be a reliable indicator of fair value at such an early stage, we concluded that the market approach would also not provide a reliable fair value determination as of this date. The results of this valuation methodology were consistent with our expectations, as we would not have expected any significant value to have been created for the common stockholders. Based upon this valuation, our board determined the fair value of our common stock was $0.04 per share as of July 31, 2011.

        On September 29, 2011, we issued stock options for the purchase of an aggregate of 472,801 shares of common stock with an exercise price of $0.04 per share and our board of directors approved and we later issued 19,772 shares of restricted common stock with a purchase price of $0.002 per share.

        On December 7, 2011, we issued stock options for the purchase of an aggregate of 144,832 shares of common stock with an exercise price of $0.04 per share.

        In mid-to-late December 2011, we discussed with financial advisors the possibility of a Series B preferred stock financing. During the discussions concerning a possible Series B preferred stock financing, the financial advisors introduced the possibility of undertaking the filing of a Form 10 registration statement to become a public company and subsequently seeking to have our shares of common stock listed on a national securities exchange. We believed that the principal advantage of filing the Form 10 registration statement was that it would enable some public company investors to participate in our Series B preferred stock financing. In late December 2011, we engaged a lead placement agent to assist us with the Series B preferred stock financing, with the plan of then filing this Registration Statement and becoming a public reporting company and later applying to have our shares listed on the NASDAQ Stock Market or another stock exchange.

        As a result, and in connection with the filing of this Registration Statement and the preparation of our audited financial statements for the period from April 5, 2011 (inception) to December 31, 2011, we performed retrospective valuations for each of the common stock option grant dates of September 29, 2011 and December 7, 2011 and the restricted stock vesting date of December 31, 2011.

        For the stock option grant date of September 29, 2011, we retrospectively updated our common stock valuation, which resulted in a fair value of $0.85 per share. This was an increase from the previous fair value of our common stock of $0.04, as determined by our board of directors, with input from management, in July 2011. The increase in value from July 2011 was primarily due to the following factors:

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  we formed our scientific advisory board with leaders from the female infertility field;

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  we amended our MGH license to include media patents for potential additional products; and

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  we developed and our board approved an initial business plan.

        We performed the retrospective valuation of our common stock as of September 29, 2011 in accordance with the framework of the Practice Aid. Based on the valuation methodology selection criteria set forth in the Practice Aid and the stage of our development as a company as of September 29, 2011, we determined that the option pricing method was the most appropriate valuation methodology to estimate the fair value of our common stock. Key variables in the option pricing method were as follows:

  •
  Underlying equity value—To estimate the value of our total equity, including both common and preferred equity, we relied upon our Series A preferred stock financing price of $1.00 per share, or $2.023 per share on a common stock equivalent basis as a result of the reverse stock split of our common stock that was effected on March 28, 2012, which we believed to be the most indicative of our value. This valuation technique used to estimate the enterprise value of our company is referred to as the reverse backsolve method.

  •
  Volatility—We estimated volatility based on the representative group of publicly traded companies over a three year period. We performed a sensitivity analysis and have determined a 30% change in the volatility rate would be immaterial to the calculation of stock-based compensation.

  •
  Time to liquidity—We estimated time to a liquidity event based on the projected time to significant development events for our product candidates, including results from our planned AUGMENT Study in humans, that we believed could lead to a sale of our company. The estimated time to a liquidity event of three years assumed a sale transaction.

  •
  Risk-free interest rate—We determined the risk-free interest rate based on the yield of a U.S. Treasury bill with a maturity date closest to the estimated time to a liquidity event for our stockholders.

  •
  Discounts for lack of marketability—Because we are a privately held company, shares of our common stock are highly illiquid and, as such, warrant a discount in value from their estimated "marketable" price. We estimated the discount factor of 10% in the sale scenario for illiquidity using legal guidelines from U.S. Tax Court cases regarding privately held business valuations, fundamental business factors and empirical studies on the discount for lack of marketability. We corroborated the discount factor based on the value of a put option compared to the value of common stock using a Black-Scholes option pricing model. We also considered that our preferred stock has rights that our common stock does not have, including anti-dilution protection, liquidation preferences, protective provisions in our certificate of incorporation and rights to participate in future rounds of financing. Our preferred stockholders have control and influence over the enterprise, which provides them with the optionality over future liquidity, financing and other decisions that the common stock option holders do not control.

        For the stock option grant date of December 7, 2011, we retrospectively updated our common stock valuation, which resulted in a fair value of $2.31 per share. This was an increase of $1.46 per share, or 172%, from our previous retrospective fair market valuation of our common stock of $0.85 per share, as of September 29, 2011. The increase in value from September 29, 2011 was primarily due to the following factors:

  •
  we refined our development and commercial strategy;

  •
  we hired a chief operating officer with a commercial background in female infertility; and

  •
  we initiated discussions regarding a possible Series B preferred stock financing.

        As of December 7, 2011, we concluded that a liquidity event was possible within three years. We also believed that a sale was more likely to occur than an IPO or public trading. We calculated valuations using both liquidity event assumptions and weighted the results to estimate the fair value of our common stock. We applied an 85% weighting to a sale scenario and a 15% weighting to the public trading scenario.

        In the public trading scenario, we assumed all of our outstanding shares of preferred stock would convert into common stock and the present value of the future projected enterprise value was based on the value of the anticipated Series B preferred stock financing. There was no discount for lack of marketability applied to the public trading scenario. The estimated time to complete the public trading scenario was approximately nine months.

        For the sale scenario, we utilized the option pricing method and key assumptions were as follows:

  •
  Underlying equity value—To estimate the value of our total equity, including both common and preferred equity, we relied upon our anticipated Series B preferred stock financing which we believed to be the most indicative of our value. The financing closed in March 2012 and was led by a previously unrelated investor.

  •
  Volatility—We estimated volatility based on the representative group of publicly traded companies with a term consistent with the timeline to the liquidity event. We performed a sensitivity analysis and have determined a 30% change in the volatility rate would be immaterial to the calculation of stock-based compensation.

  •
  Time to liquidity—We estimated a weighted average time to a sale event of 2.73 years based on the projected time to significant development events, including the results from our planned AUGMENT Study in humans, for our product candidates.

  •
  Risk-free interest rate—We determined the risk-free interest rate based on the yield of a U.S. Treasury bill with a maturity date closest to the estimated time to a sale event for our stockholders.

  •
  Discounts for lack of marketability—Because we are a privately held company, shares of our common stock are highly illiquid and, as such, warrant a discount in value from their estimated "marketable" price. We estimated the discount factor of 10% in the sale scenario for illiquidity using legal guidelines from U.S. Tax Court cases regarding privately held business valuations, fundamental business factors, and empirical studies on the discount for lack of marketability. We corroborated the discount factor based on the value of a put option compared to the value of common stock using a Black-Scholes option pricing model. We also considered that our preferred stock has rights that our common stock does not have, including anti-dilution protection, liquidation preferences, protective provisions in our certificate of incorporation and rights to participate in future rounds of financing. Our preferred stockholders have control and influence over the enterprise, which provides them with the optionality over future liquidity, financing and other decisions that the common stock option holders do not control.

        For the stock option grant date of December 31, 2011, we retrospectively updated our common stock valuation, which resulted in a fair value of our common stock of $3.54 per share. This was an increase from the previous fair value of $1.23 per share, or 53%, from the previous retrospective fair market valuation of $2.31 per share, as of December 7, 2011. The increase from December 7, 2011 was due primarily to the following factors:

  •
  on December 14, 2011, we received IRB approval to enroll patients in our AUGMENT Study at IVF clinics without additional animal or human data;

  •
  the IRB approval supported our timeline of possibly beginning commercial activities for AUGMENT in late 2013;

  •
  we believed there was strong investor interest in a Series B preferred stock financing, specifically from investors that typically invest in public companies; and

  •
  we formally engaged an investment bank on December 29, 2011 to lead a Series B preferred stock financing and began to plan for the filing of this Registration Statement.

        As of December 31, 2011, we concluded that a liquidity event was possible within three years. We also believed that public trading of our common stock was slightly more likely to occur than a sale. We calculated valuations using both liquidity event assumptions and weighted the results to estimate the fair value of our common stock. We applied a 60% weighting to the public trading scenario and a 40% weighting to the sale scenario.

        In the public trading scenario, we assumed all of our outstanding shares of preferred stock would convert into common stock and the present value of the future projected enterprise value was based on the value of the anticipated Series B preferred stock financing. There was no discount for lack of marketability applied to the public trading scenario. The estimated time to complete the public trading scenario was approximately eight months.

        For the sale scenario, we utilized the option pricing method and key assumptions were as follows:

  •
  Underlying equity value—To estimate the value of our total equity, including both common and preferred equity, we relied upon the anticipated transaction of the Series B preferred stock financing with the third party investors which we believed to be the most indicative of our value. The financing closed in March 2012 and was led by a previously unrelated investor.

  •
  Volatility—We estimated volatility based on the representative group of publicly traded companies over with a term consistent with the timeline to the liquidity event. We performed a sensitivity analysis and have determined a 30% change in the volatility rate would be immaterial to the calculation of stock-based compensation.

  •
  Time to liquidity—We estimated a weighted average time to a sale event of 2.67 years based on the projected time to significant development events, including the results from our planned AUGMENT Study in humans, for our product candidates.

  •
  Risk-free interest rate—We determined the risk-free interest rate based on the yield of a U.S. Treasury bill with a maturity date closest to the estimated time to a sale event for our stockholders.

  •
  Discounts for lack of marketability—Because we are a privately held company, shares of our common stock are highly illiquid and, as such, warrant a discount in value from their estimated "marketable" price. We estimated the discount factor of 10% in the sale scenario for illiquidity using legal guidelines from U.S. Tax Court cases regarding privately held business valuations, fundamental business factors, and empirical studies on the discount for lack of marketability. We corroborated the discount factor based on the value of a put option compared to the value of common stock using a Black-Scholes option pricing model. We also considered that our preferred stock has rights that our common stock does not have, including anti-dilution protection, liquidation preferences, protective provisions in our certificate of incorporation and rights to participate in future rounds of financing. Our preferred stockholders have control and influence over the enterprise, which provides them with the optionality over future liquidity, financing and other decisions that the common stock option holders do not control.

        There are significant judgments and estimates inherent in the determination of these valuations. These judgments and estimates include assumptions regarding our future performance, including the successful completion of our AUGMENT Study and other development efforts and the time to completing public trading or a sale, as well as the determination of the appropriate valuation methods at each valuation date. If we had made different assumptions, our stock-based compensation expense could have been different. The foregoing valuation methodologies are not the only methodologies available and they will not be used to value our common stock once this Registration Statement is effective. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of our future stock price.

  Results of Operations

        We were incorporated on April 5, 2011. As a result, our results of operations reflect the period from April 5, 2011 (inception) to December 31, 2011. There is no comparable period for 2010.

  Discussion of the Period from April 5, 2011 (inception) to December 31, 2011

        Research and development expenses.    Research and development expenses were $1,170,000 for the period from April 5, 2011 (inception) to December 31, 2011. Expenses during the period included:

  •
  Payroll expense of $402,000, representing 34% of total research and development expenses during the period, including salaries, payroll taxes and benefits for our employees in research and development. We had three employees in research and development at December 31, 2011.

  •
  Consulting fees of $378,000, representing 32% of total research and development expenses during the period, including $100,000 for our scientific advisory board.

  •
  Stock-based compensation expense of $269,000, representing 23% of total research and development expenses during the period, primarily related to non-employee stock options granted to members of our scientific advisory board.

  •
  Contract research organization expenses of $46,000, representing 4% of total research and development expenses during the period, comprised of expenses for outsourced biology, chemistry and development services.

  •
  License fees of $30,000, representing 3% of total research and development expenses during the period, related to our license from MGH.

  •
  Occupancy expense of $29,000, representing 3% of total research and development expenses during the period, which is an allocated portion of rent and other occupancy costs.

  •
  Travel expense, laboratory supply expense and other miscellaneous expense of $15,000, representing 1% of total research and development expenses during the period.

        General and administrative expenses.    General and administrative expenses were $1,454,000 for the period from April 5, 2011 (inception) to December 31, 2011. Expenses during the period included:

  •
  Professional fee expense of $594,000, representing 41% of total general and administrative expenses during the period, comprised of fees for audit, tax and legal services, including $336,000 for the reimbursement of patent costs related to our licenses from MGH.

  •
  Consulting fees of $320,000, representing 22% of total general and administrative expenses during the period, including business planning and recruiting consultants.

  •
  Market research analysis and public relations expense of $177,000, representing 12% of total general and administrative expenses during the period.

  •
  Payroll expense of $164,000, representing 11% of total general and administrative expenses during the period, including salaries, payroll taxes and benefits for our general and administrative employees.

  •
  Travel expense, office supply expense and other miscellaneous expense of $109,000, representing 8% of total general and administrative expenses during the period, including travel, meals, entertainment, conferences and information technology expense.

  •
  Stock-based compensation expense of $77,000, representing 5% of total general and administrative expenses during the period, primarily related to the issuance of restricted stock.

  •
  Occupancy expense of $12,000, representing 1% of total general and administrative expenses during the period, which is an allocated portion of rent and other occupancy costs.

  Liquidity and Capital Resources

  Sources of Liquidity

        To date, we have not generated any revenues. We have financed our operations to date through private placements of our preferred stock. As of December 31, 2011, we had received $6,100,000 in net proceeds from the issuance of Series A preferred stock. As of December 31, 2011, we had cash totaling $4,541,000. In March 2012, we received net proceeds of approximately $35,000,000 from the issuance of our Series B preferred stock. Prior to the Series B preferred stock financing, we primarily invested our cash in a non-interest bearing bank account. Going forward, we currently plan to primarily invest our cash in U.S. Treasury obligations, commercial paper and corporate debt securities in accordance with our investment policy.

  Cash Flows

        The following table sets forth the primary sources and uses of cash for the period set forth below.

(in thousands)	Period from April 5, 2011 (inception) to December 31, 2011
Net cash used in operating activities	$(1,560)
Net cash provided by financing activities	$6,101

Net increase in cash and cash equivalents	$4,541

        Operating activities.    The use of cash resulted primarily from our net loss adjusted for non-cash charges and favorable changes in the components of working capital. The cash used in operating activities for the period from April 5, 2011 (inception) to December 31, 2011 is for research and development expenses as we hired our research and development headcount, incurred expenses related to external research and development costs, consulting costs and increased our balance of accounts payable and accrued expenses. We commenced operations in April 2011 and, as such, the period ended December 31, 2011 reflects only nine months of activity. We expect cash used in operating activities to continue to increase for the foreseeable future as we fund our increased research and development activities.

        Financing activities.    The cash provided by financing activities in the period from April 5, 2011 (inception) to December 31, 2011 is primarily the result of the sale and issuance of 6,200,000 shares of our Series A preferred stock for net proceeds of $6,099,000.

  Funding Requirements

        All of our product candidates are still in the early stage of development. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

  •
  commence our AUGMENT Study in humans;

  •
  continue our research and preclinical development of OvaTure and other product candidates;

  •
  initiate clinical trials of OvaTure and other product candidates;

  •
  seek approval from the FDA and similar regulatory agencies outside of the United States for our product candidates that require such approval;

  •
  establish a sales, marketing and distribution infrastructure to commercialize AUGMENT and any other products we successfully develop;

  •
  maintain, expand and protect our intellectual property portfolio;

  •
  hire additional scientific, clinical, quality control and management personnel to support our product development and commercialization efforts;

  •
  add operational and financial personnel to handle the public company reporting and other requirements to which we will be subject following effectiveness of this Registration Statement;

  •
  seek to identify additional product candidates that treat infertility; and

  •
  develop, acquire or in-license other products and technologies.

        Assuming we have no revenue from product sales, we expect that the net proceeds of approximately $35,000,000 from the sale of our Series B preferred stock, together with our existing cash and cash equivalents of $4,541,000 at December 31, 2011, will enable us to fund our operating expenses and capital expenditure requirements at least through 2013. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, and the extent to which we may enter into collaborations with third parties for development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the development of our current product candidates. Our future capital requirements will depend on many factors, including:

  •
  the timing and results of our AUGMENT Study in humans;

  •
  our ability to successfully commercialize AUGMENT;

  •
  the costs and timing of commercialization activities for AUGMENT, including manufacturing, sales, marketing and distribution;

  •
  revenue, if any, received from commercial activities of AUGMENT or any other product candidates;

  •
  the scope, progress, results and costs of research, preclinical development, and clinical trials for our product candidates;

  •
  the regulatory process, including the premarketing and marketing approval requirements, to which some of our product candidates will be subject;

  •
  the costs, timing and outcome of regulatory review of our product candidates that are subject to such review;

  •
  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

  •
  our ability to establish collaborations and partnerships on favorable terms, if at all; and

  •
  the extent to which we develop, acquire or in-license other products and technologies.

        Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

  Contractual Obligations and Commitments

        The following table summarizes our contractual obligations at December 31, 2011 that require us to make future cash payments.

Contractual Obligations	Total	2012 - 2013	2014 - 15	Beyond 2015
License agreement(1)	$745,229	$311,229	$124,000	$310,000

(1)
In June 2011, we entered into an exclusive license agreement with MGH under which we license intellectual property. The license agreement requires us to pay MGH upfront license fees and reimbursed patent related fees and costs incurred by MGH and Harvard University totaling approximately $335,000 in the aggregate. We also agreed to pay annual license fees and annual maintenance fees totaling $62,000 annually. The agreement is cancellable by the company. In addition to the amounts included in the table, we will be required to make milestone payments of up to an aggregate of $10,520,000 if and when we achieve specified development and regulatory milestones and pay royalties as a percentage of net sales, if any, and a percentage of any sublicense income we receive. Additionally, we will be required to pay MGH $1,000,000 in connection with either the first underwritten public offering of our securities or a change of control. As we are unable to reasonably predict the likelihood, timing or amount of any such milestone, royalty or sublicense income payments, we have excluded them from the table above.

  Off-Balance Sheet Arrangements

        We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

  Tax Loss Carryforwards

        As of December 31, 2011, we had federal net operating loss carryforwards of $1,920,000 and state net operating loss carryforwards of $1,880,000 available to reduce our future taxable income. We also had federal tax credits of $45,000 and state tax credits of $35,000, which may be used to offset future tax liabilities. The net operating loss and tax credit carryforwards will expire at various dates through 2031. Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on our value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. At December 31, 2011, we recorded a 100% valuation allowance against our net operating loss and tax credit carryforwards of approximately $977,000, because we believe it is more likely than not that the tax benefits will not be fully realized. In the future, if we determine that a portion or all of the tax benefits associated with our tax carryforwards will be realized, net income would increase in the period of determination.

  Quantitative and Qualitative Disclosures about Market Risks

        We had cash of $4,541,000 as of December 31, 2011 and therefore have limited market risk as of December 31, 2011. Upon the closing of the Series B preferred stock financing, we invested the net proceeds of approximately $35,000,000, and therefore will have market risk related to changes in interest rates going forward. Our primary exposure to market risk is expected to be interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our anticipated investment strategy will primarily be in short-term securities. Our available for sale securities will be subject to interest rate risk and will fall in value if market interest rates increase. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, we would not expect an immediate 100 basis point change in interest rates to have a material effect on the fair market value of our portfolio.

        We expect to contract with third party research and development organizations and contract manufacturers globally. We may be subject to fluctuations in foreign currency rates in connection with any such agreements. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. As of December 31, 2011, all of our liabilities were denominated in our functional currency.

  Recently Adopted Accounting Standards

        We have not recently adopted any new accounting standards. There are no recently issued accounting standards that have a material impact on us.

Item 3.    Properties.

        On March 8, 2012, we entered into an agreement to use approximately 3,200 rentable square feet of temporary office space at 41 Linskey Way in Cambridge, Massachusetts. We currently expect to enter into a five year lease agreement for approximately 6,000 square feet of premises that are under construction located at 215 First Street in Cambridge, Massachusetts. The agreement expires (a) five business days after the commencement date of our lease for the premises at 215 First Street, or (b) if we have not entered into such lease by April 23, 2012, on May 31, 2012.

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth, as of March 31, 2012, certain information concerning the beneficial ownership of our capital stock, including our common stock, Series A preferred stock and Series B preferred stock, as well as on an as converted into common stock basis, by:

  •
  each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

  •
  each director;

  •
  each named executive officer;

  •
  all of our executive officers and directors as a group; and

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

        The column entitled "Percentage of Class" is based on (1) 3,529,406 shares of common stock, (2) 6,200,000 shares of Series A preferred stock and (3) 6,770,563 shares of Series B preferred stock, outstanding as of March 31, 2012. The column entitled "Percentage Converted Common Shares" is based on 13,364,722 shares of common stock, which includes 3,529,406 shares of common stock outstanding on March 31, 2012 and assumes the conversion of the 6,200,000 shares of Series A preferred stock outstanding on March 31, 2012 into common stock on a one-for-2.023 basis and the conversion of the 6,770,563 shares of Series B preferred stock outstanding on March 31, 2012 into common stock on a one-for-one basis.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2012 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Title of Class	Percentage of Class(2)	Percentage Converted Common Shares(3)(4)
Directors and Executive Officers
Michelle Dipp, M.D., Ph.D.	701,927		Common Stock	19.9%
	3,000,000		Series A Preferred Stock	48.4%
	1,818,181		Series B Preferred Stock	26.9%
	4,003,054	(5)	Converted Common Shares		30.0%
Christopher A. Bleck(6)	—			—
Scott Chappel, Ph.D.(7)	—			—
Richard Aldrich	701,926		Common Stock	19.9%
	3,000,000		Series A Preferred Stock	48.4%
	1,818,181		Series B Preferred Stock	26.9%
	4,003,053	(8)	Converted Common Shares		30.0%
Christoph Westphal, M.D., Ph.D.	701,927		Common Stock	19.9%
	3,000,000		Series A Preferred Stock	48.4%
	1,818,181		Series B Preferred Stock	26.9%
	4,003,054	(9)	Converted Common Shares		30.0%
Stephen Kraus(10)	—			—
Jonathan Tilly, Ph.D.	701,927		Common Stock	19.9%
	701,927	(11)	Converted Common Shares		5.3%
Jeffrey D. Capello	—
John Simon	1,090,908		Series B Preferred Stock	16.1%
	1,090,908	(12)	Converted Common Shares		8.2%
Other 5% Stockholders
Longwood Fund, LP	3,000,000		Series A Preferred Stock	48.4%
800 Boylston Street, Suite 1555	1,818,181		Series B Preferred Stock	26.9%
Boston, MA 02199	3,301,127	(13)	Converted Common Shares		24.7%
Entities affiliated with Bessemer	3,000,000		Series A Preferred Stock	48.4%
Venture Partners	909,090		Series B Preferred Stock	13.4%
1865 Palmer Avenue, Suite 104	2,392,034	(14)	Converted Common Shares		17.9%
Larchmont, NY 10538
Entities affiliated with Fidelity	1,316,000		Series B Preferred Stock	19.4%
Investments	1,316,000	(15)	Converted Common Shares		9.8%
82 Devonshire Street, V13H
Boston, MA 02109
Entities affiliated with General	1,090,908		Series B Preferred Stock	16.1%
Catalyst Partners	1,090,908	(12)	Converted Common Shares		8.2%
20 University Road, Suite 450
Cambridge, MA 02138
Entities affiliated with BBT Capital	818,185		Series B Preferred Stock	12.1%
Management Advisors LLC	818,185	(16)	Converted Common Shares		6.1%
201 Main Street, Suite 3200
Fort Worth, TX 76102

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Title of Class	Percentage of Class(2)	Percentage Converted Common Shares(3)(4)
David Sinclair, Ph.D.	701,927		Common Stock	19.9%
	701,927	(11)	Converted Common Shares		5.3%
Cycad Group, LLC	363,637		Series B Preferred Stock	5.4%
1270 Coast Village Circle,	363,637		Converted Common Shares		2.7%
Suite 100
Santa Barbara, CA 93108
All officers and directors as a group	2,807,707		Common Stock	79.6%
(9 persons)(17)	3,000,000		Series A Preferred Stock	48,4%
	2,909,089		Series B Preferred Stock	43.0%
	7,199,742		Converted Common Shares		53.9%

(1)
Unless otherwise indicated, the address of such individual is c/o OvaScience, Inc., The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, Massachusetts 02199.

(2)
Because shares of preferred stock vote together with common stock on an as converted basis, except with respect to certain protective provisions, the percentages of beneficial ownership calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act and reported in this column do not reflect the beneficial owner's voting percentage of our outstanding capital stock. A more accurate reflection of the beneficial owner's voting percentage is their percentage of the common stock, the Series A preferred stock and the Series B preferred stock voting together as a single class on an as converted basis (the "Converted Common Shares") (as shown in the column to the far right).

(3)
In order to provide accurate disclosure of the relevant beneficial ownership percentage of each beneficial owner included in this table, we have set forth each such beneficial owner's ownership percentage of our common stock on an as converted basis as of March 31, 2012 in this column.

(4)
Based upon an aggregate of (a) 3,529,406 shares of common stock issued and outstanding and (b) an aggregate of 12,970,563 shares of preferred stock issued and outstanding and convertible into 9,835,316 shares of common stock.

(5)
Consists of (a) 701,927 shares of common stock held by Dr. Dipp and (b) an aggregate of 1,482,946 shares of common stock issuable upon conversion of the 3,000,000 shares of Series A preferred stock and 1,818,181 shares of common stock issuable upon conversion of the 1,818,181 shares of Series B preferred stock held by Longwood Fund, LP. The ultimate general partner of Longwood Fund, LP is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, LP are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. The shares held by Dr. Dipp and Longwood Fund, LP are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, Longwood Fund, LP and Dr. Dipp are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(6)
Does not include options to purchase an aggregate of 112,703 shares of common stock held by Mr. Bleck that are not exercisable in the next 60 days.

(7)
Does not include options to purchase an aggregate of 262,975 shares of common stock held by Dr. Chappel that are not exercisable in the next 60 days.

(8)
Consists of (a) 526,445 shares of common stock held directly by Richard Aldrich and (b) 175,481 shares of common stock held by Richard H. Aldrich Irrevocable Trust of 2011 and (c) an aggregate of 1,482,946 shares of common stock issuable upon conversion of the 3,000,000 shares of Series A preferred stock and 1,818,181 shares of common stock issuable upon conversion of the 1,818,181 shares of Series B preferred stock held by Longwood Fund, LP. The trustee of the Richard H. Aldrich Irrevocable Trust of 2011 is Richard Aldrich's wife, Nicole Aldrich, and she exercises sole voting and investment power over the shares of record held by the trust. The ultimate general partner of Longwood Fund, LP is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, LP are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. The shares held by Longwood Fund, LP and Mr. Aldrich (and his trust) are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, Longwood

  Fund, LP and Mr. Aldrich (and his trust) are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(9)
Consists of (a) 701,927 shares of common stock held by Christoph Westphal and (b) an aggregate of 1,482,946 shares of common stock issuable upon conversion of the 3,000,000 shares of Series A preferred stock and 1,818,181 shares of common stock issuable upon conversion of the 1,818,181 shares of Series B preferred stock held by Longwood Fund, LP. The ultimate general partner of Longwood Fund, LP is Longwood Fund GP, LLC. Voting and investment power with respect to the shares held by Longwood Fund, LP are vested in Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., the managers of Longwood Fund GP, LLC. The shares held by Dr. Westphal and Longwood Fund, LP are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, Dr. Westphal and Longwood Fund, LP are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(10)
The shares held by Dr. Tilly and Dr. Sinclair are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, Dr. Tilly and Dr. Sinclair are subject to a voting agreement discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(11)
Stephen Kraus serves as an employee of Bessemer Venture Partners, the management company affiliate of the Bessemer Venture Partner Entities (as defined below) that hold 3,000,000 shares of Series A preferred stock and 909,090 shares of Series B preferred stock, which are convertible into an aggregate of 2,392,034 shares of our common stock, as described below. Mr. Kraus has no voting or dispositive power with respect to the shares held by the Bessemer Venture Partner Entities and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The shares held by the Bessemer Venture Partner Entities are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, the Bessemer Venture Partner Entities are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(12)
Consists of (a) 1,068,602 shares of common stock issuable upon conversion of the 1,068,602 shares of Series B preferred stock held by General Catalyst Group V, L.P. ("GCG V") and (b) 22,306 shares of common stock issuable upon conversion of the 22,306 shares of Series B preferred stock held by GC Entrepreneurs Fund V, L.P. ("GCEF V) Each of David Fialkow, David Orfao, Joel Cutler and John Simon, a member of our board of directors, is a Managing Director of General Catalyst GP V, LLC, which is the general partner of GCG V and GCEF V and, as such, share voting and dispositive power over the shares held of record by GCG V and GCEF V. Each of Mr. Orfao, Mr. Fialkow, Mr. Cutler and Mr. Simon disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The shares held by GCG V and GCEF V are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, GCG V and GCEF V are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(13)
Consists of (a) 1,482,946 shares of common stock issuable upon conversion of the 3,000,000 shares of Series A preferred stock held by Longwood Fund, LP and (b) 1,818,181 shares of common stock issuable upon conversion of the 1,818,181 shares of Series B preferred stock held by Longwood Fund, LP. Longwood Fund GP, LLC (the "General Partner") is the general partner of Longwood Fund, LP and exercises voting and investment power with respect to securities owned directly by Longwood Fund, LP. Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D. are the managers of the General Partner and share voting and dispositive power with respect to the securities held by Longwood Fund, LP. The General Partner disclaims beneficial ownership of the securities owned directly by Longwood Fund, LP and this Registration Statement shall not be deemed an admission that the General Partner is the beneficial owner of such securities, except to the extent of its pecuniary interest therein. These shares are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, Longwood Fund, LP is subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(14)
Consists of (a) 474,542 shares of common stock issuable upon conversion of the 960,000 shares of Series A preferred stock held by Bessemer Venture Partners VII L.P. ("BVP VII"), (b) 207,612 shares of common stock issuable upon conversion of the 420,000 shares of Series A preferred stock held by Bessemer Venture Partners VII Institutional L.P. ("BVP Institutional"), (c) 800,790 shares of common stock issuable upon conversion of the 1,620,000 shares of Series A preferred stock held by BVP Special Opportunity Fund L.P. ("BVP Special Opportunity" and together with BVP Institutional and BVP VII, "Bessemer Venture Partner Entities"), (d) 290,909 shares of common stock issuable upon conversion of the 290,909 shares of Series B preferred stock held by Bessemer Venture Partners VII L.P., (e) 127,273 shares of common stock issuable upon conversion of the 127,273 shares of Series B preferred stock held by Bessemer Venture Partners VII Institutional L.P. and (f) 490,908 shares of common stock issuable upon conversion of the 490,908 shares of Series B preferred stock held by BVP Special Opportunity Fund L.P. Deer VII & Co. L.P. ("Deer L.P.") is the general partner of the Bessemer Venture Partner Entities. Deer VII & Co. Ltd. is the general partner of Deer L.P. J. Edmund Colloton, David J. Cowan, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the shares of stock held by the Bessemer Venture Partner Entities. Each of Mr. Colloton, Mr. Cowan, Mr. Goodman, Mr. Levine and Mr. Stavis disclaims beneficial ownership of the shares identified in this footnote except as to his or her respective proportionate pecuniary interest in such shares. These shares are subject to drag along rights as discussed below under "Description of Registrant's Securities to be Registered—Drag Along Rights." In addition, the Bessemer Venture Partner Entities are subject to a voting agreement as discussed below under "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

(15)
Consists of (a) 1,090,900 shares of common stock issuable upon conversion of the 1,090,900 shares of Series B preferred stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (b) 212,300 shares of common stock issuable upon conversion of the 212,300 shares of Series B preferred stock held by Fidelity Select Portfolios: Biotechnology Portfolio and (c) 12,800 shares of common stock issuable upon conversion of the 12,800 shares of Series B preferred stock held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund.

(16)
Consists of (a) 490,911 shares of common stock issuable upon conversion of the 490,911 shares of Series B preferred stock held by BBT Fund, L.P. and (b) 327,274 shares of common stock issuable upon conversion of the 327,274 shares of Series B preferred stock held by BBT Master Fund, L.P.

(17)
Includes the following shares owned by Longwood Fund, L.P., referenced in footnotes (5), (8), (9) and (13): (a) 3,000,000 shares of Series A preferred stock, (b) 1,818,181 shares of Series B preferred stock and (c) an aggregate of 3,301,127 shares of common stock issuable upon conversion of the preferred stock.

Item 5.    Directors and Executive Officers.

        The following table sets forth certain information about our executive officers, key employees and directors as of March 31, 2012.

Name	Age	Position
Michelle Dipp, M.D., Ph.D.	35	President, Chief Executive Officer, Director
Christopher A. Bleck	55	Vice President and Chief Operating Officer
Scott Chappel, Ph.D.	61	Vice President and Chief Scientific Officer
Richard Aldrich(1)(3)	57	Director
Jeffrey D. Capello(1)	47	Director
Stephen Kraus(2)(3)	35	Director
John Simon(1)(2)	49	Director
Jonathan Tilly, Ph.D.(3)	49	Director
Christoph Westphal, M.D., Ph.D.(2)	44	Director

(1)
Member of the audit committee

(2)
Member of the compensation committee

(3)
Member of the nominating and corporate governance committee

Executive Officers

        Michelle Dipp, M.D., Ph.D. co-founded the company in April 2011 and has served as a member of our board of directors since July 2011, as our chief executive officer since June 2011 and as our president since September 2011. Dr. Dipp has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. Through Longwood, she invested in Alnara Pharmaceuticals, Inc., a pharmaceutical company, and co-founded Verastem, Inc., a biopharmaceutical company. From 2008 to 2009, Dr. Dipp was vice president and then, from 2009 to 2011, the senior vice president and head of the Centre of Excellence For External Drug Discovery (CEEDD), a business development unit at GlaxoSmithKline, a pharmaceutical and healthcare company. Prior to that, she was a founding employee of Sirtris Pharmaceuticals, Inc., a pharmaceutical company, where she served as vice president of corporate development from 2005 to 2008. Dr. Dipp serves on the Beth Israel Deaconess Medical Center Board of Trustees. Dr. Dipp earned her M.D. from Oxford University Medical School and a Ph.D. in physiology from the University of Oxford. We believe that Dr. Dipp is qualified to serve on our board of directors due to her scientific expertise and her experience in the life sciences industry as an entrepreneur and venture capitalist.

        Christopher A. Bleck has served as our chief operating officer since November 2011. Mr. Bleck served as president and chief executive officer of Incept BioSystems, a privately-held biomedical device company, from January 2009 until June 2011, as president and chief executive officer at Intact Medical Corporation, a medical device company, from January 2005 to December 2008, and as vice president of commercial operations for Cytyc Corporation, a healthcare company, from December 2001 to December 2004. Previously, Mr. Bleck served in various senior management roles for 18 years at Abbott Laboratories. Mr. Bleck earned his M.B.A. and his B.S. in pharmacy from The University of Connecticut.

        Scott Chappel, Ph.D. has served as our chief scientific officer since July 2011. Dr. Chappel served as chief scientific officer and chief operating officer of Tokai Pharmaceuticals, a biotechnology company, from 2005 until 2011. Prior to joining Tokai, Dr. Chappel was the chief scientific officer at Serono, Inc. and an executive at companies including Dyax Corp., Diacrin, Inc., and Integrated Genetics. Dr. Chappel received his Ph.D. in neurophysiology from the University of Maryland School of Medicine.

Non-Employee Directors

        Richard Aldrich co-founded the company in April 2011 and has served as a member of our board of directors since July 2011 and as the Chairman of the our board of directors since March 2012. Mr. Aldrich has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. He founded RA Capital Management LLC, a hedge fund, in 2001 and served as a managing member from 2004 to 2008 and as a co-founding member from 2008 until 2011. He co-founded Sirtris Pharmaceuticals, Inc., which was acquired by GlaxoSmithKline plc in 2008, and served on its board of directors from 2004 to 2008; co-founded Concert Pharmaceuticals, Inc. and has served as chairman of its board of directors since 2006; and co-founded Alnara Pharmaceuticals, Inc. and served on its board of directors from 2008 to 2010. Mr. Aldrich also joined Vertex Pharmaceuticals, Inc. at its founding in 1989 and served as its senior vice president and chief business officer until 2001. Mr. Aldrich serves on the board of directors of Verastem, Inc. a publicly traded biopharmaceutical company. He earned his M.B.A from the Amos Tuck School at Dartmouth College and his B.S. from Boston College. We believe that Mr. Aldrich is qualified to serve on our board of directors due to his experience in the life sciences industry and as an entrepreneur and venture capitalist and his service on the boards of directors of other life sciences companies.

        Jeffrey D. Capello has served as a member of our board of directors since March 2012. Mr. Capello has served as executive vice president and chief financial officer of Boston Scientific Corporation, a medical device company, since March 2010. Mr. Capello joined Boston Scientific in June 2008 and served as senior vice president and chief accounting officer until March 2010. He previously served as the senior vice president and chief financial officer with responsibilities for business development at PerkinElmer, Inc., a technology company, from 2006 to June 2008. Prior to that, he served as PerkinElmer's vice president of finance, corporate controller and treasurer from 2002 to 2006 and as vice president, finance, corporate controller, chief accounting officer and treasurer from 2001 to 2005. From 1991 to 2001, he held various positions including that of partner, from 1997 to 2001, at PricewaterhouseCoopers LLP, a public accounting firm. Mr. Capello was a member of the board of directors of Sirtris Pharmaceuticals, Inc. and served on its audit committee as both a member and its chair. He holds a B.S. degree in business administration from the University of Vermont and an M.B.A. degree from the Harvard Business School. Mr. Capello is also a certified public accountant. We believe that Mr. Capello is qualified to serve on our board of directors due to his experience in the medical device and healthcare technology industries, his accounting background and his service on the boards of directors of other life sciences companies.

        Stephen Kraus has served as a member of our board of directors since July 2011. Mr. Kraus has served as an investment professional at Bessemer Venture Partners, a venture capital firm, since 2004 and has been a partner since 2010. He serves on the board of directors of a number of privately-held life sciences companies. He previously served as a member of the board of directors of Sirtris Pharmaceuticals, Inc. from 2005 to 2007 and as a member of the board of directors of Restore Medical, Inc. from 2005 to 2008. He earned his M.B.A. from Harvard Business School and his B.A. from Yale University. We believe that Mr. Kraus is qualified to serve on our board of directors due to his experience in the life sciences industry as a venture capitalist and his service on the boards of directors of other life sciences companies.

        John Simon has served as a member of our board of directors since March 2012. Mr. Simon is a co-founder and managing director of General Catalyst Partners. Prior to co-founding General Catalyst in 2000, Mr. Simon served as founder, chairman and chief executive of UroMed Corporation, a medical supply company. Prior to founding UroMed, Mr. Simon led marketing and sales at Adaptive Networks, a powerline communications company, and was a venture capitalist at Highland Capital Partners and Charles River Ventures, each a venture capital investment fund. He serves on the board of directors of numerous private media and technology companies and nonprofits. Mr. Simon earned his M.A. in politics, philosophy and economics at Oxford University, where he was a Rhodes Scholar, and his B.A. in history and science from Harvard University. We believe that Mr. Simon is qualified to serve on our board of directors due to his experience in the medical and healthcare technology industry and as a venture capitalist and his service on the boards of directors of other life sciences companies.

        Jonathan Tilly, Ph.D. co-founded the company in April 2011 and has served as a member of our board of directors since July 2011. Dr. Tilly has served as professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 2009. Dr. Tilly moved from John Hopkins University, where he served as assistant professor from 1993 to 1995, to join the faculty of Harvard Medical School as associate professor of obstetrics, gynecology and reproductive biology in 1995 and to direct the newly-created Vincent Center for Reproductive Biology at Massachusetts General Hospital. Dr. Tilly obtained his Ph.D. in 1990 and completed postdoctoral training at the University of California-San Diego School of Medicine and Stanford University Medical Center. We believe Dr. Tilly is qualified to serve on our board of directors due to his scientific expertise and extensive research experience in the field of reproductive biology.

        Christoph Westphal, M.D., Ph.D. co-founded the company in April 2011 and has served as a member of our board of directors since July 2011. Dr. Westphal has served as the chief executive officer, since September 2011, and as a member and chairman of the board of directors, since August 2010, of Verastem, Inc., a biopharmaceutical company. He has served as a partner of Longwood Fund, LP, a venture capital investment fund, since 2010. He served as the president of SR One, the corporate venture capital arm of GlaxoSmithKline, from 2010 until 2011. Dr. Westphal has previously been involved in founding a number of biotechnology companies as chief executive officer. Dr. Westphal co-founded Sirtris Pharmaceuticals, Inc. and served as its chief executive officer from 2004 to 2010. He also co-founded Alnara Pharmaceuticals, Inc., Acceleron Pharma, Inc., serving as its chief executive officer in 2003, Alnylam Pharmaceuticals, Inc., serving as its chief executive officer in 2002, and Momenta Pharmaceuticals, Inc., serving as its chief executive officer in 2001. He has also served on the board of directors of numerous private biotechnology companies. Dr. Westphal serves on the Board of Fellows of Harvard Medical School and is a member of the Research Advisory Council at the Massachusetts General Hospital. He earned his M.D. from Harvard Medical School, his Ph.D. in genetics from Harvard University and his B.A. from Columbia University. We believe that Dr. Westphal is qualified to serve on our board of directors due to his experience in the life sciences industry as an entrepreneur and venture capitalist and his service on the boards of directors of other life sciences companies.

Board Composition and Election of Directors

        Our board of directors is currently authorized to have, and consists of, seven members. In accordance with the terms of our current certificate of incorporation and by-laws, our board of directors consists of one class and each director will serve a one year term. Pursuant to the terms of our post-conversion certificate of incorporation and post-conversion by-laws, our board of directors will be divided into three classes, class I, class II and class III, with members of each class serving staggered three year terms. Upon the conversion of the preferred stock, the members of the classes will be divided as follows:

  •
  the class I directors will be Drs. Tilly and Westphal, and their term will expire at the annual meeting of stockholders to be held in 2013;

  •
  the class II directors will be Messrs. Aldrich, Kraus and Simon, and their term will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the class III directors will be Dr. Dipp and Mr. Capello, and their term will expire at the annual meeting of stockholders to be held in 2015.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.

        Our current certificate of incorporation provides that, for so long as the preferred stock remains outstanding, holders of our Series A preferred stock have the right to elect two directors and holders of our Series B preferred stock have the right to elect one director. We refer to these directors collectively as our preferred stock directors. The directors currently serving as our preferred stock directors are Messrs. Aldrich, Kraus and Simon. In addition, pursuant to the terms of the amended and restated voting agreement, until such time as our common stock is traded on a national securities exchange, stockholders holding an aggregate of 77% of our outstanding capital stock, on an as converted to common stock basis, have agreed to vote their shares in such a way as to ensure that the following will serve on our board: (1) one designee of each lead investor, for so long as the entity remains a significant investor, (2) one designee of the holders of our common stock, (3) our chief executive officer and (4) two independent directors, defined as a director with industry experience who is not employed by us or affiliated with any of our investors and who is designated by a majority of our board, including at least two preferred stock directors. The director initially serving as the common stock designee is Dr. Tilly and the directors initially serving as the independent directors are Mr. Capello and Dr. Westphal. However, Dr. Westphal, who is affiliated with one of our investors, will only serve until such time as a second person meeting the definition of independent director is identified, which we and our investors have agreed to use our best efforts to do. See "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement."

        Pursuant to the amended and restated voting agreement, we have agreed to use our reasonable best efforts to include each lead investor designee in our slate of nominees to the stockholders for each election of directors and to include each such designee in our proxy statement, subject to certain limitations.

Director Independence

        Our board of directors has determined that each of our directors, other than Drs. Dipp and Tilly, is independent as defined under NASDAQ Marketplace Rules. In addition, our board of directors has determined that one of the members of our audit committee, Mr. Capello, is independent as contemplated by Rule 10A-3 under the Exchange Act.

        There are no family relationships among any of our directors or executive officers.

Board Committees

  Audit Committee

        In March 2012, our board of directors established an audit committee comprised of Messrs. Aldrich, Capello and Simon, each of whom is a non-employee member of the board of directors. Mr. Capello serves as the chair of the audit committee. The audit committee operates under a charter approved by our board.

        The functions of this committee include, among other things:

  •
  appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

  •
  overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

  •
  reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  overseeing our internal audit function;

  •
  overseeing our risk assessment and risk management policies;

  •
  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

  •
  meeting independently with our internal auditing staff, registered public accounting firm and management;

  •
  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the audit committee report required by SEC rules.

        Our board of directors has determined that each member of the audit committee meets the financial literacy requirement under the applicable NASDAQ Stock Market rules and that Mr. Capello's employment experience qualifies him as an audit committee financial expert within the SEC rules and regulations.

  Compensation Committee

        In March 2012, our board of directors established a compensation committee of the board comprised of Messrs. Kraus and Simon and Dr. Westphal. Mr. Simon serves as the chair of the compensation committee. The compensation committee operates under a charter approved by our board.

        The functions of this committee include, among other things:

  •
  annually reviewing and approving corporate goals and objectives relevant to our chief executive officer's compensation;

  •
  determining our chief executive officer's compensation;

  •
  reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

  •
  overseeing an evaluation of our senior executives;

  •
  overseeing and administering our equity incentive plans;

  •
  reviewing and making recommendations to our board with respect to director compensation;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis;" and

  •
  preparing the annual compensation committee report required by SEC rules.

  Nominating and Corporate Governance Committee

        In March 2012, our board of directors established a nominating and corporate governance committee of the board comprised of Messrs. Aldrich and Kraus and Dr. Tilly. Mr. Aldrich serves as the chair of the nominating and corporate governance committee. The nominating and corporate governance committee operates under a charter approved by our board.

        The functions of this committee include, among other things:

  •
  identifying individuals qualified to become board members;

  •
  recommending to our board the persons to be nominated for election as directors and to each of the board's committees;

  •
  reviewing and making recommendations to the board with respect to management succession planning;

  •
  developing and recommending to the board corporate governance guidelines; and

  •
  overseeing an annual evaluation of the board.

Item 6.    Executive Compensation.

Compensation Discussion and Analysis

  Overview

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and what we believe are the most important factors relevant to an analysis of these policies and decisions. This section also describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for 2011. Our "named executive officers" for 2011 consist of our three current executive officers, Michelle Dipp, M.D., Ph.D., our president and chief executive officer, Christopher Bleck, our chief operating officer who also serves as our principal financial officer, and Scott Chappel, Ph.D., our chief scientific officer; and one former executive officer, Paul Brannelly, our former president, who resigned in 2011. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to provide context for the data presented in the following tables and narrative.

        We commenced operations in April 2011 and hired each of our current executive officers in 2011. Dr. Dipp, our chief executive officer, does not currently receive, and has not historically received, any compensation from us for her service as our chief executive officer because of her service as a general partner of Longwood Fund, LP, a venture capital investment fund and one of our principal stockholders. However, we may in the future determine to compensate her for her service as chief executive officer. The compensation of each of our other current executive officers is based on individual terms approved by our board of directors. Our board of directors is in the process of developing and implementing the executive compensation program that will be in place following effectiveness of this Registration Statement. This section highlights key aspects of this program that we expect to implement in 2012. Following effectiveness of this Registration Statement, our compensation committee will oversee these compensation policies and, together with our board of directors, will periodically evaluate the need for revisions to ensure our compensation program is competitive with the companies with which we compete for executive talent.

  Objectives and Philosophy of Our Executive Compensation Program

        The primary objectives of the board of directors in designing our executive compensation program are to:

  •
  attract, retain and motivate experienced and talented executives;

  •
  ensure executive compensation is aligned with our corporate strategies, research and development programs and business goals;

  •
  recognize the individual contributions of executives while fostering a shared commitment among executives by aligning their individual goals with our corporate goals;

  •
  promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate and individual performance goals; and

  •
  align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.

        Each of our named executive officers was hired by us before our board of directors established a formal executive compensation program. To achieve these objectives in the future, we expect that our board of directors and compensation committee will evaluate our executive compensation program with the goal of setting and maintaining compensation at levels that are justifiable based on each executive's level of experience, performance and responsibility and that the board believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, we expect that our executive compensation program will tie a substantial portion of each executive's overall compensation to key strategic, financial and operational goals. We have provided, and expect to continue to provide, a portion of our executive compensation in the form of stock options and restricted stock that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

  Use of Compensation Consultants and Market Benchmarking

        For purposes of determining total compensation and the primary components of compensation for our executive officers in 2011 and 2012, we did not retain the services of a compensation consultant or use survey information or compensation data to engage in benchmarking. In the future, we expect that our compensation committee will consider publicly available compensation data for national and regional companies in the biotechnology industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. In connection with designing our compensation program for future periods, our board of directors anticipates retaining the services of an independent compensation consultant to provide additional comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. Although we expect that our board of directors and compensation committee will consider the independent compensation consultant's advice and recommendations about our executive compensation program, the board of directors and compensation committee will ultimately make their own decisions about these matters.

        We anticipate that the independent compensation consultant will provide our board of directors and compensation committee with comparative data showing where our total compensation and each element of our compensation rate among both public and private companies in the biotechnology and life sciences industry generally and a peer group of publicly traded companies in the life science industry at a stage of development, market capitalization and size comparable to ours with which the board of directors and compensation committee believe we compete for executive talent. We currently expect that the companies to be included in this peer group will be:

Aegerion Pharmaceuticals, Inc.	Endocyte, Inc.
Alnylam Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.
Amicus Therapeutics, Inc.	Ironwood Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	Myrexis, Inc.
Anthera Pharmaceuticals, Inc.	Osiris Therapeutics, Inc.
ARIAD Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Aveo Pharmaceuticals, Inc.	Verastem, Inc.
Curis Inc.	Zalicus Inc.
Cytokinetics, Inc.

        Once established, our peer group will be subject to change, and we anticipate that our board of directors and compensation committee will periodically review and update the list. The peer group will be used for purposes of gathering data to help develop our executive compensation practices and guide our compensation decisions. We also expect that our independent compensation consultant will make suggestions about our executive compensation practices based on the data it provides to us as well as compensation trends in our industry. We expect that the board of directors and compensation committee will consider peer group and other industry compensation data and the recommendations of our independent compensation consultant when making decisions related to executive compensation, with the goal of ensuring that our compensation levels are reasonably competitive relative to the compensation paid by companies in our peer group. We generally expect that our board of directors and compensation committee will, in making future compensation decisions, target the total compensation paid to our executive officers between the 50th and 75th percentile of companies in our peer group.

  Annual Compensation Review Process

        We expect to conduct annual compensation reviews beginning in 2012. During the first quarter of each year, we expect to evaluate each executive officer's performance during the prior year. We expect that our chief executive officer will evaluate each executive other than herself from her own perspective and based on input from others within our company. This process will lead to a recommendation by the chief executive officer to the compensation committee with respect to each executive officer, other than herself, as to:

  •
  the level of contributions made to the general management and guidance of the company;

  •
  the need for salary increases;

  •
  the amount of bonuses to be paid, including the achievement of stated corporate and individual performance goals with respect to the annual review for performance in 2012 and future years; and

  •
  whether or not equity incentive awards should be made.

        These recommendations will be reviewed by our compensation committee and taken into account when it makes a final determination on all such matters.

  Components of our executive compensation program

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual performance-based cash bonuses;

  •
  stock-based awards;

  •
  broad-based health and welfare benefits; and

  •
  severance and change in control benefits.

        We do not, and do not expect in the future to, have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our board of directors, after reviewing data it considers relevant, has determined subjectively what it believes to be the appropriate level and mix of the various compensation components. Beginning with 2012, we expect that our compensation committee also will consider information provided to it by an independent compensation consultant in making this determination. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and in the form of bonus compensation to incentivize and reward superior performance on an annual basis. To further focus our executives on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that vest over a meaningful period of time. In addition, we provide our executives with benefits that are generally available to all our employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Finally, we provide certain of our executives severance benefits to incentivize them to continue to achieve stockholder value in connection with change in control or other situations in which they could be terminated without cause.

        We have employment agreements with two of our named executive officers, Mr. Bleck and Dr. Chappel. These employment agreements provide for specific base salaries, target annual bonuses and severance and change in control arrangements for these executive officers. Details of these employment agreements are provided below under the heading "—Employment Agreements."

  Base Salary

        We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers were established through arm's-length negotiation at the time the executive was hired, taking into account the position for which the executive was considered and the executive's qualifications, prior experience and prior salary. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, we expect that our compensation committee will annually review and evaluate, with input from our chief executive officer, the need for adjustment of the base salaries of our executives based on changes and expected changes in the scope of an executive's responsibilities, including promotions, the individual contributions made by and performance of the executive during the prior year, the executive's performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive's salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. We do not expect that our executive officers will receive any formulaic base salary increase, but we do expect that our compensation committee will, in making future compensation decisions, target the total cash compensation of our named executive officers, consisting of their base salaries and target annual cash bonuses, generally between the 50th and 75th percentile of companies in our peer group.

        We do not currently, nor have we historically, paid Dr. Dipp a salary for her service to the company. However, we may in the future determine to do so.

        Mr. Bleck's 2012 annual base salary is $240,000. Dr. Chappel's 2012 annual base salary is $300,000. Our board of directors approved the base salaries of Mr. Bleck and Dr. Chappel based on the recommendations of Dr. Dipp. In making her recommendations, Dr. Dipp considered the factors discussed above, including the qualifications, prior experience and prior salary of each of Mr. Bleck and Dr. Chappel.

        Mr. Brannelly did not receive cash compensation in 2011 in connection with his service as our former President.

        Our board of directors may consider increasing the base salaries for our current executive officers based on our board's view, and the recommendation of an independent compensation consultant, with respect to typical annual salary increases for executives in our industry. We believe that the base salaries established for our named executive officers are currently aligned with our executive compensation objectives stated above and are competitive with those of similarly-situated companies.

  Annual Performance-Based Cash Bonus

        Because we only commenced operations in April 2011, our board of directors subjectively determined the amount of annual cash bonuses for our current executive officers for 2011.

        Mr. Bleck joined us in November 2011 and, as a result, was not eligible to receive an annual cash bonus for 2011 performance. Mr. Bleck's current annual bonus target is 30% of his base salary. Dr. Chappel was eligible to receive an annual cash bonus for 2011 performance. According to the terms of Dr. Chappel's employment agreement, his target annual performance bonus for 2011 was 40% of his annual base salary. For 2011 performance, our board of directors awarded Dr. Chappel a bonus of $54,462, which is equivalent to 40% of his 2011 base salary, pro rated for the portion of the year that he was employed by us. Our board's determination of this bonus award was based primarily on its consideration of Dr. Chappel's pre-established achievement of certain goals during 2011, including the following:

  •
  operational achievements related to hiring employees and retaining consultants and contract research organizations and the members of our scientific advisory board;

  •
  designing and preparing for our AUGMENT Study;

  •
  clarification of the commercial path for AUGMENT, AUGMENT manufacturing process achievements and the protocol for the AUGMENT Study in humans;

  •
  serving as a liaison with the scientific, reproductive, regulatory and investor communities;

  •
  raising capital through a preferred stock financing; and

  •
  business development achievements related to transactions with MGH and Harvard.

        Neither Dr. Dipp nor Mr. Brannelly received an annual bonus for 2011 performance.

        We are in the process of designing an annual cash bonus program to reward our named executive officers in the future. Beginning with 2012, we expect that our annual cash bonus program will be based upon the achievement of specified annual corporate and individual goals that will be established in advance by our board of directors or compensation committee. We expect that our annual cash bonus program will emphasize pay-for-performance and will be intended to closely align executive compensation with achievement of specified operating results as the amount will be calculated on the basis of percentage of corporate goals achieved. The performance goals established by our compensation committee beginning with the 2012 fiscal year will be based on the business strategy of the company and the objective of building stockholder value. We expect that there will be three steps to determine if and the extent to which an annual cash bonus is payable to a named executive officer. First, at the beginning of the year, our compensation committee will determine the target annual cash incentive award for the named executive officer based on a percentage of the officer's annual base salary for that year. Second, the compensation committee will establish the specific performance goals, including both corporate and individual objectives, that must be met for the officer to receive the award. Third, shortly after the end of the year, the compensation committee will determine the extent to which these performance goals were met and the amount of the award. We expect that, beginning in 2012, our compensation committee will work with our chief executive officer to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the course of the year and will target total cash compensation, consisting of base salaries and target annual cash bonuses, generally between the 50th and 75th percentile of companies in our peer group.

  Stock-Based Awards

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. While we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards contributes to executive retention by providing an incentive for our executives to remain in our employ during the vesting period. Currently, our executives are eligible to participate in our 2011 stock incentive plan, which we refer to as the 2011 Plan, and all equity awards granted in 2011 were pursuant to the 2011 Plan. Following the effectiveness of this Registration Statement, our employees and executives will be eligible to receive stock-based awards pursuant to our 2012 stock incentive plan, which we refer to as the 2012 Plan. Under our 2012 Plan, executives will be eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our board of directors.

        Our employee equity awards have typically been in the form of stock options. Because our executives profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives for our executives to achieve increases in the value of our stock over time. While we currently expect to continue to use stock options as the primary form of equity awards that we grant, we may in the future use alternative forms of equity awards, such as restricted stock and restricted stock units. To date, we have generally used equity awards to compensate our executive officers in the form of initial grants in connection with the commencement of employment. In the future, we also generally plan to grant equity awards on an annual basis to our executive officers. We expect that, beginning in 2012, our compensation committee generally will target the equity awards of our executive officers at the 75th percentile of companies in our peer group. We may also make additional discretionary grants, typically in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

        In general, the equity awards that we have granted to our executives vest with respect to 25% of the shares on the first anniversary of the grant date and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date. Vesting ceases upon termination of employment and exercise rights cease shortly after termination of employment. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

        We have granted, and going forward expect to grant, stock options with exercise prices that are set at no less than the fair value of shares of our common stock on the date of grant as determined by our board of directors.

        We have not granted any equity awards to Dr. Dipp in connection with her service as our chief executive officer. As one of our co-founders, we issued and sold to Dr. Dipp 701,927 shares of our common stock in April 2011 in connection with our formation for an aggregate purchase price of $1,420. These shares are subject to repurchase by us pursuant to the terms of a restricted stock agreement, as further described under the heading "Certain Relationships and Related Transactions, and Director Independence—Restricted Stock Grants to Co-Founders." While we have not historically granted Dr. Dipp equity awards for her service to the company as an employee or director, we may in the future determine to do so.

        In September 2011, in recognition of the commencement of Dr. Chappel's employment with us, we granted Dr. Chappel an option to purchase 262,975 shares of our common stock. This option vests with respect to 25% of the shares on the first anniversary of his date of hire and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of his date of hire. The exercise price of this option is $0.04 per share, the fair value of our common stock on the date of grant as determined by our board of directors.

        In September 2011, we issued and sold to Mr. Brannelly 19,772 shares of our common stock. These shares were subject to repurchase by us pursuant to the terms of a restricted stock agreement but became fully vested as of December 31, 2011. The purchase price for the stock was $0.002 per share.

        In December 2011, in recognition of the commencement of Mr. Bleck's employment with us, we granted an option to Mr. Bleck for 112,703 shares of our common stock. This option vests with respect to 25% of the shares on the first anniversary of his date of hire and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of his date of hire. The exercise price of this option is $0.04 per share, the fair value of our common stock on the date of grant as determined by our board of directors.

  Benefits and Other Compensation

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and beginning in 2012, a 401(k) plan. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under our 401(k) plan, we match 100% of employee contributions up to an amount equal to 3% of the employee's salary and then match 50% of employee contributions up to an amount equal to an additional 2% of the employee's salary. The match vests immediately. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers.

        In certain circumstances, we may award cash signing bonuses or may reimburse relocation expenses when executives first join us. Whether a signing bonus is paid or relocation expenses are reimbursed, and the amount of either such benefit, is determined by our board of directors on a case-by-case basis based on the specific hiring circumstances and the recommendation of our chief executive officer.

        We paid Dr. Chappel, who joined us in July 2011, a signing bonus of $75,000 upon commencement of his employment.

  Severance and Change in Control Benefits

        Pursuant to agreements we have entered into with certain of our executives, these executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Please refer to "—Employment Agreements" for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments made and other benefits provided to executives under various termination circumstances, under the heading "—Potential Payments upon Termination or Change in Control" below.

        We believe providing these benefits helps us compete for executive talent. Based on the substantial business experience of the members of our board of directors, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives by companies at comparable stages of development in our industry and related industries.

  Risk Considerations in Our Compensation Program

        Our board of directors is evaluating the philosophy and standards on which our compensation plans will be implemented across our company. It is our belief that our compensation programs do not, and in the future will not, encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program will encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives. We believe that the following aspects of our executive compensation program that we plan to implement will mitigate the potential for adverse risk caused by the action of our executives:

  •
  annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers, which we expect to be consistent with our annual operating and strategic plans, designed to achieve the proper risk/reward balance and not require excessive risk taking to achieve;

  •
  the mix between fixed and variable, annual and long-term and cash and equity compensation, which we expect to be designed to encourage strategies and actions that balance the company's short-term and long-term best interests; and

  •
  equity incentive awards that vest over a period of time, which we believe will encourage executives to take a long-term view of our business.

  Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 per person paid to a publicly traded company's chief executive officer and three other most highly paid officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We will periodically review the potential consequences of Section 162(m), however, the board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

        We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718, Compensation—Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Summary Compensation Table

        The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All other Compensation ($)(3)	Total ($)
Michelle Dipp, M.D., Ph.D.(4)	2011	—	—		—	—	—	—
Chief Executive Officer
Christopher Bleck	2011	27,692	—		—	255,953	—	283,645
Chief Operating Officer
Scott Chappel, Ph.D.	2011	136,157	129,462	(5)	—	215,002	248	480,869
Chief Scientific Officer
Paul Brannelly	2011	—	—		69,960	—	—	69,960
Former President(6)

(1)
The amount in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated repurchases by us related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate this amount are discussed in Note 5 to our financial statements appearing at the end of this Registration Statement.

(2)
The amounts in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate these amounts are discussed in Note 5 to our financial statements appearing at the end of this Registration Statement.

(3)
The amounts in the "All Other Compensation" column reflect the value of a long term disability premium.

(4)
Dr. Dipp did not receive any compensation from us for her service as our chief executive officer in 2011. We issued and sold to Dr. Dipp 701,927 shares of our common stock in April 2011 in connection with her role as a founder for an aggregate purchase price of $1,420. These shares are subject to repurchase by us pursuant to the terms of a restricted stock agreement.

(5)
The bonus amount for Dr. Chappel includes a signing bonus of $75,000 paid upon the commencement of his employment with us.

(6)
Mr. Brannelly's employment with us ended in September 2011

Grants of Plan-Based Awards in 2011

        The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2011.

Name	Grant Date	All other stock awards: number of shares of stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Michelle Dipp, M.D., Ph.D.	—	—	—	—	—
Christopher Bleck	12/7/2011		112,703	0.04	255,953
Scott Chappel, Ph.D.	9/29/2011		262,975	0.04	215,002
Paul Brannelly	9/29/2011	19,772			69,960

(1)
Option award vests with respect to 25% of the shares on the first anniversary of the date of hire, which was July 13, 2011 for Dr. Chappel and November 14, 2011 for Mr. Bleck, and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of their date of hire.

(2)
Option awards have been granted with exercise prices equal to the fair value of our common stock on the date of grant. For a discussion of our methodology for determining the fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates."

(3)
The amounts in the "Grant Date Fair Value of Stock and Option Awards" column reflect the grant date fair value of stock and option awards granted in 2011 calculated in accordance with ASC 718.

(4)
Mr. Brannelly paid $0.002 per share for the stock award. At the time of grant, the shares of stock were subject to repurchase by us pursuant to the terms of a restricted stock agreement but became fully vested as of December 31, 2011.

Outstanding Equity Awards at December 31, 2011

        The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
				Option Exercise Price ($/Sh)
					Option Expiration Date
Name	Exercisable	Unexercisable
Michelle Dipp, M.D., Ph.D.	—	—		—	—
Christopher Bleck	—	112,703	(1)	0.04	12/6/2021
Scott Chappel, Ph.D.	—	262,975	(1)	0.04	9/28/2021
Paul Brannelly	—	—		—	—

(1)
Option award vests with respect to 25% of the shares on the first anniversary of the date of hire, which was July 13, 2011 for Dr. Chappel and November 14, 2011 for Mr. Bleck, and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of their date of hire.

Options Exercised and Stock Vested

        None of our named executive officers exercised any options during 2011. The following table sets forth information regarding the vesting of stock during 2011 for each of our named executive officers.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michelle Dipp, M.D., Ph.D.	—	—
Christopher Bleck	—	—
Scott Chappel, Ph.D.	—	—
Paul Brannelly	19,772	70,000

(1)
The market value of the stock award is based on fair value price of our common stock of $3.54 per share at December 31, 2011. For a discussion of our methodology for determining the fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates."

Employment Agreements

        In connection with the commencement of their employment with us, we entered into employment agreements with each of Mr. Bleck and Dr. Chappel. Each of these agreements provides that employment will continue for an indefinite period until either we or the employee provides written notice of termination. In addition, each of these executive officers is bound by the terms of agreements covering non-solicitation, non-competition, confidential information and inventions assignment which, among other things, prevents the executive from competing with us during the term of his employment and for a specified time thereafter.

        Under their respective employment agreements, Mr. Bleck and Dr. Chappel will receive the following base salaries, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. In addition, Mr. Bleck and Dr. Chappel will each be eligible for annual performance bonuses, based on the following target percentages of their base salaries, as determined by our board of directors in its sole discretion based on goals determined by our chief executive officer in consultation with the board and agreed upon by Mr. Bleck and Dr. Chappel, respectively.

Name	Annual Base Salary ($)	Target Bonus Percentage (%)
Christopher Bleck	240,000	30
Scott Chappel, Ph.D.	300,000	40

        Upon execution and effectiveness of a release of claims, each of Mr. Bleck and Dr. Chappel will be entitled to severance payments if we terminate his employment without cause, as defined in the employment agreement, or Mr. Bleck or Dr. Chappel terminates employment with us for good reason, as defined in the employment agreement. If Mr. Bleck's or Dr. Chappel's employment terminates under these circumstances, in each case absent a change in control, as defined in the employment agreement, we will be obligated for a period of six months, in the case of Mr. Bleck, and 12 months, in the case of Dr. Chappel, (1) to pay such executive officer his base salary, (2) to provide that any equity awards will continue vesting, (3) pay the monthly premiums for COBRA coverage equal to the amount paid for similarly situated employees and (4) to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive officer all company employee benefit plans and arrangements that he was receiving at the time of termination. In addition, in the case of Dr. Chappel, the vesting of any equity award he then holds that vests solely on the passage of time shall be accelerated by 12 months.

        If Mr. Bleck's or Dr. Chappel's employment terminates under these circumstances, in each case within 12 months following a change in control, in addition to the severance described above, we will be obligated to accelerate in full the vesting of all outstanding equity awards.

Potential Payments upon Termination or Change in Control

        The following tables set forth information regarding potential payments that each named executive officer who was serving as an executive officer as of December 31, 2011 would have received if the executive officer's employment had terminated as of December 31, 2011 under the circumstances set forth below.

	Upon Termination without Cause or Resignation for Good Reason No Change in Control			Upon Termination without Cause or Resignation for Good Reason Change in Control
Name	Cash Severance	Value of Accelerated Vesting(1)	Total	Cash Severance	Value of Accelerated Vesting(1)	Total
Christopher Bleck	$166,811	$—	$166,811	$166,811	$394,461	$561,271
Scott Chappel, Ph.D.	$442,384	$325,980	$768,363	$442,384	$920,413	$1,362,796

(1)
The value of accelerated vesting is equal to $3.54 per share (the assumed fair market value of a share of our common stock on December 31, 2011), multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price.

Pension Benefits

        We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

Stock Option and Other Employee Benefit Plans

        The two incentive plans described in this section are the 2011 Plan and the 2012 Plan. Prior to effectiveness of this Registration Statement, we granted awards to eligible participants under the 2011 Plan. Following the effectiveness of this Registration Statement, we will grant awards to eligible participants under the 2012 Plan.

        The purpose of both the 2011 Plan and 2012 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

  2012 Stock Incentive Plan

        Our 2012 Plan was adopted by our board of directors and approved by our stockholders in March 2012. We will begin making grants under the 2012 Plan following the effective date of this Registration Statement. The 2012 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based or cash awards. Upon effectiveness of the plan, the number of shares of our common stock that will be reserved for issuance under the 2012 Plan will be the sum of (1) the number of shares (up to 2,132,877 shares) equal to the sum of the number of shares of our common stock then available for issuance under the 2011 Plan described below and the number of shares of our common stock subject to outstanding awards under the 2011 Plan, described below, that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added on the first day of each year beginning in 2013 and each subsequent anniversary until the expiration of the 2012 Plan, equal to the lowest of 975,000 shares of our common stock, 4.0% of the number of shares of our common stock outstanding on the first day of the year and an amount determined by our board of directors. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2012 Plan. However, incentive stock options may only be granted to our employees. The maximum number of shares of our common stock with respect to which awards may be granted to any participant under the 2012 Plan is 1,000,000 per calendar year. For purposes of this limit on the maximum number of shares that may be awarded to any participant, the combination of an option in tandem with a stock appreciation right will be treated as a single award.

        Pursuant to the terms of the 2012 Plan, our board of directors administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

  •
  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

  •
  the type of options to be granted;

  •
  the duration of options, which may not be in excess of ten years;

  •
  the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and

  •
  the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

        Our board of directors has delegated authority to our chief executive officer and our chief operating officer to grant awards under our 2012 Plan. Each officer has the power to make awards to all of our employees, except herself or himself, any other executive officer and any other person that our board of directors or compensation committee may from time to time designate in writing as not being eligible. Our chief executive officer and our chief operating officer are not authorized to grant options for more than 125,000 shares of our common stock to any person in any one year, for more than 500,000 shares of our common stock in the aggregate in one year, or for more than 1,000,000 shares of our common stock in the aggregate. The officers are required to maintain a list of the options granted pursuant to this authority and report to our compensation committee upon request. The exercise price of such options will be equal to the fair market value of our common stock on the date of grant.

        Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2012 Plan as to some or all outstanding awards other than restricted stock:

  •
  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

  •
  upon written notice to a participant, provide that all of the participant's unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

  •
  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

  •
  in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;

  •
  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds.

        Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

        In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock awards will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

        At any time, our board of directors may, in its sole discretion, provide that any award under the 2012 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

        No award may be granted under the 2012 Plan on or after March 27, 2022. Our board of directors may amend, suspend or terminate the 2012 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements. While our common stock is listed on the NASDAQ Stock Market, we may not, without stockholder consent, amend, cancel or take any action under the 2012 Plan that constitutes a "repricing" within the meaning of the rules of the NASDAQ Stock Market.

  2011 Stock Incentive Plan

        Our 2011 Plan was adopted by our board of directors and approved by our stockholders in July 2011. The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based or cash awards.

        Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2011 Plan. However, incentive stock options may only be granted to employees.

        Pursuant to the terms of the 2011 Plan, our board of directors administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

  •
  the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

  •
  the type of options to be granted;

  •
  the duration of options, which may not be in excess of ten years;

  •
  the exercise price of options, which must be at least equal to fair market value of our common stock on the date of grant; and

  •
  the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

        Our board may delegate authority to an executive officer to grant awards to all of our employees other than executive officers. Our board will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards and the maximum number of shares subject to awards that such executive officer may make.

        Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2011 Plan as to some or all outstanding awards other than restricted stock:

  •
  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

  •
  upon written notice to a participant, provide that all of the participant's unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

  •
  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

  •
  in the event of a reorganization event pursuant to which the holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; or

  •
  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds.

        Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

        In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock will continue for the benefit of the successor company and will, unless the board of directors determines otherwise, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

        At any time, our board of directors may, in its sole discretion, provide that any award under the 2011 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

        No award may be granted under the 2011 Plan on or after July 11, 2021. Our board of directors may amend, suspend or terminate the 2011 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

        As of March 31, 2012, 19,772 shares of common stock were issued as restricted stock awards under the 2011 Plan, options to purchase an aggregate of 661,130 shares of common stock are outstanding and 1,471,747 shares of common stock are available for issuance. No shares of common stock have been issued under the 2011 Plan pursuant to the exercise of options. Following the effective date of this Registration Statement, we will grant no further stock options or other awards under the 2011 Plan. However, any shares of common stock reserved for issuance under the 2011 Plan that remain available for issuance and any shares of common stock subject to awards under the 2011 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at the original issuance price pursuant to a contractual repurchase right will be available for issuance under the 2012 Plan up to a specified number of shares.

  401(k) Retirement Plan

        We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code, so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $17,000 for 2012. Participants who are at least 50 years old can also make "catch-up" contributions, which in 2012 may be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Beginning in January 2012, we made an employer matching contribution equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% of compensation plus (2) 50% of employee deferral contributions up to an deferral rate of an additional 2% of compensation.

2011 Director Compensation

        We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses as described above, we did not provide any cash or equity compensation to our non-employee directors during the year ended December 31, 2011.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers and others agents to the fullest extent permitted by Delaware General Corporation Law.

        In addition, our post-conversion certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

        Our post-conversion certificate of incorporation also provides that we must indemnify our directors and officers and we must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

        In addition, we have entered into indemnification agreements with certain of our directors. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

        We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Compensation Committee Interlocks and Insider Participation

        None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

        Since our incorporation in April 2011, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Series B Preferred Stock Financing

        In March 2012, we issued and sold an aggregate of 6,770,563 shares of our Series B preferred stock at a price per share of $5.50 for an aggregate purchase price of $37,238,096. The following table sets forth the number of shares of our Series B preferred stock that we issued to holders of 5% or more of our voting securities and their affiliates.

Name(1)	Shares of Series B preferred stock
Longwood Fund, LP(2)	1,818,181
Entities affiliated with Fidelity Investments	1,316,000	(3)
Entities affiliated with General Catalyst Partners(4)	1,090,908	(5)
Entities affiliated with Bessemer Venture Partners(6)	909,090	(7)
Entities affiliated with BBT Capital Management Advisors LLC	818,185	(8)
RA Capital Healthcare Fund, LP(9)	272,789	(9)

(1)
See "Security Ownership of Certain Beneficial Owners and Management" for more information about shares held by certain of these entities.

(2)
Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., members of our board of directors and holders of more than 5% of our voting securities, are partners of Longwood Fund, LP.

(3)
Consists of (a) 1,090,900 shares purchased by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (b) 212,300 shares purchased by Fidelity Select Portfolios: Biotechnology Portfolio and (c) 12,800 shares purchased by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund.

(4)
John Simon, a member of our board of directors, is a managing director of General Catalyst Partners.

(5)
Consists of (a) 1,068,602 shares purchased by General Catalyst Group V, L.P. and (b) 22,306 shares purchased by GC Entrepreneurs Fund V, L.P.

(6)
Stephen Kraus, a member of our board of directors, is employed by Bessemer Venture Partners and has no voting or dispositive power with respect to the shares held by entities affiliated with Bessemer Venture Partners.

(7)
Consists of (a) 290,909 shares purchased by Bessemer Venture Partners VII L.P., (b) 127,273 shares purchased by Bessemer Venture Partners VII Institutional L.P. and (c) 490,908 shares purchased by BVP VII Special Opportunity Fund L.P.

(8)
Consists of (a) 490,911 shares purchased by BBT Fund, L.P. and (b) 327,274 shares purchased by BBT Master Fund, L.P.

(9)
Richard Aldrich, a member of our board of directors and a holder of more than 5% of our voting securities, is a limited partner in RA Healthcare Fund, LP and a non-voting member of RA Capital Management, which is the general partner and manager of RA Capital Healthcare Fund, LP.

Series A Preferred Stock Financing

        In July 2011, we issued and sold an aggregate of 6,200,000 shares of our Series A preferred stock at a price per share of $1.00 for an aggregate purchase price of $6,200,000. As of March 31, 2012, our Series A preferred stock was convertible into common stock on a one-for-2.023 basis. The following table sets forth the number of shares of our Series A preferred stock that we issued to holders of 5% or more of our voting securities and their affiliates.

Name(1)	Shares of Series A preferred stock
Entities affiliated with Bessemer Venture Partners(2)	3,000,000	(3)
Longwood Fund, LP(4)	3,000,000

(1)
See "Security Ownership of Certain Beneficial Owners and Management" for more information about shares held by these entities.

(2)
Stephen Kraus, a member of our board of directors, is employed by Bessemer Venture Partners and has no voting or dispositive power with respect to the shares held by entities affiliated with Bessemer Venture Partners.

(3)
Consists of (a) 960,000 shares purchased by Bessemer Venture Partners VII L.P., (b) 420,000 shares purchased by Bessemer Venture Partners VII Institutional L.P. and (c) 1,620,000 shares purchased by BVP VII Special Opportunity Fund L.P.

(4)
Richard Aldrich, Michelle Dipp, M.D., Ph.D. and Christoph Westphal, M.D., Ph.D., members of our board of directors, are partners of Longwood Fund, LP.

Restricted Stock Grants to Co-Founders

        In April 2011, in connection with our formation, we issued and sold an aggregate of 3,509,634 shares of our common stock at a price per share of $0.002 for an aggregate purchase price of $7,100 to our co-founders.

        Subsequently, in March 2012, we entered into amended and restated restricted stock agreements with our co-founders, which we will refer to as the restricted stock agreements. The shares issued pursuant to these restricted stock agreements are subject to repurchase by us. The shares issued to Dr. Dipp, Mr. Aldrich and Dr. Westphal vested with respect to 25% of the shares on the grant date and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date. The shares issued to Dr. Tilly and Dr. Sinclair vest in approximately equal quarterly installments from and after the grant date. Additionally, 25% of the then-unvested shares issued to Dr. Tilly and Dr. Sinclair vested in July 2011 in connection with our sale of 6,200,000 shares of Series A preferred stock.

        The following table sets forth the number of shares of common stock that we issued to our founders.

Name	Shares of common stock
Richard Aldrich(1)	701,926	(2)
Michelle Dipp, M.D., Ph.D.(1)	701,927
David Sinclair, Ph.D.	701,927
Jonathan Tilly, Ph.D.(1)	701,927
Christoph Westphal, M.D., Ph.D.(1)	701,927

(1)
Richard Aldrich, Michelle Dipp, M.D., Ph.D., Jonathan Tilly, Ph.D. and Christoph Westphal, M.D., Ph.D. are members of our board of directors and 5% stockholders.

(2)
175,481 of these shares were subsequently transferred to the Richard H. Aldrich Irrevocable Trust of 2011.

        In November 2011, we issued and sold 19,772 shares of our common stock pursuant to our 2011 Plan, at a price per share of $0.002 for an aggregate purchase price of $40, to Paul Brannelly, who served as an executive officer at the time of our incorporation. These shares have fully vested.

Scientific Advisory Board Agreements with Co-Founders

        Two of our co-founders, Drs. Tilly and Sinclair, are also members of our scientific advisory board and receive compensation for their participation pursuant to our scientific advisory board agreements with them. The following table sets forth the amount of cash compensation paid to each of these co-founders, as of March 31, 2012, for their membership on our scientific advisory board since July 15, 2011.

Name	Amount
Jonathan Tilly, Ph.D(1)	$49,773
David Sinclair, Ph.D.(2)	$16,667

(1)
Jonathan Tilly, Ph.D. is a member of our board of directors and a 5% stockholder. We entered into a scientific advisory board agreement with Dr. Tilly in July 2011.

(2)
David Sinclair, Ph.D. is a 5% stockholder. We entered into a scientific advisory board agreement with Dr. Sinclair, in September 2011.

Investor Rights Agreements

        We are a party to an amended and restated investor rights agreement dated March 29, 2012, which we refer to as the investor rights agreement, with certain holders of our common stock and our preferred stock, including some of our directors, executive officers and 5% stockholders and their affiliates and entities affiliated with our directors. The investor rights agreement provides these holders various rights, including the right to have us file registration statements covering their shares of common stock issuable upon conversion of their preferred stock or request that such shares be covered by a registration statement that we are otherwise filing, the right to receive certain financial information and the right to participate in future equity offerings. See "Description of Registrant's Securities to be Registered—Registration Rights" for additional information regarding these rights.

Voting Agreement

        We are a party to an amended and restated voting agreement with certain holders of our common stock, including all of our founders and holders of our preferred stock, including some of our directors, executive officers and 5% stockholders and their affiliates and entities affiliated with our directors.

        Pursuant to our amended and restated voting agreement, until such time as our common stock is traded on a national securities exchange, the parties to the amended and restated voting agreement holding 77% of our outstanding capital stock, on an as converted to common stock basis, have agreed to vote their shares in such a way as to ensure that the following will serve on our board: (1) one designee of each of our lead investors for so long as the entity remains a significant investor, by which we mean an investor who initially purchased at least 270,000 shares of our Series A or Series B preferred stock and continues to hold at least 20% of such shares, including any shares of common stock issued upon conversion of such shares, (2) one designee of the holders of our common stock, (3) our chief executive officer and (4) two independent directors, defined as a director with industry experience who is not employed by us or affiliated with any investor and who is designated by a majority of our board, including at least two preferred stock directors. The director initially serving as the common stock designee is Dr. Tilly and the directors initially serving as the independent directors are Mr. Capello and Dr. Westphal. However, Dr. Westphal, who is affiliated with one of our investors, will only serve until such time as a second person meeting the definition of independent director is identified, which we and our investors have agreed to use our best efforts to do.

        Pursuant to the amended and restated voting agreement, we have agreed to use our reasonable best efforts to include each lead investor designee in our slate of nominees to the stockholders for each election of directors and to include each such designee in our proxy statement, subject to certain limitations.

        If the holders of at least 70% of our preferred stock, including at least two of our lead investors, approve a sale of the company, each holder of our preferred stock and certain other individuals, including certain of our directors and founders, have agreed to consent to, cooperate and participate in such sale, subject to certain exceptions. These rights will terminate upon the earliest of (1) the conversion of all shares of preferred stock into common stock in accordance with the mandatory conversion provisions included in our certificate of incorporation, (2) the consummation of a stock sale resulting in a person or related persons acquiring more than 50% of our outstanding voting power or (3) the consummation of certain mergers or consolidations or the sale, exclusive license or other disposition of all or substantially all of our assets or intellectual property, which we refer to as a deemed liquidation event. These rights and obligations terminate upon the effectiveness of this Registration Statement with respect to certain investors specified in the amended and restated voting agreement.

Right of First Refusal and Co-Sale Agreement

        We are a party to an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and holders of our preferred stock, including some of our directors, executive officers and 5% stockholders and their affiliates and entities affiliated with our directors. Our amended and restated right of first refusal and co-sale agreement provides us with a right of first refusal in the event that certain key holders of our stock propose to sell any shares of our capital stock. In the event the company refuses to purchase all of the shares offered, each significant investor will be entitled to a right of first refusal to purchase their pro rata portion of any remaining shares.

        In the event this right of first refusal is not exercised, each significant investor will have co-sale rights with respect to the shares offered for sale. These rights will terminate upon the earliest to occur of (1) the conversion of all shares of preferred stock into common stock in accordance with the mandatory conversion provisions included in our certificate of incorporation, (2) a deemed liquidation event or (3) the date on which an investor ceases to be a significant investor.

Indemnification

        Our certificate of incorporation in effect upon the effectiveness of this Registration Statement provides that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. Our post-conversion certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, we have entered into indemnification agreements with our directors. See "Compensation Discussion and Analysis—Limitation of Liability and Indemnification" for additional information regarding these indemnification provisions and agreements.

Policies and Procedures for Related Person Transactions

        Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our chief legal officer or, in the event we do not have a chief legal officer, to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Item 8.    Legal Proceedings.

        We are not party to any material legal proceedings.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Market Information

        There is no established public trading market in our common stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

Equity Compensation Plans

        We expect that in the future we will file a registration statement on Form S-8 under the Securities Act registering the common stock subject to outstanding options or reserved for issuance under our 2011 Plan and our 2012 Plan. That registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to grant of the underlying awards, vesting provisions and Rule 144 limitations applicable to our affiliates.

Holders

        As of March 31, 2012, there were 3,529,406 shares of common stock outstanding, which were held by approximately seven record holders. In addition, there were 6,200,000 shares of our Series A preferred stock outstanding, which were held by approximately five record holders and there were 6,770,563 shares of our Series B preferred stock outstanding, which were held by approximately 19 record holders. As of March 31, 2012, each share of Series A preferred stock was convertible into common stock on a one-for-2.023 basis and each share of Series B preferred stock was convertible into common stock on a one-for-one basis.

        As of the date of this Registration Statement, we have no present commitments to issue shares of our capital stock to any 5% holder, director or nominee, other than pursuant to the exercise of outstanding options as more fully set forth elsewhere in this Registration Statement. Pursuant to the terms of our investor rights agreement, before we may issue additional shares of capital stock or rights, options, or warrants to purchase additional shares of our capital stock we are obligated to first offer such securities to our significant investors.

Dividends

        We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Stock Not Registered under the Securities Act; Rule 144 Eligibility

        Our common stock and preferred stock, including our common stock underlying outstanding options, have not been registered under the Securities Act. Accordingly, the shares of common stock and preferred stock issued and outstanding and the shares of common stock issuable upon the exercise of any options may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

        Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act, subject to the requirements described below. "Restricted securities," as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

        Beginning 90 days after the effectiveness of this Registration Statement, but further subject to the lock-up agreements described below, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

        For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Registration Statement without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

        We expect approximately 19,772 shares of our common stock will be eligible for sale under Rule 144 90 days following the effective date of this Registration Statement. In October 2012, 6,770,563 additional shares will become eligible for sale under Rule 144, subject to applicable volume limitations. Upon expiration of the lock-up period applicable to shares of Series A preferred stock, which expires on the earlier of (a) 180 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2014, an additional 3,064,753 shares will become eligible for sale under Rule 144, subject to applicable volume limitations. Upon the expiration of the lock-up period applicable to shares held by our founders, which expires on the earlier of (x) 270 days following the date on which our common stock commences trading on a national securities exchange and (y) March 29, 2015, an additional 3,509,634 shares will become eligible for sale under Rule 144, subject to applicable volume limitations and rights of repurchase. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701

        Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement and the volume and public information requirements. Any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Registration Statement before selling their shares under Rule 701. None of our currently outstanding shares, other than the 19,772 shares that will otherwise become eligible for resale under Rule 144, will become eligible for sale pursuant to Rule 701 90 days following the effective date of this Registration Statement.

Lock-Up Agreements

        We and the holders of our preferred stock and each of our founders have agreed that, if we register shares of our capital stock in an initial firm commitment underwritten public offering, such parties will not, without the prior written consent of the managing underwriter, during the period beginning on the date of a the final prospectus for such registration statement and ending on a date specified by us and the managing underwriter (not to exceed 180 days thereafter with limited exceptions):

  •
  lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities.

        These lock-up provisions will not apply to, among other things, shares of common stock acquired in such offering or in open market transactions after such offering. In addition, following effectiveness of the Resale S-1, these provisions will not apply to shares of common stock issued upon conversion of our Series B preferred stock.

        In addition, the holders of our preferred stock and each of our founders have agreed not to, without our prior written consent, during the period beginning on the date on which the SEC informs us that it has completed its review of this Registration Statement and ending on the earlier of (1) in the case of our founders, on the earlier of (a) 270 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2015, or (2) in the case of the holders of our preferred stock, on the earlier of (a) 180 days following the date on which our common stock commences trading on a national securities exchange and (2) March 29, 2014:

  •
  lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock.

        These lock-up provisions will not apply to, among other things (1) certain shares, including shares of our common stock issued upon conversion of shares of our Series B preferred stock or acquired in open market transactions after our common stock is traded on a national securities exchange, (2) certain transfers and repurchases and (3) certain options or the exercise of options granted under our equity incentive plans.

Registration Rights

        We have agreed to file a Resale S-1 covering the resale of 6,770,563 shares of our common stock issuable upon conversion of our Series B preferred stock and certain other shares of common stock, if any, that we issue and sell in certain private placement transactions prior to the filing of the Resale S-1. We are required to use our best efforts to file the Resale S-1 no later than 270 days after the date we are notified by the SEC that it has completed its review of this Registration Statement. In addition, holders of 3,064,753 shares of our common stock issuable upon conversion of our Series A preferred stock and holders of 6,770,563 shares of our common stock issuable upon conversion of our Series B preferred stock have the right to require us to register such shares pursuant to demand registration rights and "piggyback" registration rights, as described below. See "Description of Registrant's Securities to be Registered—Registration Rights" for additional information regarding these registration rights. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act or, in the case of shares issued upon conversion of our Series B preferred stock, lock-up agreements.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth information regarding our equity compensation plans as of December 31, 2011. There are no equity compensation plans that have not been approved by our security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	617,633	0.04	301,794

Item 10.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us since April 5, 2011, our inception, that were not registered under the Securities

Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

  (1)
  From September 2011 to December 2011, under our 2011 Plan, we (a) granted stock options to purchase an aggregate of 617,633 shares of our common stock to certain of our employees, officers, consultants and advisors, at an exercise price of $0.04 per share and (b) issued and sold 19,772 shares of our common stock to an employee for an aggregate purchase price of $40, subject to repurchase by us under a restricted stock agreement. In February 2012, we granted additional stock options under our 2011 Plan to purchase an aggregate of 73,155 shares of our common stock (net of cancellations) to our employees, at an exercise price of $4.00 per share. As of the date of this Registration Statement, no options have been exercised.

  (2)
  In April 2011, in connection with our incorporation, we issued and sold an aggregate of 3,509,634 shares of common stock to our co-founders for an aggregate purchase price of $7,100, subject to repurchase by us under restricted stock agreements with each co-founder.

  (3)
  In July 2011, we issued and sold an aggregate of 6,200,000 shares of Series A preferred stock to investors for an aggregate purchase price of $6,200,000.

  (4)
  In March 2012, we issued and sold an aggregate of 6,770,563 shares of Series B preferred stock to investors for an aggregate purchase price of $37,238,096. Leerink Swann LLC acted as placement agent for purposes of the sale of our Series B preferred stock. Entities and individuals affiliated with Leerink Swann LLC purchased an aggregate of 25,456 shares of our Series B preferred stock in the financing on the same terms as the other investors.

        No underwriters were involved in the foregoing issuances of securities.

        The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2011 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

        The offers, sales and issuances of the securities described in paragraph (2), (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

Item 11.    Description of Registrant's Securities to be Registered.

        We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

        As of March 31, 2012, we had 23,000,000 authorized shares of common stock, par value $0.001 per share. As of March 31, 2012, we had 12,970,563 authorized shares of preferred stock, par value $0.001 per share, of which 6,200,000 were designated Series A preferred stock and 6,770,563 were designated Series B preferred stock.

        Pursuant to our post-conversion certificate of incorporation, following conversion of our preferred stock, we will have 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, all of which preferred stock will be undesignated.

Series A and Series B Preferred Stock

  Voting

        Under the terms of our certificate of incorporation, holders of our preferred stock are entitled to vote on any matter submitted to a vote of the stockholders. Each holder of outstanding shares of preferred stock is entitled to the number of votes equal to the number of whole shares of our common stock into which the shares of Series A and/or Series B preferred stock are convertible. Holders of our preferred stock vote together with the holders of our common stock as a single class, except as such vote relates to the election of directors, as set forth below under "—Election of Directors," or as provided by law.

        In addition, the holders of preferred stock are entitled to various protective rights under our certificate of incorporation, including the following:

  •
  without the consent of the holders of 70% of the preferred stock, which must include certain of our major investors, we cannot amend our organizational documents, declare or pay dividends, subject to limited exceptions, create certain new series or classes of stock that or reclassify existing series or classes, exclusively license our material intellectual property, effect a significant change in our business, create indebtedness in excess of $250,000, increase the number of shares of common stock reserved for equity compensation, or undertake change of control transactions;

  •
  without the consent of holders of 60% of the Series B preferred stock, we cannot amend or repeal our organizational documents, increase the number of shares of Series B preferred stock, undertake change of control transactions or exclusively license any of our material intellectual property;

  •
  after our preferred stock converts to common stock and until such time as our common stock is listed on a stock exchange, without the consent of our board, including at least two preferred stock directors, we cannot amend our organizational documents, declare or pay dividends, subject to with limited exceptions, exclusively license our material intellectual property, effect a significant change in our business, create indebtedness in excess of $250,000, increase the number of shares of common stock reserved for equity compensation, or undertake change of control transactions;

  •
  until such time as our common stock is listed on a stock exchange and with limited exceptions, without the consent of at least two of our lead investors, we cannot issue securities in a capital raising transaction; and

  •
  until such time as our common stock is listed on a stock exchange, without the approval of our board, including at least two preferred stock directors, we cannot make loans or guarantees, make certain investments, enter into related party transactions, hire, fire or change the compensation of executive officers, or sell or encumber our material intellectual property.

  Election of Directors

        Under the terms of our certificate of incorporation, holders of shares of outstanding shares of our Series A preferred stock are entitled to elect two directors, voting exclusively and separate as a class. Holders of outstanding shares of our Series B preferred stock are entitled to elect one director, voting exclusively and separate as a class. Holders of our common stock and preferred stock, voting together on an as converted to common stock basis, have the right to elect the remaining directors. See "Certain

Relationships and Related Transactions, and Director Independence—Voting Agreement" for additional information.

  Liquidation

        In the event of our liquidation or a deemed liquidation event, as defined in our certificate of incorporation, holders of our preferred stock are entitled to receive payment out of assets available for distribution to our stockholders, according to the terms of our certificate of incorporation, prior and in preference to any payments to holders of common stock.

  Conversion

        Each share of our preferred stock is convertible, at the option of the holder, at any time and from time to time, into shares of our common stock in an amount equal to the original purchase price of the shares divided by the then prevailing conversion price as determined in our certificate of incorporation. Currently, each share of our Series A preferred stock is convertible into common stock on a one-for-2.023 basis and each shares of our Series B preferred stock is convertible into common stock on a one-for-one basis.

        Outstanding shares of our preferred stock will automatically convert into shares of common stock, at the then effective conversion rate, upon the earliest to occur of:

  •
  the closing of the sale of shares of common stock to the public at a price of at least $16.50 per share in an underwritten public offering pursuant to an effective registration statement under the Securities Act, provided such offering results in at least $35,000,000 of gross proceeds to us and our common stock is listed for trading on a national securities exchange, which we refer to as a qualified IPO;

  •
  the closing of certain private placement or registered offerings of our equity securities, as set forth in our certificate of incorporation; and

  •
  the date on which the Resale S-1 becomes effective.

        In addition, all outstanding shares of preferred stock will convert into common stock upon the election of holders of 70% of our then outstanding preferred stock.

  Anti-Dilution and Other Adjustments to Conversion Price

        Our current certificate of incorporation provides anti-dilution protection for holders of our preferred stock in the event we issue additional shares of our common stock, options or rights to purchase our common stock or securities convertible into our common stock without consideration or at a price per share that is less than the then current conversion price of our Series A or Series B preferred stock, which we refer to as a dilutive issuance. Our current certificate of incorporation provides that the conversion price shall be adjusted to protect holders of our preferred stock from certain dilutive issuances based on a weighted average formula. Between the filing of this Registration Statement and the first anniversary of such filing, our current certificate of incorporation also provides that certain dilutive issuances will result in adjustments to the conversion prices based on the price of shares offered in the dilutive issuance, rather than a weighted average formula. As a result of such adjustments, each share of Series A or Series B preferred stock would convert into a greater number of shares of our common stock.

        In addition to the anti-dilution protections described above, the conversion price of our preferred stock is subject to adjustments for stock splits, dividends, and reorganization, among other things.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Registration Rights

        On March 29, 2012, we entered into the investor rights agreement with holders of our preferred stock. These holders have the right to require us to register with the SEC their 9,835,316 shares of common stock issuable upon conversion of such preferred stock or to include those shares in any registration statement we file so that those shares of common stock may be freely tradeable without restriction under the Securities Act. These rights are described in more detail below.

  Resale Registration Rights

        We intend, and are required pursuant to the investor rights agreement to use our reasonable best efforts to file the Resale S-1 covering the resale of shares of our common stock issuable upon conversion of our Series B preferred stock and certain other shares of common stock, if any, that we issue and sell in certain private placement transactions prior to the filing of the Resale S-1. We are required to use our best efforts to file the Resale S-1 no later than 270 days after the date we are notified by the SEC that it has completed its review of this Registration Statement.

        Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restrictions under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

        Our investor rights agreement provides that in the event that the above referenced shares cannot be registered for resale as a secondary offering in a single registration statement or that certain selling stockholders would be deemed to be statutory underwriters, we will include the maximum number of shares permitted by the SEC to be included in the Resale S-1 and avoid the selling stockholders being deemed to be statutory underwriters. Thereafter, we will use best efforts, as promptly as allowed by the SEC, to register for resale, on one or more registration statements, those shares not included in the Resale S-1.

  Demand Registration Rights

        At any time after (1) March 29, 2014, (2) 180 days after the effective date of our first underwritten firm commitment public offering of common stock under the Securities Act (other than pursuant to the Resale S-1) or (3) 180 days after the first date on which our common stock commences trading on a national securities exchange, whichever is earliest, the holders of at least 20% of the aggregate number of shares of common stock issued or issuable upon conversion of shares of our preferred stock may require that we file a registration statement with regard to such shares. We are not obligated to file a registration statement pursuant to this provision on more than two occasions.

  Form S-3 Registration Rights

        In addition, at any time after we become eligible to file a registration statement on Form S-3, subject to specified limitations set forth in the investor rights agreement, the holders of common stock issued or issuable upon conversion of our preferred stock may request that we register on Form S-3 all or a portion of the registrable shares so long as the total amount of the shares being registered have an aggregate offering price of at least $3,000,000, based on then current market price. We are not obligated to file a Form S-3 pursuant to this provision if we have effected two registrations upon such holders' request within the 12 month period immediately preceding the date of such request.

  "Piggyback" Registration Rights

        If we propose to file a registration statement under the Securities Act, other than pursuant to the demand registration rights described above, the holders of shares of common stock issued or issuable upon conversion of our preferred stock will be entitled to notice of the registration and have the right to require us to register all or a portion of the registrable shares then held by them, subject to our right and the right of our underwriters to reduce the number of shares proposed to be registered in view of market conditions.

  Expenses of Registration

        We will pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations, including the reasonable fees of one special counsel of the investors.

  Expiration of Registration Rights

        The registration rights described above shall terminate upon the earliest of (1) a deemed liquidation event, as defined in our certificate of incorporation, (2) the date such shares may be sold under Rule 144 or a similar Securities Act exemption without limitation during a three month period without registration or (3) the fifth anniversary of the date on which our common stock is first traded on a national securities exchange.

Lock-Up Agreements

        We and the holders of our preferred stock and each of our founders have agreed that, if we register shares of our capital stock in an initial firm commitment underwritten public offering, such parties will refrain from selling or otherwise transferring their shares, without the prior written consent of the managing underwriter, during the period beginning on the date of a the final prospectus for such registration statement and a date not to exceed 180 days thereafter with limited exceptions. These lock-up provisions will not apply to, among other things, shares of common stock acquired in such offering or in open market transactions after such offering and, following effectiveness of the Resale S-1, shares of common stock issued upon conversion of our Series B preferred stock.

        In addition, the holders of our preferred stock and each of our founders have agreed not to sell or otherwise transfer their shares, without our prior written consent, during the period beginning on the date on which the SEC informs us that it has completed its review of this Registration Statement and ending on the earlier of (1) in the case of our founders, on the earlier of (a) 270 days following the date on which our common stock commences trading on a national securities exchange and (b) March 29, 2015, or (2) in the case of the holders of our preferred stock, on the earlier of (a) 180 days following the date on which our common stock commences trading on a national securities exchange and (2) March 29, 2014. These lock-up provisions will not apply to, among other things (1) certain shares, including shares of our common stock issued upon conversion of shares of our Series B preferred stock or acquired in open market transactions after our common stock is traded on a national securities exchange, (2) certain transfers and repurchases and (3) certain options or the exercise of options granted under our equity incentive plans.

        Details of these lock-up agreements are provided under the heading "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters—Lock-Up Agreements."

Information Rights

        We are required, pursuant to the investor rights agreement, to furnish each significant investor with an annual budget, annual financial statements audited by an accounting firm of national reputation, quarterly unaudited financial statements and other information relating to the financial condition of our business as any significant investor may reasonably request. These obligations shall terminate upon the earliest of (1) immediately before the closing of a qualified IPO, (2) the commencement of our common stock trading on a national securities exchange or (3) a deemed liquidation event.

Participation Rights

        Pursuant to the terms of the investor rights agreement, each significant investor is entitled to purchase their pro rata share of any future equity offering we conduct, subject to customary exceptions and excluding shares issued in any public offering and certain private placements. The significant investor's pro rata share is based on ownership of the outstanding common stock on an as converted basis. Such participation rights terminate upon the earliest to occur of (1) immediately before the closing of a qualified IPO, (2) the commencement of our common stock trading on a national securities exchange or (3) a deemed liquidation event.

Drag Along Rights

        Our amended and restated voting agreement provides that, if the holders of at least 70% of our preferred stock, including at least two of our lead investors, approve a sale of the company, each holder of our preferred stock and certain other individuals, including certain of our directors and founders, are required to consent to, cooperate and participate in such sale, subject to certain exceptions. These rights and obligations will terminate upon the earliest of (1) the conversion of all shares of preferred stock into common stock in accordance with the mandatory conversion provisions included in our certificate of incorporation, (2) the consummation of a stock sale resulting in a person or related persons acquiring more than 50% of our outstanding voting power or (3) a deemed liquidation event. These rights and obligations terminate upon the effectiveness of this Registration Statement with respect to certain investors specified in the amended and restated voting agreement. See "Certain Relationships and Related Transactions, and Director Independence—Voting Agreement" for additional information regarding these rights and obligations.

Anti-Takeover Provisions

  Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

  Staggered Board

        Our post-conversion certificate of incorporation and post-conversion by-laws divide our board of directors into three classes with staggered three year terms. In addition, our post-conversion certificate of incorporation and post-conversion by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our post-conversion certificate of incorporation and post-conversion by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our post-conversion certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

  Authorized but Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

        Our post-conversion certificate of incorporation and post-conversion by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our post-conversion by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        In addition, our certificate of incorporation and by-laws that will become effective at the time our common stock commences trading on a national securities exchange require that stockholder actions must be effected at a duly called stockholders meeting and prohibit actions by our stockholders by written consent.

  Super Majority Voting

        The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, require a greater percentage. Our post-conversion by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our post-conversion certificate of incorporation.

Item 12.    Indemnification of Directors and Officers.

Delaware Law

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Amended and Restated Certificate of Incorporation

        Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers or other agents to the fullest extent permitted by Delaware's General Corporation Law. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        In addition, our post-conversion certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

        Our post-conversion certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses, including attorneys' fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item may be found beginning on page F-1 of this Registration Statement.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

Item 15.    Financial Statements and Exhibits.

(a)
Financial Statements filed as part of this Registration Statement:

Financial Statements:

        Balance Sheet as of December 31, 2011

        Statement of Operations for the year ended December 31, 2011

        Statement of Changes in Convertible Preferred Stock and Stockholders' Deficit at December 31, 2011

        Statement of Cash Flows for the year ended December 31, 2011

        Notes to Financial Statements as of December 31, 2011

(b)
Exhibits.

        See the Exhibit Index attached hereto which is incorporated by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
OvaScience, Inc.

        We have audited the accompanying balance sheet of OvaScience, Inc. (a development stage company) (the Company) as of December 31, 2011, and the related statements of operations, convertible preferred stock and stockholders' deficit and cash flows for the period from April 5, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OvaScience, Inc. as of December 31, 2011 and the results of its operations and its cash flows for the period from April 5, 2011 (inception) to December 31, 2011, in conformity with U.S. generally accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 10, 2012

OvaScience, Inc.
(A development stage company)

BALANCE SHEET

(In thousands, except per share data)

December 31, 2011
Assets
Current assets:
Cash	$4,541
Prepaid expenses and other current assets	44

Total current assets	4,585

Total assets	$4,585

Liabilities, preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	276
Accrued expenses	$399

Total current liabilities	675
Other non-current liabilities	87
Commitments and contingencies (Note 7)
Series A convertible preferred stock, $0.001 par value; 6,200 shares authorized, issued and outstanding at December 31, 2011 (Liquidation preference of $6,200 as of December 31, 2011)	6,200
Common stock, $0.001 par value; 18,000 shares authorized; 3,529 shares issued and 1,210 shares outstanding at December 31, 2011	2
Additional paid-in capital	245
Deficit accumulated during the development stage	(2,624)

Total stockholders' deficit	(2,377)

Total liabilities, preferred stock and stockholders' deficit	$4,585

See accompanying notes.

OvaScience, Inc.
(A development stage company)

STATEMENT OF OPERATIONS

(In thousands, except for per share data)

Period from April 5, 2011 (inception) to December 31, 2011
Operating expenses:
Research and development	$1,170
General and administrative	1,454

Total operating expenses	2,624

Loss from operations	(2,624)

Net loss	(2,624)

Accretion of convertible preferred stock to redemption value	$(101)

Net loss applicable to common stockholders	$(2,725)

Net loss per share applicable to common stockholders—basic and diluted	$(3.00)

Weighted average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	909

OvaScience, Inc.
(A development stage company)

STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

(In thousands)

	Series A convertible preferred stock					Deficit accumulated during the development stage
			Common stock
					Additional paid-in capital		Totals stockholders' deficit
	Shares Amount		Shares Amount
Balance at April 5, 2011 (inception)	—	$—	—	$—	$—	$—	$—
Sale of common stock to founders	—	—	527	1	—	—	1
Vesting of restricted stock	—	—	683	1	—	—	1
Issuance of Series A convertible preferred stock, net of issuance costs of $101	6,200	6,200	—	—	(101)		(101)
Stock-based compensation expense	—	—	—	—	346	—	346
Net loss	—	—	—	—	—	(2,624)	(2,624)

Balance at December 31, 2011	6,200	6,200	1,210	2	245	(2,624)	(2,377)

See accompanying notes.

OvaScience, Inc.
(A development stage company)

STATEMENT OF CASH FLOWS

(In thousands)

Period from April 5, 2011 (inception) to December 31, 2011
Operating activities
Net loss	$(2,624)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	346
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(44)
Accounts payable	276
Accrued expenses and other non-current liabilities	486

Net cash used in operating activities	(1,560)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	6,099
Net proceeds from the issuance of common stock	2

Net cash provided by financing activities	6,101

Increase in cash and cash equivalents	4,541
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$4,541

Supplemental disclosure of non-cash financing activity
Accretion of convertible preferred stock to redemption value	$101

See accompanying notes.

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

1. Organization and basis of presentation

        OvaScience, Inc. (the "Company"), incorporated on April 5, 2011 as a Delaware corporation, is a life science company developing proprietary products to improve the treatment of female infertility based on recent scientific discoveries about the existence of egg precursor cells. The Company's operations to date have been limited to organizing and staffing the Company, business planning, raising capital, acquiring and developing its technology, identifying potential product candidates and undertaking preclinical studies of its most advanced product candidates. The Company has commenced its planned principal operations but has not generated any significant revenues to date. Accordingly, the Company is considered to be in the development stage as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 915, Development Stage Entities.

        The Company is subject to a number of risks similar to other life science companies in the development stage, including, but not limited to, the need to obtain adequate additional funding, possible failure of preclinical testing or clinical trials, the need to obtain marketing approval for certain of its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company's products and protection of proprietary technology. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate product revenue or achieve profitability. As of December 31, 2011 the Company had a deficit accumulated during the development stage of $2,624,000.

        Unless otherwise indicated, all information in these financial Statements gives retrospective effect to the one for 2.023 reverse stock split of our common stock (the "Reverse Stock Split") that was effected on March 28, 2012 (Note 10).

        On March 29, 2012, the Company sold 6,770,563 shares of Series B convertible preferred stock (the "Series B Preferred Stock") at a price of $5.50 per share for gross proceeds of $37,238,096. The Company believes, based on its current operating plan, its cash balance of $4,541,000 at December 31, 2011, together with the net proceeds of approximately $35,000,000 received from the issuance of its Series B Preferred Stock in March 2012 will be sufficient to fund its operations through at least January 1, 2013.

2. Significant accounting policies

Use of estimates

        The preparation of the Company's financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

        The Company utilizes significant estimates and assumptions in determining the fair value of its common stock. The Company granted stock options at exercise prices not less than the fair market value of its common stock as determined by the board of directors contemporaneously at the date such grants were made, with input from management. The fair value of common stock at the grant date was adjusted in connection with the Company's retrospective fair value assessment for financial reporting purposes. The board of directors has determined the estimated fair value of the Company's common stock based on a number of objective and subjective factors, including external market conditions

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Significant accounting policies (Continued)

affecting the biotechnology industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company's common stock at the time and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company.

        The Company utilized various valuation methodologies in accordance with the framework of the 2004 American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. The methodologies included an asset-based approach and the current value method for the Company's initial common stock valuation as of July 31, 2011 and the option pricing method utilizing the reverse backsolve method to estimate the Company's underlying equity value as of September 29, 2011. For the December 7, 2011 and December 31, 2011 valuation dates, the Company considered a probability analysis including both a potential public trading scenario and potential sale scenario. For the sale scenario the Company continued to use the reverse backsolve method and in the public trading scenario the Company assumed that all of its shares of convertible preferred stock would convert into common stock. Each valuation methodology includes estimates and assumptions that require the Company's judgment. These estimates include assumptions regarding future performance, including the successful completion of our AUGMENT Study and the time to completing a public trading scenario or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

Segment and geographic information

        Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing product candidates dedicated to the treatment of female infertility, and the Company operates in only one geographic segment.

Comprehensive loss

        Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for the period from April 5, 2011 (inception) to December 31, 2011.

Organizational costs

        All organizational costs have been expensed as incurred.

Cash and cash equivalents

        The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. There were no cash equivalents as of December 31, 2011.

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Significant accounting policies (Continued)

Fair value of financial instruments

        The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy is now established that prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets for identical assets or liabilities
Level 2 inputs	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3 inputs	Unobservable inputs that reflect the Company's own assumptions about the assumptions market participants would use in pricing the asset or liability

        There were no financial instruments recorded at fair value as of December 31, 2011. The carrying amounts of accounts payable and accrued expenses approximate their fair values due to their short-term maturities.

Concentrations of credit risk and off-balance sheet risk

        Cash is the only financial instrument that potentially subjects the Company to concentrations of credit risk. As of December 31, 2011, substantially all of the Company's cash was deposited in accounts at a single financial institution. The Company maintains its cash with a high quality, accredited financial institution and, accordingly, such funds are subject to minimal credit risk. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements.

Research and development costs

        The Company expenses research and development costs to operations as incurred. Research and development expenses consist of costs associated with research activities, including license payments paid to third parties for rights to intellectual property, the costs of development of therapeutic product candidates and advances in the field of infertility. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received rather than when the payment is made. Research and development expenses consist of:

  •
  employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

  •
  external research and development expenses incurred under arrangements with third parties, such as contract research organizations, or CROs, manufacturing organizations and consultants;

  •
  license fees; and

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Significant accounting policies (Continued)

  •
  facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

Stock-based compensation

        The Company expenses the fair value of employee stock options over the requisite service period, which is the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures, and is adjusted annually to reflect actual forfeitures. The fair value of each stock option is estimated using the Black-Scholes option valuation model and is expensed on a straight-line basis over the vesting period.

        Stock-based awards issued to non-employees, including directors for non-board related services, are accounted for based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured. These stock-based option awards are revalued at each vesting date using the fair value method.

Convertible preferred stock

        The carrying value of the Company's Series A preferred stock (the "Series A Preferred Stock") is adjusted to reflect dividends when and if declared by the board of directors. No dividends have been declared by the board of directors since inception.

Income taxes

        The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Tax benefits are recognized when it is more likely than not that a tax position will be sustained during an audit. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

2. Significant accounting policies (Continued)

Net loss per share

        Basic and diluted net loss per common share is calculated by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for common stock equivalents. The Company's potentially dilutive shares, which include preferred stock, outstanding stock options and restricted stock, are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive. The following table reconciles net loss to net loss applicable to common stockholders (in thousands, except per share data):

Period from April 5, 2011 (inception) through December 31, 2011
Net loss applicable to common stockholders	$(2,725)
Weighted average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	909
Net loss per share applicable to common stockholders—basic and diluted	$(3.00)

        The amounts in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock method, due to their anti-dilutive effect (in thousands):

Period from April 5, 2011 (inception) to December 31, 2011 (in thousands)
Series A Preferred Stock	3,065
Outstanding stock options	618

3. Convertible preferred stock

        In July 2011, the Company sold 6,200,000 shares of Series A Preferred Stock at a price of $1.00 per share, which is convertible into 3,064,753 shares of the Company's stock, for gross proceeds of $6,200,000. The Company incurred approximately $101,000 of issuance costs in connection with the sale of the Series A Preferred Stock, which were recorded to additional paid-in capital.

        The Company assessed the Series A Preferred Stock for any beneficial conversion features or embedded derivatives, including the conversion option, that would require bifurcation from the Series A Preferred Stock and receive separate accounting treatment. On the date of the issuance, the value of the common stock into which the Series A Preferred Stock is convertible had a fair value less than the effective conversion price of the Series A Preferred Stock and, as such, there was no intrinsic value of the conversion option on the commitment date. In addition, no embedded derivatives were identified that would require bifurcation.

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

3. Convertible preferred stock (Continued)

        The rights, preferences and privileges of Series A Preferred Stock as of December 31, 3011 were as follows:

Conversion

        Shares of Series A Preferred Stock are convertible into common stock based on a defined conversion ratio, which was originally set at one-for-one, adjustable for certain dilutive events, and following the Reverse Stock Split is one-for-2.023. The conversion ratio for the Series A Preferred Stock is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. The Company has evaluated this feature and has concluded it does not require bifurcation as a derivative because the Series A Preferred Stock was concluded to have the characteristics of an equity-host and the feature is clearly and closely related to the Series A Preferred Stock.

        Conversion is at the option of the holders of Series A Preferred Stock at any time without any additional considerations, although conversion is automatic upon the earlier of the sale of shares of common stock to the public for gross proceeds of at least $35,000,000, and where the shares are traded on a national securities exchange or upon the written consent of holders of at least two thirds of the outstanding Series A Preferred Stock.

Dividends

        Prior to the payment of any dividend, except a common stock dividend, to the common stockholders, the holders of our Series A Preferred Stock are entitled to receive an amount at least equal to the amount that would have been received by the holders of our Series A Preferred Stock had all shares of Series A Preferred Stock been converted to common stock immediately prior to issuance of the dividend. There are no guaranteed dividends that accrue.

Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company, including a deemed liquidation event, such as certain mergers or a disposition of substantially all the assets of the Company, unless holders of at least two thirds of the outstanding shares of the Series A Preferred Stock elect otherwise, the holders of our Series A Preferred Stock are entitled to receive, in preference to common stockholders, an amount equal to $1.00 per share, adjustable for certain dilutive events, plus all declared but unpaid dividends. If the Company has insufficient assets to pay the holders of our Series A Preferred Stockholders the full amount to which they are entitled, the holders of our Series A Preferred Stock will share ratably in any distribution in proportion to the respective amounts which would otherwise be payable.

        After payment of these preferential amounts, the remaining assets of the Company are distributable ratably to the holders of common stock and Series A Preferred Stock on an as-converted

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

3. Convertible preferred stock (Continued)

to common basis. However, the holders of our Series A Preferred Stock are limited to the receipt of an aggregate amount (including through payment of the preferential amounts described above) equal to the greater of:

  (1)
  $2.00 per share, adjustable for certain dilutive events, and

  (2)
  the amount the holders of our Series A Preferred Stock would have received if all Series A Preferred Stock had been converted to common stock immediately prior to the liquidation event.

Voting rights

        Holders of the Series A Preferred Stock are entitled to vote as a single class with the holders of common stock, and have one vote for each equivalent common share into which the Series A Preferred Stock is convertible. The affirmative vote of two thirds of the shares of the Series A Preferred Stock is required in order to effect a liquidation, reclassification or recapitalization of the Company's capital stock or a deemed liquidation event, such as certain mergers or a disposition of substantially all the assets of the Company, amend the certificate of incorporation or bylaws, create or issue shares of another class of stock that is pari passu or senior to the Series A Preferred Stock, repurchase or redeem or pay any dividend on any capital stock, subject to limited exceptions, issue any debt security such that the Company's aggregate indebtedness would exceed $250,000, acquire capital stock of another entity, increase or decrease the authorized number of directors or increase the number of shares of common stock reserved under the Company's equity incentive plan. The holders of the Series A Preferred Stock are entitled to elect two directors and the common stockholders are entitled to elect one director. The holders of our Series A Preferred Stock and common stockholders, voting as one class on an as-converted basis, are entitled to elect the balance of the total number of directors of the Corporation.

4. Common stock

        As of December 31, 2011 the Company's Certificate of Incorporation, as amended, authorized the Company to issue 18,000,000 shares of $0.001 par value Common Stock. As of December 31, 2011, there were 1,209,760 shares of Common Stock outstanding.

        The Company has reserved the following shares of common stock for the potential conversion of outstanding Series A Preferred Stock and the exercise of stock options:

December 31, 2011
Series A preferred stock	3,064,753
Exercise of stock options	617,633

3,682,386

        Each share of common stock is entitled to one vote, subject to certain voting rights of the Series A Preferred Stock as discussed in Note 3. The holders of the common stock are also entitled to receive

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

4. Common stock (Continued)

dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of the holders of our Series A Preferred Stock.

5. Stock-based compensation

        In July 2011, the Company adopted the OvaScience, Inc. 2011 Equity Incentive Plan (the "2011 Plan") under which it may grant incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), restricted stock awards, restricted stock unit awards ,stock appreciation rights and other stock-based awards to purchase up to approximately 939,199 shares of common stock to eligible employees, officers, directors and consultants. As of December 31, 2011, 301,794 shares were available for future issuance under the 2011 Plan. Terms of stock option agreements, including vesting requirements, are determined by the board of directors, subject to the provisions of the 2011 Plan. Generally, options granted by the Company vest over four years, expire no later than ten years from the date of grant and have an exercise price equal to the estimated fair value of the common stock as determined by the board of directors on the date of grant.

Founders' stock

        In April 2011, the Company issued 3,509,634 shares of its common stock to founders at a purchase price of $0.001 per share, which was determined by the board of directors to be the fair value of the common stock on the date of issuance. The shares were issued under restricted stock purchase agreements and not pursuant to the 2011 Plan, which allow the Company, at its discretion, to repurchase unvested shares if the founder's relationship with the Company is terminated. The shares issued to three of the co-founders vested with respect to 25% of the shares on the grant date and with respect to the remaining shares in approximately equal quarterly installments through the fourth anniversary of the grant date. The shares issued to the remaining two co-founders vest in approximately equal quarterly installments from and after the grant date. Additionally, 25% of the then-unvested shares issued to the remaining two co-founders vested in July 2011 in connection with the Series A Preferred Stock financing.

        The Company records stock-based compensation expense for the common stock subject to repurchase based on the grant date intrinsic value for employees and the vesting date intrinsic value for non-employees. All of the restricted shares were issued at fair value. The Company has recorded stock-based compensation expense of $194,000 for the period from April 5, 2011 (inception) to December 31, 2011, associated with restricted common stock.

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

5. Stock-based compensation (Continued)

Stock options and restricted stock

        A summary of the Company's stock option activity and related information follows (in thousands, except share and per share data):

	Shares	Weighted average price per share	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at April 5, 2011	—	$—
Granted	617,633	0.04

Outstanding at December 31, 2011	617,633	0.04	9.8	$2,162

Exercisable at December 31, 2011	—	—	—	—

Vested and expected to vest	617,633	0.04	9.8	2,162

        A summary of the Company's restricted stock activity and related information is as follows:

	Shares	Weighted-average purchase price per share
Outstanding at April 5, 2011 (inception)	—	$—
Granted	3,529,406	$0.002
Vested	(1,209,760)	$0.002

Outstanding at December 31, 2011	2,319,646	$0.002

Stock options

        The fair value of each stock-based award is estimated on the grant date using the Black-Scholes option-pricing model.

        The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees and utilizes the contractual term for options granted to non-employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

        The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and life science industry focus. The representative group of companies consisted of BioSante Pharmaceuticals, Inc., Corcept Therapeutics Inc., Cardiome Pharmaceutical Corporation,

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

5. Stock-based compensation (Continued)

Polymedix, Inc. and Sangamo Biosciences, Inc. As a result of being a development stage company in a very early stage of product development with no revenues, the representative group of companies have certain similar, but not all similar, characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The Company performed a sensitivity analysis to determine the impact a 30% increase or decrease in the volatility rate would have on the fair value of each stock-based award and determined that such a rate change would be immaterial to the calculation of stock-based compensation.

        During 2011, the Company granted 452,294 options to purchase common stock with an exercise price of $0.04 per share to employees at a weighted average grant date fair value of $1.28 per share determined based on the following assumptions: 79% volatility, a 1.2% risk-free rate of interest, and an expected term of six years.

        During 2011, the Company granted 165,339 options to purchase common stock with an exercise price of $0.04 per share to non-employees.

        In November 2011, the Company issued and sold 19,772 shares of common stock pursuant to our 2011 Plan, at a price per share of $0.002, to a former employee, who served as an executive officer at the time of our incorporation. These shares have fully vested at December 31, 2011.

        The Company recognized total stock-based compensation expense for employee stock option grants of $26,000 in the period from April 5, 2011 (inception) to December 31, 2011. The weighted average grant date fair value of options granted in the period from April 5, 2011 (inception) to December 31, 2011 was $1.28 per share.

        Stock-based awards issued to non-employees, including directors for non-board related services, are accounted for using the fair value method. These stock-based option awards are revalued on each vesting and reporting date. The Company recognized total stock-based compensation expense of approximately $346,000 in the period from April 5, 2011 (inception) to December 31, 2011. Due to an operating loss, the Company does not record tax benefits associated with stock-based compensation and option exercises. Tax benefits will be recorded when realized.

        At December 31, 2011, there was $2,593,828 of total unrecognized compensation cost related to nonvested stock options and restricted stock. As of December 31, 2011, the Company expects to recognize these costs over a remaining weighted average period of 3.4 years.

6. Income taxes

        As of December 31, 2011, the Company had federal net operating loss carryforwards of approximately $1,920,000 and state net operating loss carryforwards of approximately $1,880,000, which are available to reduce future taxable income. The Company also had federal tax credits of approximately $45,000 and state tax credits of approximately $35,000, which may be used to offset future tax liabilities. The net operating loss (NOL) and tax credit carryforwards will expire at various dates through 2031. The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service, or IRS, and state tax authorities. Net operating loss and

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

6. Income taxes (Continued)

tax credit carryforwards are subject to review and possible adjustment and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

        A reconciliation of income taxes computed using the U.S. federal statutory rate to that reflected in operations follows:

Period from August 5, 2011 (inception) to December 31, 2011
Income tax benefit using U.S. federal statutory rate	34.00%
State income taxes, net of federal benefit	5.47%
Research and development tax credits	1.70%
Permanent items	(3.93)%
Change in the valuation allowance	(37.24)%
Other	—

—%

        The principal components of the Company's deferred tax assets are as follows (in thousands):

December 31, 2011
Deferred tax assets:
Net operating loss carryforwards	$750
Research and development credits	67
Stock-based compensation	22
Other	138

Gross deferred tax assets	977
Valuation allowance	(977)

Net deferred tax asset	$—

        The Company has recorded a valuation allowance against its deferred tax assets at December 31, 2011 because the Company's management believes that it is more likely than not that these assets will not be fully realized.

        The Company follows the provisions of ASC 740 Accounting for Income Taxes and the accounting guidance related to accounting for uncertainty in income taxes. The Company's reserves related to taxes are based on a determination of whether and how much of a tax benefit taken by the Company in its

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

6. Income taxes (Continued)

tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Upon adoption, the Company recognized no material adjustment for unrecognized income tax benefits. As of the adoption date and through December 31, 2011, the Company had no unrecognized tax benefits or related interest and penalties accrued. The Company has not, as yet, conducted a study of research and development ("R&D") credit carryforwards. This study may result in an adjustment to the Company's R&D credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company's R&D credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheet or statement of operations if an adjustment were required. The Company would recognize both accrued interest and penalties related to unrecognized benefits in income tax expense. The Company's uncertain tax positions are related to years that remain subject to examination by relevant tax authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.

7. Commitments and contingencies

        From August 2011 through December 2011, the Company leased office space from a significant stockholder. There was no formal lease arrangement with the stockholder. The Company recorded rent expense of $41,000 for the period from April 5, 2011 (inception) to December 31, 2011.

        The following table summarizes our contractual obligations at December 31, 2011.

(in thousands)	Total	2012	2013	2014	2015	Beyond 2015
License agreement (Note 9)	$435	$162	$149	$62	$62	$	*

*
After 2015, the annual obligations, which extend through the life of the license agreement, are approximately $62,000 per year. The agreement is cancellable by the Company.

8. Accrued expenses

        Accrued expenses consist of the following (in thousands):

December 31, 2011
Professional fees	$140
License and patent fees	108
Compensation and related benefits	83
Market research and consulting	40
Contract research organizations	15
Other expenses	13

$399

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

9. License agreements

        In June 2011, the Company entered into an exclusive license agreement with the General Hospital Corporation, the corporate entity of Massachusetts General Hospital, or MGH, under which it acquired an exclusive, worldwide license to specified patent rights owned by MGH and a non-exclusive license under specified know-how disclosed to us under the agreement by MGH which relates to the licensed patent rights. In September 2011, this agreement was amended to include an additional patent right owned by Harvard University for which MGH has the right to grant the Company a license. The Company recorded $336,000 to general and administrative expense for reimbursed patent related fees and costs incurred by MGH and an affiliate of MGH of which $149,000 was paid in 2011, $100,000 is payable on the first anniversary of the agreement and $87,000 is due on the second anniversary of the agreement. In addition, the Company paid MGH in the period from April 5, 2011 (inception) to December 31, 2011 an upfront license fee of $30,000, which was recorded as research and development expense. The Company also agreed to pay MGH annual license fees, annual maintenance fees, milestone payments, royalties as a percentage of net sales and a percentage of sublicense income that the Company receives. Annual license fees are creditable against royalties. Annual maintenance fees are due beginning in the third year of the agreement and are not creditable against royalties.

        Milestone payments of up to an aggregate of $10,520,000 are triggered upon the achievement of specified developmental and commercialization milestones and are not creditable against royalties. Additionally, the Company is required to pay MGH $1,000,000 in connection with either the first underwritten public offering of its securities or a change of control. The royalty rate is in the low single digits as a percentage of net sales. Net sales do not include amounts billed to fertility patients by fertility clinics and medical practices that use licensed products or perform licensed services for such patients, but do include the amounts paid to us by such fertility clinics and medical practices. The Company may terminate the agreement at any time with 90 days' prior written notice.

10. Related Party Transactions

        The Company's chief executive officer does not currently receive and has not historically received any compensation for her service as chief executive officer because of her service as a general partner of one of our principal stockholders.

        As discussed in Note 7, during 2011, the Company leased office space from one of its principal stockholders.

11. Subsequent events

        In January 2012, the Company adopted a 401(k) retirement and savings plan (the "401(k) Plan") covering all employees. The 401(k) Plan allows employees to make pre-tax contributions up to the maximum allowable amount set by the IRS. Under the 401(k) Plan, the Company may make discretionary contributions as approved by the board of directors.

        On March 28, 2012, the Company's board of directors and stockholders approved, and the Company filed, a restated certificate of incorporation effecting a Reverse Stock Split of the outstanding shares of the Company's common stock at a ratio of one share for every 2.023 shares outstanding, so that every 2.023 outstanding shares of Common Stock before the Reverse Stock Split shall represent

OvaScience, Inc.
(A development stage company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2011

11. Subsequent events (Continued)

one share of Common Stock after the Reverse Stock Split. Each stockholder's percentage ownership interest in the Company and proportional voting power remains unchanged after the Reverse Stock Split except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of capital stock were unaffected by the Reverse Stock Split. All information in these financial statements has, unless otherwise indicated, been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.

        On March 29, 2012, the Company sold 6,770,563 shares Series B Preferred Stock at a price of $5.50 per share for gross proceeds of $37,238,096. The original issue price of the Series B Preferred Stock is $5.50 per share and the initial conversion rate is one-for-one. The rights, preferences and privileges of the Series B Preferred Stock are substantially consistent with those described in Note 3 with respect to conversion, dividends, liquidation and voting. However, the Series A Preferred Stock and the Series B Preferred Stock will convert into shares of common stock, at the then effective conversion rate, upon any of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $16.50 per share in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that such offering results in at least $35,000,000 of gross proceeds, to the Company and the common stock is listed for trading on a national securities exchange, (b) the closing of certain other offerings of equity securities or the effectiveness of registration statement under the Securities Act of 1933, as amended, covering the re-sale of privately placed securities or (c) the vote or written consent of the holders of 70% of the outstanding Series A Preferred Stock and the Series B Preferred Stock (subject to certain limitations). In connection with the issuance of the Series B Preferred Stock, the conversion price adjustments applicable to the Preferred Stock were amended to provide that, until the first anniversary of the filing of this Registration Statement, certain dilutive issuances will result in adjustments to the Series A and Series B conversion prices based on the price per share offered in the dilutive issuance, rather than a weighted average formula. In addition, as a result of the issuance of the Series B Preferred Stock, the vote or consent of the Preferred Stock with respect to conversion, liquidation and the matters described in Note 3 under "Voting" now requires the vote or consent of the holders of at least 60% of the Series A Preferred Stock and Series B Preferred Stock voting as a single class.

        In March 2012, the Company's board of directors and stockholders approved the 2012 Stock Incentive Plan (the "2012 Plan"). The Company will begin making grants under the 2012 Plan following the effective date of the Registration Statement. The 2012 Plan provides for the grant of incentive stock options, stock appreciation rights, restricted stock units and other stock-based or cash awards.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.
By	/s/ Christopher Bleck
	Name:	Christopher Bleck
	Title:	Chief Operating Officer

EXHIBIT INDEX

Exhibit		Description
3.1		Second Amended and Restated Certificate of Incorporation of the Registrant
3.2		By-laws of the Registrant
3.3		Restated Certificate of Incorporation of the Registrant to be effective upon conversion of all outstanding shares of preferred stock
3.4		Amended and Restated By-laws of the Registrant to be effective upon conversion of all outstanding shares of preferred stock
3.5		Restated Certificate of Incorporation of the Registrant to be effective upon the common stock trading on a national securities exchange
3.6		Second Amended and Restated By-laws of the Registrant to be effective upon the common stock trading on a national securities exchange
4.1		Specimen Stock Certificate evidencing the shares of Common Stock
4.2		Specimen Stock Certificate evidencing the shares of Series A Preferred Stock
4.3		Specimen Stock Certificate evidencing the shares of Series B Preferred Stock

4.4	†	Amended and Restated Investors' Rights Agreement, dated March 29, 2012, by and among the Registrant and the other parties thereto

10.1	*	2011 Stock Incentive Plan

10.2	*	Form of Incentive Stock Option Agreement under the 2011 Stock Incentive Plan

10.3	*	Form of Nonstatutory Stock Option Agreement under the 2011 Stock Incentive Plan

10.4	*	Form of Restricted Stock Agreement under the 2011 Stock Incentive Plan

10.5	*	2012 Stock Incentive Plan, effective upon effectiveness of this Registration Statement

10.6	*	Form of Incentive Stock Option Agreement under the 2012 Stock Incentive Plan

10.7	*	Form of Nonstatutory Stock Option Agreement under the 2012 Stock Incentive Plan

10.8	*	Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of Michelle Dipp and Christoph Westphal

10.9	*	Form of Amended and Restated Restricted Stock Agreement between the Registrant and each of David Sinclair and Jonathan Tilly

10.10	*	Amended and Restated Restricted Stock Agreement between the Registrant, Richard Aldrich and the Richard H. Aldrich Irrevocable Trust of 2011, dated March 29, 2012

10.11	†	Exclusive License Agreement, dated June 27, 2011, between the Registrant and The General Hospital Corporation

10.12	†	Amendment No. 1 to the Exclusive License Agreement, dated September 7, 2011, between the Registrant and The General Hospital Corporation

10.13	†	Master Services Agreement, dated February 21, 2012, between the Registrant and Agenus Inc.
10.14		License Agreement, dated March 8, 2012, between the Registrant and ARE-MA Region No. 47, LLC

Exhibit		Description
10.15		Amended and Restated Voting Agreement, dated March 29, 2012, between the Registrant and the other parties thereto
10.16		Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 29, 2012, between the Registrant and the other parties thereto

10.17	*	Letter Agreement, dated November 14, 2011, between the Registrant and Christopher Bleck
10.18*		Letter Agreement, dated July 2011, between the Registrant and Scott Chappel
10.19		Consultation and Scientific Advisory Board Agreement, dated July 13, 2011, between the Registrant and Jonathan L. Tilly
10.20		Consultation and Scientific Advisory Board Agreement, dated September 7, 2011, between the Registrant and David Sinclair
10.21		Form of Indemnification Agreement between the Registrant and each of Richard Aldrich, Michelle Dipp, Stephen Kraus, John Simon and Christoph Westphal
10.22		Form of Indemnification Agreement between the Registrant and each of Jeffrey Capello and Jonathan Tilly

†
Confidential Treatment Requested

*
Indicates management contract or compensatory plan